                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                              UNOVA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 7, 1999

The Annual Meeting of Shareholders of UNOVA, Inc., a Delaware corporation, will be held at 11:00 a.m. on Friday, May 7, 1999, at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, for the following purposes:

- To elect three Class I directors for a three-year term;

- To consider a proposal to approve the UNOVA, Inc. 1999 Stock Incentive Plan;

- To consider a proposal to approve the UNOVA, Inc. Management Incentive Compensation Plan; and

- To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on March 10, 1999, are entitled to receive notice of and to vote at the meeting. A complete list of such shareholders will be open for examination by any shareholder for any purpose germane to the meeting at Bank of America (NT&SA), Beverly Hills Main Office, 460 North Beverly Drive, Beverly Hills, California, for a period of ten days prior to the meeting.

Shareholders are urged to vote their proxy promptly, whether or not they expect to attend the meeting in person. Shareholders can vote their shares (1) by a toll-free telephone call to 1.800.840.1208 in the U.S. and Canada or (2) by mailing their signed proxy card in the enclosed envelope. Specific instructions to be followed by any registered shareholder interested in voting by telephone are set forth on the enclosed proxy card.

By order of the Board of Directors,

Virginia S. Young
Vice President and Secretary

March 29, 1999
Beverly Hills, California

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----

General....................................................................................................           1

Voting at the Meeting......................................................................................           1

Proxies and Proxy Solicitation.............................................................................           1

Matters to be Considered at the Annual Meeting.............................................................           2

    Item One. Election of Directors........................................................................           2

        Nominees for Directors.............................................................................           3

        Directors Continuing in Office.....................................................................           3

        Meetings and Committees of the Board...............................................................           5

        Directors' Compensation and Retirement Policies....................................................           5

        Director Stock Option and Fee Plan.................................................................           6

    Item Two. Proposal to Approve the 1999 Stock Incentive Plan............................................           7

        Description of the 1999 Plan.......................................................................           8

        Certain Federal Income Tax Consequences............................................................          12

        Certain Federal Securities Laws....................................................................          14

        New Plan Benefits..................................................................................          14

    Item Three. Proposal to Approve the Management Incentive Compensation Plan.............................          15

        Summary of the Incentive Plan......................................................................          16

Information Regarding Compensation and Certain Transactions................................................          19

    Summary Compensation Table.............................................................................          19

    Stock Option Information...............................................................................          20

    Employment and Change in Control Arrangements..........................................................          22

    Retirement Benefits....................................................................................          23

    Certain Relationships and Related Transactions.........................................................          27

Report of the Compensation Committee on Executive Compensation.............................................          28

Stock Performance Graph....................................................................................          31

Other Matters..............................................................................................          32

    Security Ownership by Certain Beneficial Owners and Management.........................................          32

    Filing of Reports Under Section 16(a) of the Exchange Act..............................................          34

    Shareholder Proposals for 2000 Annual Meeting..........................................................          34

Annex A--UNOVA, Inc. 1999 Stock Incentive Plan.............................................................         A-1

Annex B--UNOVA, Inc. Management Incentive Compensation Plan................................................         B-1

Supplement to the Proxy Statement

    Consolidated and Combined Financial Statements;
    Management's Discussion and Analysis;
    Selected Financial Data................................................................................         F-i

                                  UNOVA, INC.
             360 NORTH CRESCENT DRIVE, BEVERLY HILLS, CA 90210-4867

                          ----------------------------

                                PROXY STATEMENT
                          ----------------------------

GENERAL.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of UNOVA, Inc. ("UNOVA" or the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on May 7, 1999, and at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement is first being mailed to shareholders of the Company on or about March 29, 1999.

The Company was incorporated in Delaware on August 13, 1997, and operated as a subsidiary of Western Atlas Inc. ("Western Atlas"), until October 31, 1997, when Western Atlas effected a pro rata distribution of all of the Company's outstanding shares of common stock to the holders of Western Atlas common stock on a one-for-one basis (the "Distribution"). The Company has operated as an independent, publicly held entity since the Distribution.

VOTING AT THE MEETING.

The record date for voting at the Annual Meeting is the close of business on March 10, 1999. As of the record date, the Company had outstanding 54,943,391 shares of its common stock, par value $.01 per share ("Common Stock" or "UNOVA Common Stock"), not including treasury shares, which may not be voted. The holders of the outstanding Common Stock, which is the only outstanding class of voting security of the Company, will be voting on all matters currently scheduled to be acted upon at the 1999 Annual Meeting, with each share entitled to one vote.

The holders of a majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting of Shareholders will constitute a quorum for the transaction of business at the meeting. The inspector of election appointed for the meeting will determine the existence of a quorum and will tabulate the votes cast at the meeting. Shareholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other matters that may come before the meeting. Shares for which authority is withheld or for which abstentions are indicated will be counted as present for purposes of determining whether a quorum is present. Directors are elected by a plurality of the shares represented in person or by proxy at the meeting; votes withheld will be excluded entirely from the vote and will have no effect. The other two matters expected to come before the meeting (identified as Items Two and Three in this proxy statement) require the approval of a majority of the shares represented in person or by proxy; and, therefore, abstentions will have the effect of a negative vote on these matters. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter, under applicable Delaware law those shares will be counted as present for purposes of determining the presence of a quorum, but will not be counted as votes cast on the matter and will have no effect on the outcome of the vote on such matter.

PROXIES AND PROXY SOLICITATION.

All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted FOR the election of the three nominees named below under "ITEM ONE. ELECTION OF DIRECTORS," FOR the approval of the UNOVA, Inc. 1999 Stock Incentive Plan, and FOR the approval of the UNOVA, Inc. Management Incentive Compensation Plan. If any other matters, not presently anticipated, are properly presented at the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by the timely submission of a written notice of revocation or by the submission of a duly executed proxy bearing a later date (in either case directed to ChaseMellon Shareholder Services,
Attention: Norma Cianfaglione, 600 Willowtree Road, Leonia, New Jersey 07605) or, if a shareholder is present at the meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

In addition to solicitation by mail, certain directors, officers, and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, telegram, facsimile transmission, or electronic mail. The Company intends to reimburse brokerage firms, banks, and other holders of record for their reasonable out-of-pocket expenses in forwarding proxy material to the beneficial owners of Common Stock or otherwise in connection with this solicitation of proxies. The Company has retained Georgeson & Company Inc. to assist in the solicitation for a fee of $6,500, in addition to reimbursement by the Company of the expenses and disbursements of that firm.

                 MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ITEM ONE. ELECTION OF DIRECTORS.

The Board of Directors currently has nine members. The Board is divided into three classes, each presently comprising three directors, with each director normally elected to serve a three-year term and one full class of directors to be elected at each Annual Meeting.

Stephen E. Frank, Claire W. Gargalli, and Orion L. Hoch, incumbent Class I directors whose terms are currently scheduled to expire at the 1999 Annual Meeting, have been nominated for reelection as Class I directors for three-year terms.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF MESSRS. FRANK AND HOCH AND MS. GARGALLI.

Set forth below is information regarding the age, business experience, and Board Committee membership as of March 15, 1999, of the nominees for election, as well as information about the directors whose terms of office do not expire this year. Each nominee has consented to being named as such in this proxy statement and has agreed to serve if elected. If, as a result of circumstances not presently known, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select, or the number of authorized directors may be reduced.

NOMINEES FOR DIRECTORS.

--------------------------------------------------------------------------------

Class I. To serve until the annual election of directors in 2002 or until their successors are elected and qualified.
--------------------------------------------------------------------------------

STEPHEN E. FRANK, age 57. Mr. Frank has been President and Chief Operating Officer of Southern California Edison Company, a subsidiary of Edison International, since 1995. He has been a director of the Company since October 31, 1997, and is Chair of the Audit and Compliance Committee and a member of the Compensation Committee.

Mr. Frank was President and Chief Operating Officer of Florida Power and Light Company from 1990 until he assumed his present position with Southern California Edison. Mr. Frank is also a director of Edison International and Washington Mutual, Inc. He is a member of the Board of the Los Angeles Area Chamber of Commerce, the Boy Scouts of America San Gabriel Valley Council, the Los Angeles Philharmonic Association, the United Way of Greater Los Angeles, the California Chamber of Commerce, and the Electric Power Research Institute. Mr. Frank is Chairman of the Business Industry Political Action Committee.

CLAIRE W. GARGALLI, age 56. Ms. Gargalli was Vice Chairman of Diversified Search Companies (executive search consultants) from 1990 until her retirement from that position in 1998. She has been a director of the Company since September 23, 1998.

Ms. Gargalli is a director of Praxair, Inc., and Baker Hughes Incorporated. She is a trustee of Carnegie Mellon University and of Middlebury College.

ORION L. HOCH, age 70. Dr. Hoch has been Chairman Emeritus of Litton Industries, Inc., since 1994. He has been a director of the Company since October 31, 1997, and is Chair of the Compensation Committee and a member of the Audit and Compliance Committee.

Dr. Hoch was Chairman of the Board of Litton Industries, Inc., from 1988 until 1994. He is a director of Litton and The Bessemer Group, Inc. Dr. Hoch is an emeritus life trustee of Carnegie Mellon University.

In accordance with the Board's policy of retirement of directors on the date of the next Annual Meeting of Shareholders following the director's 72(nd) birthday, Dr. Hoch is expected to retire as a director of the Company effective at the 2001 Annual Meeting of Shareholders.

DIRECTORS CONTINUING IN OFFICE.

--------------------------------------------------------------------------------

Class II.  To serve until the annual election of directors in 2000 or until their successors are elected and qualified.
--------------------------------------------------------------------------------

PAUL BANCROFT, III, age 69. Mr. Bancroft is an independent venture capitalist and a consultant. He has been a director of the Company since September 23, 1998.

Mr. Bancroft was President, Chief Executive Officer, and a director of Bessemer Securities Corporation from 1976 until 1988. He is a director of several investment funds sponsored by Scudder Kemper Investments.

STEVEN B. SAMPLE, age 58. Dr. Sample has been President of the University of Southern California since 1991. He has been a director of the Company since October 31, 1997, and is a member of the Audit and Compliance Committee and the Compensation Committee.

From 1982 to 1991, Dr. Sample was President of the State University of New York at Buffalo. He is a director of the Presley Companies, the Wm. Wrigley Jr. Company, and the Santa Catalina Island Company, and is Chairman of the Association of American Universities and the Association of Pacific Rim Universities. Dr. Sample is a trustee of the University of Southern California, the Los Angeles Educational Alliance for Restructuring Now (L.E.A.R.N.), and the Regenstreif Medical Foundation and Institute. He is a member of the Board of Governors, Los Angeles Annenberg Metropolitan Project (LAAMP).

WILLIAM D. WALSH, age 68. Mr. Walsh has been Chairman of Sequoia Associates LLC, a private investment firm, since 1998. He has been a director of the Company since October 31, 1997, and is a member of the Audit and Compliance Committee and the Compensation Committee.

Mr. Walsh was previously a General Partner of Sequoia Associates since 1982. He is Chairman of Clayton Group, Inc., Consolidated Freightways Corporation, Newell Industrial Corporation, and Newell Manufacturing Corporation. Mr. Walsh is a director of Basic Vegetable Products, L.P., Crown Vantage, Inc., Newcourt Credit Group Inc., URS Corporation, Bemiss Jason Inc., and the American Ireland Fund.

--------------------------------------------------------------------------------

Class III.  To serve until the annual election of directors in 2001 or until their successors are elected and qualified.
--------------------------------------------------------------------------------

ALTON J. BRANN, age 57. Mr. Brann has been Chairman of the Board and Chief Executive Officer and a director of the Company since August 13, 1997.

Mr. Brann served as Chairman of the Board and Chief Executive Officer of Western Atlas Inc. from 1994 until 1997, when he assumed the same positions with UNOVA. Prior thereto, Mr. Brann was President and Chief Executive Officer of Litton Industries, Inc.

Mr. Brann is presently a director of Baker Hughes Incorporated and of Litton Industries, Inc., where he also serves as Chairman of the Executive Committee. He is a member of the Board of Overseers of the Executive Council on Diplomacy, the Board of the U.S.-Russia Business Council, the Board of the National Association of Manufacturers, the President's Cabinet of California Polytechnic State University at San Luis Obispo, and the Board of the Los Angeles Business Advisors. Mr. Brann is Chairman of the Board of Governors of Town Hall Los Angeles, a director of the Los Angeles World Affairs Council, Chairman of the Boy Scouts of America Los Angeles Area Council, a senior member of the Institute of Electrical and Electronics Engineers, and a trustee and member of the Executive Committee of the Manufacturers Alliance.

JOSEPH T. CASEY, age 67. Mr. Casey is retired Vice Chairman and Chief Financial Officer of Western Atlas Inc., presently a subsidiary of Baker Hughes Incorporated. Mr. Casey has been a director of the Company since September 23, 1998.

Mr. Casey served as Vice Chairman and Chief Financial Officer of Western Atlas Inc. from 1994 until his retirement in September 1996. Previously he held the same positions at Litton Industries, Inc. He is a director of Baker Hughes Incorporated, Litton Industries, Inc., and Pressure Systems, Inc. Mr. Casey is also a member of the Board of Trustees of Claremont McKenna College and of the Don Bosco Technical Institute. He is a member of the Board of Overseers, Center for Russia and Asia, of Rand Corporation.

WILLIAM C. EDWARDS, age 70. Mr. Edwards is a partner of Bryan & Edwards, a venture capital investment firm, and a general partner of Banner Partners and Ritter Partners. He has been a director of the Company since November 19, 1998.

Mr. Edwards is Chairman of Xeruca Corporation and a director of Trust Company of the West and CellNet Data Systems. He is a member of the Board of Overseers and Executive Committee of the Hoover Institution at Stanford University, a member of the Advisory Committee of the Stanford Institute for Economic Policy Research, an associate of the Stanford Center for International Security and Arms Control, and a member of the Board of Governors of the San Francisco Symphony. Mr. Edwards is also an emeritus trustee of Scripps College and Deerfield Academy.

MEETINGS AND COMMITTEES OF THE BOARD.

The Board of Directors of the Company met six times during 1998 with an attendance record of 100%. The Board also acted on two occasions by unanimous written consent in 1998. The Board has two standing committees. Membership on these committees is indicated in the preceding biographical information. The Board of Directors does not have a standing Nominating Committee.

AUDIT AND COMPLIANCE COMMITTEE. The Audit and Compliance Committee consists of four directors, none of whom is an employee of the Company. The Committee, which met three times in 1998, reviews and makes inquiries, as it deems appropriate, with respect to the scope and results of the audit by the Company's outside auditors, the activities of the Company's internal auditors, and the adequacy of the Company's system of internal controls and procedures. The Committee proposes the appointment of the outside auditors, subject to approval by the Board, and approves fees paid for services (including any nonaudit services) rendered by such auditors. The Audit and Compliance Committee reviews the implementation of and monitors compliance with the Standards of Conduct of the Company and evaluates the Reportable Transactions and Conflicts of Interest Questionnaires completed by certain Company employees to determine if possible conflicts of interest exist or possible violations of corporate policy have occurred. The Committee also considers other possible conflict of interest situations brought to its attention and makes appropriate recommendations with respect to such matters.

COMPENSATION COMMITTEE. The Compensation Committee is composed of four nonemployee directors. The Committee establishes policies for executive compensation and approves the remuneration of all officers of the Company. The Committee administers the Company's employee stock option plans, Management Incentive Compensation Plan (including the establishment of the individual performance goals thereunder), incentive loan program, Employee Stock Purchase Plan, and certain other compensation and retirement arrangements. The Committee, which met five times and acted on four occasions by unanimous written consent in 1998, also reviews and makes recommendations with respect to other compensation plans and policies of the Company.

DIRECTORS' COMPENSATION AND RETIREMENT POLICIES.

Mr. Brann is the only director who is also an employee of the Company. He is not paid any fee or additional remuneration for service as a member of the Board and is not a member of any Board committee.

Directors who are not employees of the Company are paid an annual fee for Board service of $30,000 payable in quarterly installments, and an attendance fee of $2,000 for each meeting of the Board and for each meeting of a Committee of the Board attended. Each nonemployee director who serves as Chair of a Board committee is paid an additional annual fee of $4,000, payable in quarterly installments. Directors are reimbursed for travel and other expenses incurred for the purpose of attending meetings of the Board and its committees.

The Board of Directors has adopted a policy establishing the mandatory retirement date of each director as the date of the annual meeting of the shareholders of the Company next following his or her 72(nd) birthday.

DIRECTOR STOCK OPTION AND FEE PLAN.

Under the terms of the UNOVA, Inc. Director Stock Option and Fee Plan (the "Director Plan"), any person who joins the Board as a nonemployee director will receive options to purchase 25,000 shares of UNOVA Common Stock at the fair market value of such stock, provided such person neither received options under the Company's 1997 Stock Incentive Plan during the two-year period preceding the date of commencement of Board membership nor was an employee of the Company or a subsidiary of the Company during such two-year period. Commencing in 1999, on the first business day following the Company's annual shareholders' meeting for each year during the term of the Director Plan, each nonemployee director automatically will receive a grant of an option for 2,500 shares. All options granted under the Director Plan become fully exercisable on the first anniversary of the grant thereof; however, if a director dies or becomes permanently disabled while serving on the Board, or if the director retires pursuant to the policy for mandatory retirement of directors described above, then all options held by such director become exercisable in full. In addition, if a change in control of the Company (as defined in the 1999 Stock Incentive Plan described below) occurs, then all options granted under the Director Plan become fully exercisable. An aggregate of 500,000 shares of UNOVA Common Stock, subject to adjustment for certain events affecting the Company's capitalization, are authorized for issuance under the Director Plan.

Options granted under the Director Plan shall remain exercisable until three years following the first to occur of the retirement or resignation of the director from the Board (or the director's failure to be reelected to the Board), the total and permanent disability of the director, or the death of the director.

Pursuant to the Director Plan, participating directors may elect to defer all or a portion of their fees described above under the caption "Directors' Compensation and Retirement Policies" to either a deferred stock account or cash account. The deferred stock account will enable directors to defer their fees into phantom UNOVA Common Stock, and the cash account will provide a deferral into an interest-based account.

The deferred stock account will be a bookkeeping account credited with share units representing shares of UNOVA Common Stock. The cash account will accrue interest at a rate equal to the prime rate.

Credits to the deferred stock and cash accounts shall be made on the first business day following the end of each quarter. A director's stock account will be credited with the number of shares of UNOVA Common Stock in lieu of cash fees and are the subject of a deferral election. Transfers between the stock account and the cash account will not be permitted.

Deferred amounts will be paid to each director commencing in the January following the director's termination of service with the Board. Such payments may be made in a lump sum or in two to fifteen annual installments as stipulated by the director at the time of the deferral election. Notwithstanding the foregoing, upon a change in control of the Company, all deferred accounts will be paid out immediately. The deferred stock account will be paid in shares of UNOVA Common Stock equal to the number of share units credited to such account, and the cash account will be paid in cash.

The Director Plan is administered by the Board, which has authority to interpret and make rules and regulations relating to the Director Plan and to determine the provisions of the individual option agreements to be entered into under the Director Plan. The Director Plan will terminate on December 15, 2007 (unless earlier discontinued by the Board), but such termination will not affect the rights of the holder of any option or participant in a deferred stock or cash account outstanding on such date of termination. The Board may suspend or discontinue the Director Plan or amend it in any respect whatsoever; PROVIDED, HOWEVER, that no such amendment shall adversely affect the rights of any director without such director's consent or shall be made without stockholder approval if such approval is required by any regulation, law, or stock exchange rule.

ITEM TWO. PROPOSAL TO APPROVE THE 1999 STOCK INCENTIVE PLAN.

The UNOVA, Inc. 1999 Stock Incentive Plan (the "1999 Plan") was adopted by the Board of Directors of the Company on March 11, 1999, and is being submitted to the UNOVA shareholders for their approval at the Annual Meeting. The 1999 Plan is intended to help the Company to attract and retain, and to provide appropriate incentives for, management personnel.

Approval of the 1999 Plan by the shareholders will enable the 1999 Plan to meet the requirements of the New York Stock Exchange for purposes of approval for listing on that Exchange of the shares of UNOVA Common Stock which may be issued under the 1999 Plan. In addition, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder, the shareholders of UNOVA must approve the terms of the 1999 Plan, including the eligibility criteria, the basis for determining the maximum amount of any award which may be granted under the 1999 Plan, and the business criteria upon which "Performance Goals" set forth therein are based, in order for awards under the 1999 Plan to be eligible for exemption from the limits on deductibility of executive compensation set forth in Section 162(m) of the Code. This Code section generally limits to $1 million the Company's federal income tax deductions for individual compensation, except for "performance-based compensation" as that term is defined in Section 162(m), paid to the Chief Executive Officer or any of the other four most highly compensated executive officers (collectively, the "Named Executive Officers"). Awards in the form of stock options and stock appreciation rights ("SARs") granted at an exercise price or initial value not less than the fair market value of the stock subject thereto on the date of grant are deemed, assuming the other requirements of
Section 162(m) are met, to be performance-based and thus not subject to the limit on deductibility set forth in Section 162(m). All stock options and SARs which may be granted under the 1999 Plan will have an exercise price or initial value not less than the fair market value of UNOVA Common Stock on the date of grant.

The 1999 Plan also permits the grant of awards in the form of restricted stock ("Restricted Stock") subject to the terms set forth below. The 1999 Plan provides that the Compensation Committee may, but shall not be required to, condition the vesting of Restricted Stock upon the achievement of preestablished Performance Goals which shall be based on the attainment of a specified level of one or any combination of the following: cash value added, return on capital utilized, return on tangible equity, return on equity, return on assets, return on capital, cash flow, revenue growth, or return on revenue of the Company or any business unit thereof within which the participant is primarily employed, or that are based in whole or in part on specified levels of earnings per share or diluted earnings per share of the Company or that are based in whole or in part on a level or levels of increase in the market price of the Common Stock.

It is expected that, in the case of any of the Named Executive Officers, (i) an award in the form of Restricted Stock, the vesting of which is conditioned upon the attainment of a predetermined Performance Goal or Goals, will qualify for the performance-based exemption under Section 162(m) of the Code and (ii) an award in the form of Restricted Stock, the vesting of which is conditioned only upon the continued service of the participant, will not so qualify. The Compensation Committee may also prescribe the attainment of a Performance Goal or Goals as a prerequisite for the vesting of awards in the form of stock options or SARs, but, as noted above, these awards are expected to qualify for the performance-based exemption whether or not Performance Goals are prescribed, since they will be granted at not less than fair market value.

Information regarding eligibility criteria and the maximum amount of any grant under the 1999 Plan is set forth below under the captions "Description of the 1999 Plan--Stock Available for the Plan; Certain Limitations on Grants of Awards" and "Description of the 1999 Plan--Eligibility and Participation."

As of March 18, 1999, options to purchase 3,781,900 shares of Common Stock were outstanding under the Company's 1997 Stock Incentive Plan, and 2,267,530 shares were available for the issuance of future awards under such Plan. However, no further awards will be made under the 1997 Stock Incentive Plan following approval of the 1999 Stock Incentive Plan by the Company's shareholders. On March 23, 1999, the closing sale price of a share of Common Stock as reported on the New York Stock Exchange composite tape was $13.375.

DESCRIPTION OF THE 1999 PLAN.

The full text of the 1999 Plan is set forth in Annex A to this proxy statement and should be referred to for a complete description of its provisions. The following summary of provisions of the 1999 Plan is qualified in its entirety by reference to the full text of the 1999 Plan.

STOCK AVAILABLE FOR THE PLAN; CERTAIN LIMITATIONS ON GRANTS OF AWARDS. The 1999 Plan provides that the total number of shares available for grant shall be 4,500,000 shares of the Company's Common Stock. No more than 30% of the shares of Common Stock available for grant under the 1999 Plan as of the first day of any fiscal year during which the 1999 Plan is in effect may be utilized in that fiscal year for awards in the form of Restricted Stock. Shares subject to an option or award may be authorized but unissued shares or treasury shares. In each calendar year, no individual may be granted awards covering more than 1,000,000 shares of UNOVA Common Stock.

If an award granted under the 1999 Plan expires, terminates, or lapses for any reason, without the issuance of shares of Common Stock thereunder, such shares will again be available under the 1999 Plan.

In the event of a merger, reorganization, consolidation, recapitalization, or spinoff; stock dividend, stock split, or other distribution of stock or property with respect to the UNOVA Common Stock; or any other similar event, the Board or its Compensation Committee (the "Compensation Committee") shall make such adjustments in the aggregate number and kind of shares reserved for issuance, the maximum number of shares that can be granted to any participant in any single year, the number of shares covered by outstanding awards, and the exercise prices specified therein and make such other equitable adjustments as may be determined to be appropriate. An employee may satisfy a tax withholding requirement by delivering already-owned shares of UNOVA Common Stock or applying shares to which the employee is entitled as a result of the exercise of a nonqualified stock option or the termination of the restricted period with respect to any shares of Restricted Stock awarded under the 1999 Plan.

ELIGIBILITY AND PARTICIPATION. Participants in the 1999 Plan will be selected by the Compensation Committee, which will administer the 1999 Plan. The 1999 Plan contemplates that awards will be granted to officers and other key employees of the Company and that participants will be such employees of the Company and its subsidiaries and affiliates, including officers of the Company, as from time to time are designated by the Compensation Committee.

ADMINISTRATION. The 1999 Plan requires that the Compensation Committee consist solely of at least two directors of the Company who are "nonemployee directors," as such term is used in Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and who are "outside directors" within the meaning of Section 162(m) of the Code. Under the 1999 Plan and subject to the limitations thereunder, the Compensation Committee is authorized (i) to select participants in the 1999 Plan, (ii) to determine whether and to what extent awards are to be made, (iii) to determine the number of shares of Common Stock to be covered by each award, (iv) to determine the terms and conditions of any award, (v) to adjust the terms and conditions of any award, (vi) to determine the extent to which and the circumstances under which Common Stock and other amounts payable with respect to an award are to be deferred, and (vii) to determine the circumstances under which an award may be settled in cash or stock under the 1999 Plan. The Compensation Committee also has authority to adopt, alter, and repeal administrative rules, guidelines, and practices; to interpret the terms and provisions of the 1999 Plan and any award issued thereunder; and to otherwise supervise the administration of the 1999 Plan.

AMENDMENT AND TERMINATION. The 1999 Plan will terminate on May 7, 2009. Under the 1999 Plan, options to purchase Common Stock or other awards granted and outstanding as of the date the 1999 Plan terminates are not affected or impaired by such termination.

The Board may amend, alter, or discontinue the 1999 Plan in such respects as the Board may deem advisable; but no such amendment, alteration, or discontinuation may be made without shareholder approval to the extent such approval is required by law or agreement. No such amendment, alteration, or discontinuation may impair the rights of participants under outstanding awards without the consent of the participants affected thereby (except for any amendment made to cause the 1999 Plan to qualify for an exemption provided by Rule 16b-3) or make any change that would disqualify the 1999 Plan from the exemption provided by Rule 16b-3.

The Compensation Committee may amend any award theretofore granted, prospectively or retroactively. No such amendment or modification may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the 1999 Plan to qualify for an exemption provided by Rule 16b-3). However, the Compensation Committee may not lower the exercise price of a previously granted option or replace an option with a new option having a lower exercise price.

PRICING AND EXERCISE OF OPTIONS. Under the 1999 Plan, an employee to whom a stock option is granted will have the right to purchase the number of shares of UNOVA Common Stock covered by the option, subject to the terms and provisions of the 1999 Plan. The exercise price to be paid by a participant, which may not be less than the fair market value of the Common Stock subject thereto on the date of grant, is determined by the Compensation Committee and will be set forth in a stock option agreement between the Company and the participant.

Under the 1999 Plan, the exercise price of a stock option is payable (i) in cash or (ii) by the surrender, at the fair market value on the date on which the stock option is exercised, of shares of unrestricted UNOVA Common Stock already owned by the optionee for at least six months.

STOCK APPRECIATION RIGHTS. The 1999 Plan authorizes the Compensation Committee to grant SARs in connection with all or part of any stock option. A SAR entitles its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (determined in accordance with procedures to be established by the Compensation Committee) at the date of exercise of a share of Common Stock over the exercise price of the related stock option multiplied by the number of shares as to which the holder is exercising the SAR. The amount payable may be paid by the Company in Common Stock (valued at its fair market value on the date of exercise), cash, or a combination of Common Stock and cash, as the Compensation Committee may determine, which determination may be made after considering any preference expressed by the holder. To the extent a SAR is exercised, any related stock option will be canceled and, to the extent the related option is exercised, any SAR will be canceled.

INCENTIVE STOCK OPTIONS. Incentive stock options within the meaning of Section 422 of the Code ("ISOs") may be granted at the discretion of the Compensation Committee under the 1999 Plan. No term of the 1999 Plan relating to ISOs may be interpreted and no authority may be exercised so as to disqualify the 1999 Plan under Section 422 of the Code.

EXERCISABILITY OF OPTIONS AND SARS. Stock options and SARs will become fully exercisable upon a Change in Control (as defined below). Otherwise, the 1999 Plan provides that if such participant's employment by the Company or its subsidiaries is terminated for any reason, other than death, disability, or retirement, such participant may exercise a stock option or SAR to the extent then exercisable, or on such accelerated basis as the Compensation Committee may determine, within the period ending on the earlier of three months after such termination (seven months if the termination follows a Change in Control) or the date the stock option or SAR expires in accordance with its terms; provided, however, that if the optionee dies within such three-month period, any unexercised stock option or SAR held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable, to the extent it was exercisable at the time of death, for a period of twelve months from the date of such death or until the expiration of the stated term of such stock option or SAR, whichever period is shorter.

Unless otherwise determined by the Compensation Committee, if such participant dies prior to termination of employment, his legatees, executors, distributees, or personal representatives may, subject to the provisions of the 1999 Plan, exercise the stock option or SAR granted to such participant within the period ending on the earlier of (i) twelve months after the date of such death or (ii) the date the stock option or SAR expires in accordance with its terms.

Unless otherwise determined by the Compensation Committee, if an optionee's employment terminates by reason of disability, any stock option or SAR held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Compensation Committee may determine, for a period of three years (or such other period as the Compensation Committee may prescribe in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such stock option or SAR, whichever period is the shorter; provided, however, that if the optionee dies within such three-year (or other) period, any unexercised stock option or SAR held by such optionee shall, notwithstanding the expiration of such three-year (or other) period, continue to be exercisable, to the extent it was exercisable at the time of death, for a period of twelve months from the date of such death or until the expiration of the stated term of such stock option or SAR, whichever period is the shorter.

Unless otherwise determined by the Compensation Committee, if an optionee's employment terminates by reason of retirement, any stock option or SAR held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such retirement, or on such accelerated basis as the Compensation Committee may determine, until the expiration of the stated term of such stock option or SAR.

The right of any participant to exercise a stock option may not be transferred in any way other than (i) by will or the laws of descent and distribution or
(ii) as otherwise expressly permitted under the applicable option agreement including, if so permitted, pursuant to a gift to the optionee's family, whether directly or indirectly or by means of a trust or partnership or otherwise. All stock options are exercisable by a participant during his or her lifetime only by the optionee or any guardian or legal representative or permitted transferee.

AWARDS OF RESTRICTED STOCK. The 1999 Plan also permits the Compensation Committee to grant shares of Restricted Stock to a participant subject to the terms and conditions imposed by the Compensation Committee. Each certificate for Restricted Stock will be evidenced in such manner as the Compensation Committee may deem appropriate, including book entry registration or issuance of one or more certificates registered in the name of the participant. The Compensation Committee may require that such certificate be legended and deposited with the Company. There will be established for each award of Restricted Stock a restriction period (the "restriction period") of such length as is determined by the Compensation Committee. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, except as described below, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Compensation Committee may impose, the participant will have all the rights of a holder of Common Stock as to such Restricted Stock including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Compensation Committee in the applicable Restricted Stock agreement, the Compensation Committee may require the payment of cash dividends to be deferred and reinvested in additional Restricted Stock. At the expiration of the restriction period, the Company will redeliver to the participant unlegended certificates. Except as provided by the Compensation Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restriction period, all shares still subject to restriction are forfeited by the participant. The 1999 Plan provides that in the case of an award of Restricted Stock, the vesting of which is conditioned only upon the continued service of the participant, such award will not vest earlier than the first, second, and third anniversaries of the date of grant thereof, on each of which dates a maximum of one-third of the shares subject to the award may vest. In the case of an award of Restricted Stock the vesting of which is conditioned upon the attainment of a specified Performance Goal or Goals, such award will not vest earlier than the first anniversary of the date of grant thereof.

CHANGE IN CONTROL.  For purposes of the 1999 Plan, a "Change in Control" means
(1) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (a) the then outstanding shares of the Company's Common Stock (the "Outstanding Company Common Stock") or (b) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities")--except that the following acquisitions of stock will not constitute a Change in Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege, unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any Person pursuant to a transaction which complies with subclauses (a), (b) and (c) of clause (3) of this paragraph; or (2) individuals who, as of the effective date of the 1999 Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; except that any individual becoming a director subsequent to such date whose election, or nomination for election, by the shareholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or (3) approval by the shareholders of the Company of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination") or, if consummation of such Business Combination is subject at the time of such approval by shareholders to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation), unless following such

Business Combination, (a) 60 percent or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets) will be beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination, in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination, and
(c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will be members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; or (4) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

In the event of a Change in Control: (1) any stock options and SARs outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant; and (2) the restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

The 1999 Plan further provides that during the 60-day period following a Change in Control, the holder of a stock option has the right to surrender such option for cash in an amount equal to the difference between the "change in control price" (as defined in the 1999 Plan) and the exercise price. Notwithstanding the foregoing, if the receipt of cash upon surrender of an option would make a Change in Control transaction ineligible for pooling-of-interests accounting treatment, the Compensation Committee may substitute for the cash payment common stock with a fair market value equal to the cash that would otherwise be payable.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The discussion which follows is a summary, based on current law, of some of the significant federal income tax considerations relating to awards under the 1999 Plan.

NONQUALIFIED STOCK OPTIONS. A participant will not realize income at the time a Nonqualified Stock Option ("NQSO") is granted. An NQSO is any stock option which is not an ISO. Upon exercise, where the exercise price is paid in cash, the participant will realize ordinary income in the amount by which the fair market value of the stock acquired on the exercise date exceeds the exercise price. The Company will generally be allowed a deduction in the year of exercise equal to the amount of income realized by the participant. When the shares are subsequently sold, any amount recognized in excess of the market value on the exercise date will be reportable as short-term or long-term capital gain, as appropriate, or, if the amount realized is less than the market value of the shares at the time of exercise, any loss recognized will be reportable as short-term or long-term capital loss, as appropriate.

If the exercise price of an NQSO is paid in whole or in part with already owned shares of UNOVA Common Stock, the participant's tax basis in, and holding period for, the old shares will carry over to the same number of shares received upon exercise on a share-for-share basis, and the participant will not recognize compensation income with respect to such shares received. The fair market value of the additional shares received will constitute compensation taxable to the participant as ordinary income. The tax basis for the additional shares received will equal their fair market value as so determined, and their holding period will begin on the day after the date as of which such fair market value is determined. The Company will generally be entitled to a tax deduction equal to the compensation income recognized by the participant.

INCENTIVE STOCK OPTIONS. A participant will not realize income at the time a stock option which is an ISO is granted, nor will the participant realize income upon exercise of an ISO, whether the participant makes payment in cash or in whole or in part with already owned shares of UNOVA Common Stock (except under certain circumstances described below). However, the spread at exercise will constitute an item includible in the participant's alternative minimum taxable income and thereby may subject the optionee to the alternative minimum tax.

If shares acquired upon exercise of a stock option which is an ISO are not disposed of by the participant within two years from the date of grant of the stock option or within one year after the transfer of such shares to the participant (the "ISO Holding Period"), then (i) no amount will be reportable as ordinary income with respect to such shares by the recipient and (ii) the Company will not be allowed a deduction in connection with such stock option or the Common Stock acquired pursuant thereto. If a sale of such Common Stock occurs after the ISO Holding Period has expired, then any amount recognized in excess of the exercise price will be reportable as a long-term capital gain, and any amount recognized below the exercise price will be reportable as a long-term capital loss.

A "disqualifying disposition" will result if shares acquired upon the exercise of an ISO (except in the case of the exercise of a decedent's ISO as described in the second following paragraph) are sold before the ISO Holding Period has expired. In such case, at the time of disposition ordinary income will be recognized in the amount of the difference between the exercise price and the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on disposition. If the amount realized is less than the exercise price, then no ordinary income will be recognized and the recognized loss will be reportable as short-term or long-term capital loss, as appropriate. Any amount recognized in excess of the market value on the date of exercise will be reportable as a short-term or long-term capital gain, as appropriate. In addition, in these circumstances there may be an adjustment in the calculation of the participant's alternative minimum tax. The Company will generally be allowed a deduction in the year in which the "disqualifying disposition" occurs equal to the ordinary income recognized.

The general rules discussed above are modified if the participant disposes of the shares of Common Stock in a "disqualifying disposition" in which a loss, if sustained, would not be recognized by the participant. Such dispositions include gifts or sales to related parties (defined, for example, to include members of the participant's family and corporations in which the participant owns a majority of the equity interest). The participant in such a situation would recognize ordinary income equal to the difference between the exercise price of the shares and the fair market value of the shares on the date of exercise. Thus, the amount of ordinary income recognized would not be limited by the price at which the shares were actually sold by the participant.

In the event of a participant's retirement or other termination of employment, other than by reason of permanent and total disability or death, an ISO must be exercised within three months of such termination in order to be eligible for the tax treatment for ISOs described above (provided that the ISO Holding Period requirements are met). If a participant terminates employment by reason of permanent and total disability, the ISO will be eligible for such treatment if it is exercised within one year of termination of employment (provided that the ISO Holding Period requirements are met). In the event of a participant's death, the ISO will be eligible for such treatment if it is exercised by the participant's legatees, personal representatives, or distributees, provided death occurred (i) while the participant was employed (ii) within three months of termination of employment, or (iii) within the one-year following the date of termination by reason of permanent and total disability. The Common Stock acquired pursuant to the exercise of an ISO following a participant's death need not be held for the ISO Holding Period. When such shares are sold, the amount realized in excess of the exercise price will be reported as long-term or short-term capital gain, as appropriate. Moreover, if the amount realized is less than the exercise price, any loss will be reportable as a short-term or long-term capital loss, as appropriate, and the Company will not be allowed any deduction in connection with the sale of such shares. Short-term or long-term capital gain or loss treatment will be determined based on whether the shares have been held more than one year, beginning on the date following the exercise date.

If the exercise price of an ISO is paid in whole or in part with already owned shares of UNOVA Common Stock, other than ISO shares which do not satisfy the ISO Holding Period, any appreciation or depreciation in the value of the old shares after their acquisition dates will not be recognized for tax purposes as a result of such payment. The participant's tax basis in, and holding period for, the old shares surrendered will carry over to the same number of the shares received upon exercise of the ISO on a share-for-share basis. Common Stock received in excess of the shares surrendered will have a tax basis equal to the amount of the exercise price that is paid in cash (if any), and the holding period for the new shares will begin on the date of exercise. After the exercise, both the already owned shares and the additional shares acquired will constitute ISO shares.

STOCK APPRECIATION RIGHTS. No income will be realized by a participant when a SAR is granted. Upon exercise, the holder of a SAR will recognize as ordinary income the amount of cash and/or the fair market value of any UNOVA Common Stock received and the Company will generally be allowed a deduction in the year of exercise equal to such income. Any shares of Common Stock received upon exercise of a SAR will have a tax basis equal to their fair market value on the date received.

RESTRICTED STOCK. A participant who is granted Restricted Stock may make an election pursuant to Section 83(b) of the Code (a "Section 83(b) election") to have the grant taxed as compensation income at the date of receipt with the result that any future appreciation (or depreciation) in the value of the shares of Common Stock granted shall be taxed as capital gain (or loss) upon a subsequent sale of the shares. However, if the participant does not make a
Section 83(b) election, then the grant will be taxed as compensation income at the fair market value on the date that the restrictions imposed on the shares expire. Unless a participant makes a Section 83(b) election, any dividend paid on Restricted Stock is compensation income to the participant. Subject to the limitations of Section 162(m), if applicable, the Company is generally entitled to an income tax deduction for any amounts which are taxed as compensation income to the participant.

CERTAIN FEDERAL SECURITIES LAWS.

Executive officers and directors of the Company are required to file reports of changes in beneficial ownership under Section 16(a) of the Exchange Act upon acquisitions and dispositions of shares of UNOVA Common Stock. Resales of shares of Common Stock acquired under the 1999 Plan by any person who has a control relationship with the Company are restricted under the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder, including Rule 144.

NEW PLAN BENEFITS.

Inasmuch as awards under the 1999 Plan will be granted at the sole discretion of the Compensation Committee and inasmuch as Performance Goal criteria, to the extent applicable to any awards, may vary from year to year and from participant to participant, future benefits under the 1999 Plan are not determinable. Awards granted during 1998, however, to the Named Executive Officers under the Company's 1997 Stock Incentive Plan (a predecessor plan under which stock options were granted) are shown in the Option Grant Table on page 20. The number and dollar value of awards granted during 1998 under such predecessor plan to all current executive officers as a group (including the Named Executive Officers) and to all employees who are not executive officers as a group were 358,000 shares and $548,170 and 1,248,200 shares and $1,700,632, respectively. The dollar values represent the difference between the option exercise price and the closing market price of the Company's Common Stock on the New York Stock Exchange composite tape on December 31, 1998, of $18.125 per share.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE UNOVA, INC. 1999 STOCK INCENTIVE PLAN.

ITEM THREE.  PROPOSAL TO APPROVE THE MANAGEMENT INCENTIVE
             COMPENSATION PLAN.

On March 11, 1999, the Board of Directors adopted the UNOVA, Inc. Management Incentive Compensation Plan (the "Incentive Plan"). The principal purposes of the Incentive Plan are to provide a significant but variable opportunity to selected officers and key employees of the Company and its subsidiaries, to align management incentives with the achievement of stipulated goals, and to encourage long-term planning and performance. The Board believes that annual cash incentive award opportunities are an important element of compensation needed to attract and retain the best possible management personnel and to motivate these employees to achieve business and financial goals which create value for shareholders.

The Company has attempted to structure the Incentive Plan in a manner that should permit the annual incentive compensation awards paid to the Chief Executive Officer and the four other executive officers whose compensation for the fiscal year is the highest (the "Covered Employees") to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code. This Code provision generally limits to $1 million the Company's federal income tax deduction for individual compensation, except for performance-based compensation, paid to any of the Covered Employees. In order for such awards to qualify as performance-based compensation, the shareholders must approve the material terms of the Incentive Plan, including the business criteria on which the Performance Goals to be established under the Incentive Plan are based.

The Incentive Plan is a cash bonus plan which, in the case of the Covered Employees, is based on objective performance standards. The Board of Directors presently anticipates that the award of a bonus to any participant in the Incentive Plan will be conditioned on the achievement by the Company or its applicable business operating unit of preestablished Performance Goals; however, the terms of the Incentive Plan do not require the Compensation Committee of the Board (the "Committee"), which will administer the Incentive Plan, to condition the award of a bonus to participants who are not Covered Employees upon the attainment of Performance Goals.

As soon as practicable after the beginning of each fiscal year, but in no event more than 90 days thereafter, the Committee will establish Performance Goals for such fiscal year for all participants in the Incentive Plan who are Covered Employees and for such other participants as the Committee may deem appropriate. Such goals need not be the same for all participants but must be based, in the case of the Covered Employees, on the attainment of one or any combination of the following: cash value added, return on capital utilized, return on tangible equity, return on assets, return on capital, cash flow, revenue growth, or return on revenue of the Company or any business unit thereof within which the participant is primarily employed, or that are based in whole or in part on specified levels of earnings per share or diluted earnings per share of the Company. Bonus amounts determined under the Incentive Plan are not subject to any minimum or maximum amount, except that no award made under the Incentive Plan to any single participant who is a Covered Employee may exceed $5,000,000 in any single fiscal year. For purposes of this limitation, an award comprises both the amount paid to a participant currently and the amount deposited to the participant's account with the Bonus Bank as described below.

Although the Incentive Plan provides for a variety of Performance Goals which may be utilized, either alone or in combination, for the various participants, the Board of Directors presently intends that the Performance Goals to be initially established for participants will generally be based on the achievement of stipulated levels of Cash Value Added (or CVA) and sales revenues for the Company on a consolidated basis (in the case of corporate office participants) or CVA and sales revenues for the appropriate business unit or units of the Company (in the case of other participants). If annual results of CVA and sales revenues are in excess of the established targets, the Bonus amount will be an amount in excess of the participant's Target Bonus. If annual assets of CVA and sales revenues are less than the established targets, the participant's Bonus amount will be an amount less than the participant's Target Bonus.

In order to encourage a long-term commitment by executive officers and other key employees to the Company and its shareholders, the Incentive Plan contemplates that a portion (to be determined by the Committee) of any Bonus earned in a given year in excess of the Target Bonus be deferred in a Bonus Bank for possible future payout by the Company. Consequently, the total Bonus payable in any given period consists of the participant's Target Bonus, plus (or minus) the participant's Bonus amount based on achievement of the Performance Goals and plus (or minus) a portion of the Bonus Bank balance. A Bonus Bank account is considered "at risk" in the sense that in any year Performance Goal achievement level results in a Bonus amount which is negative, the negative Bonus amount is subtracted from the outstanding Bonus Bank balance.

It is not presently possible to estimate the amount of awards which may be made under the Incentive Plan for 1999. The Committee anticipates that the group of officers and other key employees eligible to participate in the Incentive Plan will be the same group which was eligible to receive bonus awards under a predecessor plan which was in effect for 1998. Such group presently comprises approximately 160 employees.

The Company and its subsidiaries and affiliates have other arrangements and plans pursuant to which incentive compensation or bonuses may be awarded to employees. While the Board of Directors believes it is unlikely that any participant in the Incentive Plan would receive any bonus award under any other such plan or arrangement, the terms of the Incentive Plan would not prohibit such an award.

Should the shareholders not approve the Incentive Plan at the Annual Meeting, the Board will reconsider the Company's policies relating to executive bonuses. Any alternative bonus arrangement which the Board might subsequently authorize would not qualify as "performance-based" for purposes of Section 162(m).

SUMMARY OF THE INCENTIVE PLAN.

The full text of the Incentive Plan is set forth in Annex B to this proxy statement and should be referred to for a complete description of its provisions. The following summary of provisions is qualified in its entirety by reference to the full text of the Incentive Plan.

ADMINISTRATION. The Incentive Plan will be administered by the Committee or such other committee of the Board designated by the Board comprising at least two "outside directors" as that term is defined in Section 162(m). Subject to the provisions of the Incentive Plan, the Committee shall have the authority to select participants upon the recommendation of the Chief Executive Officer, determine the size and types of awards, determine the terms and conditions of earning awards, determine the time and method of payment thereof, interpret the Incentive Plan, and, subject to the limitations described below under the caption "Amendment and Termination," amend the terms and conditions of the Incentive Plan. All determinations of the Committee arising under the Incentive Plan shall be final, binding, and conclusive on all parties.

ELIGIBILITY. The Committee will determine for each fiscal year those officers and other key employees of the Company who are eligible to participate in the Incentive Plan. Participation in any fiscal year will not give any person the right to participate in the Incentive Plan in any other fiscal year.

ESTABLISHMENT OF TARGET BONUS. The Committee will determine a Target Bonus in the case of each participant by multiplying the amount of a participant's base salary which is actually paid during the applicable period (giving effect to any increase or decrease in base salary) by a percentage determined by the Committee in its sole discretion, which percentage need not be the same for each participant.

DETERMINATION OF BONUS; BONUS BANK. The Committee may (but must in the case of participants who are Covered Employees) condition the earning of a bonus upon the attainment of specified Performance Goals measured over a period of not more than one year relating to the participant, the Company, or a subsidiary or division of the Company within which the participant is primarily employed. Performance Goals may be different for each participant. Bonuses under the Incentive Plan are expected to be based upon the relationship of the Target Bonus to the degree of achievement of the prescribed Performance Goals during the fiscal year.

The Committee shall determine the extent, if any, to which such cash amount shall be paid currently to the participant by stipulating either a fixed amount or a percentage of the cash amount determined as a result of the degree to which the Performance Goals are achieved, with the remainder of such cash amount to be credited to the account of the participant in the Bonus Bank and to remain at risk. The Bonus Bank shall be an unfunded system of maintaining bookkeeping entries whereby positive or negative amounts may be entered for the account of any participant. If the minimum Performance Goals are not achieved, the cash amount so determined from the relationship of the Target Bonus to the degree of achievement of the Performance Goals may be a negative amount and may, if so determined by the Committee, be recorded in whole or in part as a charge to the participant's account in the Bonus Bank.

During each year the Incentive Plan is in operation, so long as CVA is one of the Performance Goals applicable to the majority of participants, a participant shall be paid one-third of any positive balance in the participant's bookkeeping account with the Bonus Bank as of the date annual Bonus amounts of participants are determined. If CVA is not in any year a Performance Goal for the majority of participants in the Incentive Plan, the Committee may establish a different schedule for the payment of Bonus Bank balances.

The Committee may, in its sole discretion, increase (except in the case of Covered Employees) or decrease the amount of any bonus payable to any participant and may award bonuses to specified participants other than the Covered Employees even though the Performance Goals applicable to the award of the bonuses are not achieved.

TERMINATION OF EMPLOYMENT. In the event a participant's employment is terminated by reason of death, disability, or retirement, or the participant shall have commenced an approved leave of absence, the bonus determined shall be prorated to reflect participation prior to employment termination. In the event a participant's employment is terminated by reason of death, disability, or retirement, or if the participant's employment is terminated under circumstances which the Committee determines to have been a termination without cause (including any involuntary termination which occurs within one year following a Change in Control as defined on pages 11-12), the participant shall, within 30 days following the next date on which annual Bonus amounts of participants are determined, be paid in cash any positive balances in the participant's bookkeeping account in the Bonus Bank (after adjusting the Bonus Bank for the effect of the current year's prorated positive or negative amounts).

AMENDMENT AND TERMINATION. The Board may amend the Incentive Plan from time to time, but no such modification shall, without approval by the Company's shareholders, alter the criteria on which Performance Goals for Covered Employees are based, increase the maximum amount of an award which may be made in any fiscal year to a participant who is a Covered Employee, or increase the benefits accruing to participants who are Covered Employees.

PROCEDURE FOR PARTICIPANTS WHO ARE COVERED EMPLOYEES. Performance Goals shall be established by the Committee at the time an award opportunity is granted to a Covered Employee to comprise specified levels of one or more of the following factors: basic earnings per share, cash value added, diluted earnings per share, return on capital utilized, return on tangible equity, return on equity, return on assets, return on capital, cash flow, revenue growth, revenue, or return on revenue of the Company or of its applicable business unit, as appropriate. The Committee shall at the same time prescribe a formula to determine the percentage of the Target Bonus which will constitute the Bonus amount based on the degree of attainment of the Performance Goals, indicating a determination of what portion of any award will be made on a current basis and what portion will be credited to the participant's account in the Bonus Bank. If the minimum Performance Goals established by the Committee are not met, no award will be made to a participant who is a Covered Employee. The Committee shall have the discretion to reduce the amount of an award which a participant has otherwise qualified to receive, and no award made to a participant who is a Covered Employee (including the portion of any award to be credited to the participant's account with the Bonus Bank) shall exceed $5,000,000.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE UNOVA, INC. MANAGEMENT INCENTIVE COMPENSATION PLAN.

                     INFORMATION REGARDING COMPENSATION AND
                              CERTAIN TRANSACTIONS

SUMMARY COMPENSATION TABLE.

For the chief executive and the four other executive officers of the Company who, based upon employment by the Company or, for periods prior to the Distribution, by Western Atlas (or by the respective subsidiaries of such companies) received the highest compensation with respect to the fiscal year ended December 31, 1998 (the "Named Executive Officers"), the following table sets forth information concerning compensation paid to these individuals with respect to the periods indicated. The principal positions listed in the table are those held by the Named Executive Officers at the end of 1998.

                           SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                                            SECURITIES
                                                            UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL                  SALARY                 OPTIONS    COMPENSATION
         POSITION            YEAR        ($)     BONUS ($)      (#)         ($) (A)

Alton J. Brann                  1998    717,522    680,750    125,000(b)      17,892
 Chairman of the Board          1997    713,486    875,000    500,000(b)      17,996
 and Chief Executive                                           61,601(c)
 Officer                        1996    687,030    928,125     61,601(c)      17,381

Charles A. Cusumano             1998    245,000    130,700     50,000(b)       5,468
 Vice President, Finance        1997    240,616    168,323     75,000(b)       5,150
                                                               18,480(c)
                                1996    226,289    174,242     18,480(c)       9,250

Michael E. Keane                1998    287,500    213,950     80,000(b)      15,673
 Senior Vice President
 and                            1997    267,308    267,308    125,000(b)       6,570
 Chief Financial Officer                                       36,961(c)

Michael Ohanian                 1998    323,941    188,000     15,000(b)      14,595
 Senior Vice President          1997    305,781    191,113     50,000(b)       9,050
 and Group Executive,                                          18,480(c)
 Automated Data Systems         1996    269,232    269,232     13,552(c)       9,250

Norman L. Roberts               1998    300,000    210,060     48,000(b)      10,846
 Senior Vice President
 and                            1997    305,769    275,192    100,000(b)       9,060
 General Counsel                                               18,480(c)
                                1996    295,846    292,887     18,480(c)       9,057

(a) Included in this column for 1998 are the following: (i) present value costs of the Company's portion of the 1998 premium for split-dollar life insurance for Mr. Brann of $2,915 and for Mr. Keane of $837; (ii) the following amounts representing premiums paid by the Company with respect to the participation in the Company's Executive Medical Plan of each of the following Named Executive Officers and their dependents: Mr. Brann, $4,889; Mr. Keane, $8,353; Mr. Ohanian, $2,795; and Mr. Roberts, $4,889; (iii) the following amounts representing interest imputed and taxable to the holder of loans from the Company: Mr. Brann, $8,288; Mr. Cusumano, $3,668; Mr. Keane, $4,483; and Mr. Roberts, $4,157; (iv) the Company's matching contributions of $1,800 made to the respective accounts of each of the Named Executive Officers under the Company's 401(k) plan; and (v) the amount of

    $10,000 paid to Mr. Ohanian by a subsidiary of the Company pursuant to an executive flexible benefits plan.

(b) Represents options to purchase UNOVA Common Stock.

(c) Represents options to purchase Western Atlas common stock. The Named Executive Officers were employed by Western Atlas until October 31, 1997, when UNOVA Common Stock was distributed to the shareholders of Western Atlas as a dividend. During the period prior to the Distribution, the Named Executive Officers received options to purchase Western Atlas common stock as indicated in the table above. On October 31, 1997, the Named Executive Officers became employees of the Company and thereafter received options to purchase UNOVA Common Stock. Upon the Distribution each then outstanding Western Atlas option was adjusted by increasing the number of shares subject to the option and decreasing the exercise price per share so as to preserve the difference between the aggregate exercise price of the options and the aggregate market value of the shares subject to the options. The number of shares subject to options to purchase Western Atlas common stock shown in the preceding table reflect the number of shares which resulted from applying this adjustment.

STOCK OPTION INFORMATION.

The following table shows stock option grants with respect to shares of UNOVA Common Stock under the Company's 1997 Stock Incentive Plan to the Named Executive Officers during the 1998 fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     PERCENTAGE
                                         OF
                        NUMBER OF       TOTAL
                       SECURITIES      OPTIONS
                       UNDERLYING    GRANTED TO                          GRANT DATE
                         OPTIONS      EMPLOYEES   EXERCISE                 PRESENT
                       GRANTED (#)       IN         PRICE    EXPIRATION     VALUE
        NAME               (A)       FISCAL YEAR   ($/SH)       DATE       ($) (B)

Alton J. Brann             6,026(c)     0.3752%     16.5938  11/19/2008      59,148
                         118,974(d)     7.4072%     16.5938  11/19/2008   1,167,777

Charles A. Cusumano        6,026(c)     0.3752%     16.5938  11/19/2008      59,148
                          43,974(e)     2.7378%     16.5938  11/19/2008     431,622

Michael E. Keane           6,026(c)     0.3752%     16.5938  11/19/2008      59,148
                          73,974(f)     4.6055%     16.5938  11/19/2008     726,084

Michael Ohanian           15,000(g)     0.9339%     16.5938  11/19/2008     147,231

Norman L. Roberts         48,000(h)     2.9884%     16.5938  11/19/2008     471,139

(a) All options granted to the Named Executive Officers were granted at the prevailing market price of UNOVA Common Stock on the date of the grant. These options permit payment of the exercise price and any withholding tax due upon exercise by the surrender of already owned shares of UNOVA Common Stock having a fair market value equal to the exercise price or the amount of withholding tax and also permit payment of withholding tax by applying shares otherwise issuable upon exercise. All such options become immediately exercisable upon the occurrence of certain events resulting in a Change in Control of the Company, and accelerated vesting schedules become applicable in the event of the death of the optionee while in the employ of the Company. Change in Control has the meaning described on pages 11-12.

(b) The Black-Scholes model was used to determine the grant date present value of UNOVA stock options. This method requires the assumption of certain values that affect the option price. The values which were used in this model are the volatility of the stock price of the UNOVA Common Stock and the estimate of the risk-free interest rate. Since the Company does not pay a cash dividend, no yield on the Common Stock was assumed. For purposes of the model used to value the options in this table, a volatility factor of 39.6% for the Company, determined from historical stock price fluctuations, and a 4.8% risk-free interest rate determined from market information prevailing on the grant date were used. No adjustments were made for the nontransferability or risk of forfeiture of the stock options. This model allocates the valuation evenly over the vesting schedule. There is no assurance that these assumptions will prove true in the future. The actual value of the options depends on the market price of the UNOVA Common Stock at the date of exercise, which may vary from the theoretical value indicated in the table.

(c) Incentive Stock Options. These options become exercisable in one installment of the shares subject thereto on the fifth anniversary of the date of grant.

(d) Nonqualified Stock Options. These options become exercisable in four installments of 25,000 shares each on the first through the fourth anniversaries of the date of grant; and in one installment of 18,974 shares on the fifth anniversary of the date of grant.

(e) Nonqualified Stock Options. These options become exercisable in four installments of 10,000 shares each on the first through the fourth anniversaries of the date of grant; and in one installment of 3,974 shares on the fifth anniversary of the date of grant.

(f) Nonqualified Stock Options. These options become exercisable in four installments of 16,000 shares each on the first through the fourth anniversaries of the date of grant; and in one installment of 9,974 shares on the fifth anniversary of the date of grant.

(g) Nonqualified Stock Options. These options become exercisable in one installment of the shares subject thereto on the first anniversary of the date of grant.

(h) Nonqualified Stock Options. These options become exercisable in three equal installments of 16,000 shares each on the first through the third anniversaries of the date of grant.

The following table provides the information indicated with respect to options to purchase UNOVA Common Stock exercised by any of the Named Executive Officers during 1998:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                          SHARES                             OPTIONS AT           IN-THE-MONEY OPTIONS AT
                        ACQUIRED ON        VALUE       DECEMBER 31, 1998 (#)       DECEMBER 31, 1998 ($)
        NAME             EXERCISE        REALIZED     EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE

Alton J. Brann              -0-             -0-          100,000      525,000         -0-           191,400

Charles A. Cusumano         -0-             -0-           15,000      110,000         -0-            76,560

Michael E. Keane            -0-             -0-           25,000      180,000         -0-           122,496

Michael Ohanian             -0-             -0-           25,000       40,000         -0-            22,968

Norman L. Roberts           -0-             -0-           25,000      123,000         -0-            73,498

All of the Named Executive Officers held options to purchase Western Atlas common stock following the Distribution. At the time of the Distribution, these options were adjusted in the manner described in footnote (c) to the Summary Compensation Table. Thereafter, effective August 10, 1998, Western Atlas and Baker Hughes Incorporated ("Baker Hughes") consummated certain transactions provided for in a plan of merger, as a result of which Western Atlas became a subsidiary of Baker Hughes. Such transaction constituted a "Change in Control" of Western Atlas for purposes of the Western Atlas 1993 Stock Incentive Plan with the result that all options to purchase Western Atlas common stock outstanding under the plan, including those held by the Named Executive Officers, became immediately exercisable, and certain change in control rights became applicable upon consummation of the merger. These change in control rights entitled the holder of the option for a period of 60 days following the merger to receive shares of the common stock of Baker Hughes equal in value to the difference between the "Change in Control Price" specified in the Western Atlas Plan and the option exercise price as in effect prior to the merger.

As a result of the exercise of such change in control rights by the Named Executive Officers during 1998, each of the following individuals realized the value indicated upon exercise (which was paid in shares of Baker Hughes common stock valued as of the date of exercise of the right): Mr. Brann, $23,985,988; Mr. Cusumano, $2,958,131; Mr. Keane, $3,202,662; Mr. Ohanian, $1,419,354; and
Mr. Roberts, $5,071,518. In addition, prior to the merger transaction between Baker Hughes and Western Atlas, Mr. Cusumano exercised options to purchase 19,712 shares of Western Atlas common stock and realized $1,218,750 from such transaction.

As of December 31, 1998, none of the Named Executive Officers held unexercised employee stock options to purchase shares of Baker Hughes common stock.

In addition to options to purchase UNOVA Common Stock and Western Atlas common stock, certain of the Named Executive Officers exercised during 1998 or held at the end of 1998 options to purchase Litton common stock granted to them prior to the spinoff of Western Atlas by Litton in 1994 (the "Litton Spinoff") and adjusted in accordance with a formula into options to purchase shares of both Western Atlas and Litton at the time of the Litton Spinoff. For purposes of vesting and exercisability of these options, service with UNOVA is regarded as service with Litton.

During 1998, Alton J. Brann exercised options to purchase 33,440 shares of Litton common stock, realizing $1,238,514 from such transaction, and Charles A. Cusumano exercised options to purchase 12,500 shares of Litton common stock, realizing $567,919 from such transaction. At December 31, 1998, certain of the Named Executive Officers held unexercised (but exercisable) options to purchase the following numbers of shares of Litton common stock, having the following year-end values: Michael E. Keane, options to purchase 14,000 shares having a value of $700,516; Michael Ohanian, options to purchase 4,500 shares having a value of $225,462; and Norman L. Roberts, options to purchase 16,000 shares having a value of $758,398.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

Messrs. Brann, Cusumano, Keane, Roberts, and certain additional officers of the Company have entered into change in control employment agreements with the Company (collectively, the "Agreements"). The Agreements are operative only upon the occurrence of a change in control, which includes substantially those events described below. Absent a change in control, the Agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits.

Generally, under the Agreements, a change in control is deemed to have occurred if: (a) a majority of the Board becomes composed of persons other than persons for whose election proxies have been solicited by the Board, or other than persons who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (b) another party becomes the beneficial owner of at least 30% of the Company's outstanding voting stock, other than as a result of a repurchase by the Company of its voting stock; (c) the approval by the shareholders of the Company of a merger, reorganization, consolidation with another party (other than certain limited types of mergers), or sale or other disposition of all or substantially all of the Company's assets; or (d) the shareholders approve the liquidation or dissolution of the Company.

Each Agreement provides that, for three years after a change in control, there will be no adverse change in the executive's salary, bonus opportunity, benefits, or location of employment. If, during this three-year period, the executive's employment is terminated by the Company other than for cause, or if the executive terminates his or her employment for good reason, as such terms are defined in the Agreements (including compensation reductions, demotions, relocation, and requiring excessive travel), or voluntarily during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive an accrued salary and annual incentive payment through the date of the termination and, except in the event of death or disability, a lump-sum severance payment equal to three times the sum of the executive's base salary and annual bonus (and certain pension credit and insurance and other welfare plan benefits). Further, an additional payment is required in such amount that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under the Code had been imposed. In the event of termination of employment by reason of death or disability or for cause, the Agreements terminate and the sole obligation of the Company is to pay any amounts theretofore accrued thereunder.

Mr. Ohanian has an employment contract with Intermec Technologies Corporation, a subsidiary of the Company, which provides for his employment through December 31, 1999, for a base salary of $350,000 (which was increased from $325,000 effective March 1, 1999) and provides that he is eligible to receive an annual bonus, subject to the satisfaction of performance goals established by the Compensation Committee of the Company's Board of Directors, in accordance with the terms of any cash bonus plan in which he is eligible to participate.

The Company has entered into an employment agreement with Clayton A. Williams, whereby Mr. Williams has agreed to serve as Group Executive of the Company's Industrial Automation Systems operations and Senior Vice President of the Company until December 31, 1999, his anticipated retirement date. Under this agreement, Mr. Williams will receive an annual salary of not less than $280,000 and is entitled to participate in the cash bonus plan or plans of the Company for which he is eligible. Upon retirement, Mr. Williams will be entitled to receive retirement benefits under the Supplemental Executive Retirement Plan. There will be offset from his benefits the amount he will receive under the pension plan of a former employer and amounts payable under Social Security. However, there will be no offset of Company provided benefits that would have been available if Mr. Williams had participated fully in the FSSP (described below), or the similar plan of Western Atlas during his employment with the Company or Western Atlas. Effective December 31, 1999, Mr. Williams will be deemed to have 20 credited years of service for purposes of determination of his benefit under the Supplemental Plan.

RETIREMENT BENEFITS.

THE FSSP AND RELATED RETIREMENT PLAN.

The Named Executive Officers participate in the Company's Financial Security and Savings Program (the "FSSP"), a defined contribution plan intended to qualify under Sections 401(a) and 401(k) of the Code. Participation in the FSSP is generally available to employees of the Company located in the United States.

A participant in the FSSP may elect to defer from 2% to 18% of his or her covered compensation for investment in the trust established under the FSSP, but the maximum amount which the employee may contribute to the FSSP for any calendar year is limited by provisions of the Code relating to the maximum amount, as adjusted for inflation, which may be contributed to plans qualified under Section 401(k) of the Code (the "401(k) Maximum Amount"), which is $10,000 for 1998. Deposits of 2% to 4% of the participant's compensation are invested in the FSSP Retirement Fund, while deposits in excess of 4% are invested in one or more investment funds, as designated by the participant.

The Company adds to the investment fund account of an FSSP participant an amount (not to exceed 2% of the participant's compensation) equal to 50% of the participant's deposits in excess of 4% of his or her covered compensation. In the case of employees who are classified as highly compensated pursuant to applicable Treasury releases (those earning over $80,000 for 1998), such employees' permissible contributions may be reduced further and the amount of the employer's matching contributions may be limited if certain nondiscrimination tests set forth in the Code are not achieved. A participant is entitled to receive his or her entire FSSP account, to the extent it has become vested, upon retirement or earlier termination of employment with the Company.

Benefits under the FSSP are intended to supplement benefits under the Company's related retirement plan, which is a defined benefit plan. Although deposits to the FSSP do not comprise part of the retirement plan's trust (except for transfers of assets made at the request of a participant in connection with a distribution, as described below), the extent of an employee's participation in the Retirement Fund of the FSSP will affect the amount of such employee's benefit under the related retirement plan. The employee's contribution to the FSSP of 2% to 4% of his or her gross earnings causes the employee (if eligible to participate in the Company's retirement plan) to become eligible to accrue benefits under such retirement plan. Covered compensation for purposes of both the retirement plans and the FSSP Retirement Fund is aggregate cash compensation including bonuses and commissions but would, in the case of the Named Executive Officers, be limited to $160,000 pursuant to provisions of the Code.

The amount of a participant's annual retirement benefit at his or her normal retirement date (generally age 65) under the Company's defined benefit retirement plan is the HIGHER of (i) 60% of the participant's deposits to the Retirement Fund of the FSSP (during the entire period of his or her employment) or (ii) 85% of such deposits MINUS 75% of the participant's estimated Social Security primary benefit at age 65 with adjustments in the amount of the benefit to take into account factors such as age at retirement, degree of vesting, and form of benefit selected. In the case of Company employees who transferred directly from Western Atlas to the Company, contributions to the Retirement Fund or the similar plan sponsored by Western Atlas will be included in the computation of a participant's total deposits for purposes of the formula set forth above. The annual retirement benefit at normal retirement age is reduced by the actuarial equivalent of lump sum distributions made (at the request of the participant) of the participant's Retirement Fund account in the FSSP. Should a participant wish to receive the entire benefit described in the formula set forth above, the participant may direct that his or her Retirement Fund balance, consisting of deposits with earnings, be transferred to the retirement plan trust.

RESTORATION PLAN.

The limitations in the Code establishing the 401(k) Maximum Amount cause certain participants in the FSSP to lose Company-provided benefits which they could otherwise have derived from the deposit of a full 8% of their covered compensation to the FSSP. Consequently, the Company has adopted a noncontributory and unfunded plan (the "Restoration Plan") designed to restore the approximate amount of lost employer-provided benefits to those employees who participate in the FSSP to the fullest extent permitted by the applicable Code provisions but who are unable (as a result of the 401(k) Maximum Amount limitation) to contribute 8% of their compensation to the FSSP. Such lost employer-provided benefits which are restored under this plan consist of (i) all or part of the 50% matching contribution to the investment fund account of the FSSP participant and (ii) except in the case of Mr. Brann, who participates in a supplemental contractual arrangement (as described below), a portion of the full benefit under the Company's retirement plan if the participant's contributions to the FSSP Retirement Fund are limited to less than 4% of his or her compensation. Amounts that would have been deposited to the employee's Retirement Fund account by the employee and to his or her investment fund account by the Company are projected with interest to the participant's normal retirement date. Based upon these amounts, the participant's lost benefits from the Company's retirement plan and lost Company contributions to the investment fund are determined and converted to, and payable upon the participant's retirement as, a single life annuity if the participant is unmarried at such time or as a 100% joint and survivor annuity if the participant is then married. No retirement benefit is payable under the Restoration Plan until the retired employee has reached the age of 62.

SUPPLEMENTAL ARRANGEMENT FOR MR. BRANN.

In addition to the FSSP, the related retirement plan, and the Restoration Plan, the Company has a noncontributory and unfunded supplemental contractual arrangement (the "Supplemental Arrangement") designed to provide additional retirement benefits to Mr. Brann. If Mr. Brann retires on or after age 65 following 25 years of service with the Company (including prior service with Western Atlas and Litton), his annual benefit (computed as a single life annuity) under the Supplemental Arrangement is 55% of his final average compensation, less amounts payable to Mr. Brann under Social Security and less that portion of pension benefits deemed to have been provided by the employer's (as opposed to Mr. Brann's) contributions which would have been received by Mr. Brann under any other retirement plan sponsored by the Company, Western Atlas, or Litton if he was eligible to participate and had participated at all times in any such plan to the maximum extent permitted (regardless of the degree of actual participation). Final average compensation means one-third of covered cash compensation (including salary and bonus) deemed to have been awarded to or received by Mr. Brann during any three periods of 12 consecutive months specified by Mr. Brann occurring during the 60-month period preceding his retirement. Bonuses are deemed to have been paid in equal monthly installments during the fiscal year or other period for which they were awarded and do not include, for purposes of the Supplemental Arrangement, deposits to the Bonus Bank under the Management Incentive Compensation Plan as described on page 17, but do include normal periodic payments from the Bonus Bank. For purposes of the Supplemental Arrangement, Mr. Brann had 25 credited years of service at March 15, 1999.

If Mr. Brann's employment terminates before he has attained the age of 65, then the factor of 55% referred to in the benefit computation formula set forth above is reduced in accordance with a schedule relating to age and length of service; however, payment of retirement benefits to Mr. Brann under the Supplemental Arrangement will, in no event, commence until he reaches age 62. The Supplemental Arrangement also provides for certain salary continuation payments in the event of Mr. Brann's disability and certain survivors' benefits in the event of his death while employed by the Company and prior to the commencement of the payment of retirement benefits.

The following table indicates the approximate annual combined benefit which would be received by Mr. Brann representing the sum of (a) the benefit under the Company's basic retirement plan deemed to have been provided by the employer's contributions and (b) the benefit under the Supplemental Arrangement, based on the following assumptions: (i) participation in the voluntary retirement plans to the maximum extent permitted during the entire period of Mr. Brann's employment, (ii) retirement at age 65, and (iii) election of the benefit in the form of a single life annuity.

                               PENSION PLAN TABLE

                     YEARS OF SERVICE
REMUNERATION    15         20      25 OR MORE
 $1,200,000  $ 420,000  $ 570,000  $  660,000
 1,400,000     490,000    665,000     770,000
 1,600,000     560,000    760,000     880,000
 1,800,000     630,000    855,000     990,000
 2,000,000     700,000    950,000   1,100,000

Although, as indicated above, the amount of such combined benefit would be reduced by Mr. Brann's Social Security primary benefit, the foregoing table does not give effect to such offset. Covered compensation under the Supplemental Arrangement is base compensation actually paid to Mr. Brann during the fiscal year plus the bonus awarded for such year and thus would generally be the sum of the amounts shown in the first two columns of the Summary Compensation Table.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN.

Messrs. Cusumano, Keane, Ohanian, and Roberts participate in the Company's Supplemental Executive Retirement Plan, an unfunded plan which provides additional retirement benefits to key executive employees designated by the Compensation Committee of the Board after nomination by the Chief Executive Officer. A participant in this plan does not ordinarily vest in a retirement benefit until the participant has reached the age of 60 and completed 15 years of service following the participant's 40(th) birthday and may not ordinarily begin receiving a retirement benefit thereunder until the participant has reached age 62. Under this plan a participant's annual retirement benefit is the actuarial equivalent, as of the age of the participant at retirement, of the following computation: (a) 1.6% of "average earnings" of the participant up to $125,000 (which amount is adjusted annually for inflation and was $137,416 at January 1, 1999) plus (b) 2.2% of "average earnings" in excess of such amount, the sum of (a) plus (b) then being multiplied by the participant's number of years of service (not to exceed 25) following the participant's 40(th) birthday. Average earnings for purposes of this plan is the average of base salary paid and bonus awarded by the Company to the participant in the three periods of 12 consecutive months in which the participant's compensation was highest during the final 60 months of the participant's employment. Bonuses are deemed to have been paid in equal monthly installments during the fiscal year or other period for which they were awarded and do not include, for purposes of this plan, deposits to the Bonus Bank under the Management Incentive Compensation Plan as described on page 17, but do include normal periodic payments from the Bonus Bank. Thus, covered compensation for the Named Executive Officers would generally be the sum of the amounts shown in the first two columns of the Summary Compensation Table. There is offset from the benefit calculated in the manner described above the participant's Social Security primary benefit as well as all amounts of Company-provided retirement benefit which the participant receives (or could have received assuming full participation at all times of eligibility) under other retirement plans sponsored by the Company. For purposes of this plan at March 15, 1999, Mr. Roberts had 24 credited years of service, Mr. Cusumano had 12 credited years of service, Mr. Keane had 3 credited years of service, and Mr. Ohanian had 15 credited years of service.

The following table indicates the approximate combined annual retirement benefit which would be received by a participant in this plan representing the sum of
(a) the Company-provided benefit under the Company's basic retirement plan; (b) the benefit under the Restoration Plan; and (c) the benefit under the Supplemental Executive Retirement Plan based on retirement at age 65, full participation at all relevant times in the basic retirement plans, and election of a benefit in the form of a single life annuity. The table does not give effect to the offset of the participant's Social Security benefit.

                               PENSION PLAN TABLE

                     YEARS OF SERVICE
REMUNERATION    15         20      25 OR MORE
 $ 600,000   $ 176,293  $ 235,058  $  293,822
   800,000     242,293    323,058     403,822
 1,000,000     308,293    411,058     513,822
 1,200,000     374,293    499,058     623,822

In addition to retirement benefits, certain benefits are payable under this plan in the event of the death or disability of the participant. In the event of a change in control of the Company, a participant is immediately vested in the retirement benefit and is entitled to receive a lump sum payment equal to the actuarial equivalent, as of the age of the participant on the date of the change in control of the Company, of the retirement benefit which would have been payable at age 65, unless the committee which then administers the plan elects to defer such lump sum payment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

INDEBTEDNESS OF MANAGEMENT.

As a form of additional incentive for its key employees, the Company provides loans to certain such employees located in the United States. Under such program, loans in the aggregate principal amount of $1,035,000 were outstanding at March 15, 1999, to four executive officers of the Company, as follows:
Charles A. Cusumano, $225,000; Michael E. Keane, $275,000; Norman L. Roberts, $255,000; and Clayton A. Williams, $280,000. These loans are unsecured, currently bear interest at the rate of 4% per annum, and are payable on the Company's demand, but, in any event, not later than the earlier of (i) termination of the borrower's employment with the Company or any subsidiary thereof, or (ii) December 31, 2002. The foregoing amounts represent the largest amount of indebtedness of each such executive officer under such loan program outstanding since December 31, 1997. In addition, Alton J. Brann repaid an outstanding loan in the amount of $616,000 on November 9, 1998, and Edward J. Borey, who resigned as a Vice President of the Company on December 18, 1998, held a loan in the amount of $100,000 of which $50,000 was repaid on April 10, 1998, and the remaining $50,000 was repaid on March 12, 1999.

TRANSACTIONS WITH MANAGEMENT.

Edward J. Borey relocated his office from Fairfield, Ohio, to Everett, Washington, in September 1997 to assume the position of Senior Vice President and Chief Operating Officer of Intermec Technologies Corporation ("Intermec"), a subsidiary of the Company. To facilitate such relocation, Intermec purchased Mr. Borey's former residence for resale in Centerville, Ohio, for a purchase price of $350,000. Such purchase price was determined by the Company's corporate director of real estate after comparing the results of the reports of three independent real estate appraisers engaged by the Company.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of UNOVA, Inc., is composed of outside directors of UNOVA and is responsible for, among other duties, the policies and procedures regarding executive compensation and setting the amounts of such compensation.

The Committee's last report to the shareholders appeared in UNOVA's Annual Report on Form 10-K for the 1997 fiscal year. As stated in that report, in accordance with the Agreement relating to the spinoff of UNOVA by Western Atlas Inc., certain compensation plans and policies were formulated prior to the appointment of the UNOVA Compensation Committee. Recommendations with respect to executive compensation at UNOVA were made to this Committee by the Western Atlas Compensation Committee at the time of the spinoff of UNOVA in the fall of 1997. The Committee viewed its role with respect to the 1998 fiscal year as one of initially evaluating the effectiveness of the previously adopted plans and policies. The Committee then made such adjustments to these plans and policies as the Committee deemed appropriate in light of the performance of UNOVA subsequent to the spinoff.

The compensation program presently in effect at UNOVA has three principal elements: (1) base annual salary; (2) potential annual cash incentive bonuses which are based primarily on the performance of the Company or its relevant operating unit; and (3) long-term incentives in the form of stock options. The Committee believes that a significant portion of the total compensation of the Company's executive officers should be contingent upon the achievement of preestablished performance goals.

BASE ANNUAL SALARY.

In considering appropriate adjustments to base annual salaries for executive officers made during the 1998 fiscal year, the Committee carefully considered an executive salary analysis prepared by the Company's internal financial analysis group based on information extracted from the latest proxy statements and other public information available with respect to a peer group of companies. This peer group is a combination of the companies selected from two Standard & Poor's Indices. The Standard & Poor's 400 Electrical Equipment Index is believed by the Committee to comprise companies reasonably comparable to UNOVA's Automated Data Systems segment, and the Standard & Poor's 400 Manufacturing (Specialized) Index is believed by the Committee to comprise companies reasonably comparable to UNOVA's Industrial Automation Systems segment.

The Committee, after reviewing the report and other materials, increased Mr. Brann's annual salary from $700,000 to $735,000, which represented an increase of 5%. In deciding that such increase was appropriate for Mr. Brann, the Committee gave particular consideration to Mr. Brann's leadership in establishing UNOVA as a successful independent public company and in developing and implementing an acquisitions program designed to make the Company a leader in both of its business segments.

The Committee also increased the salaries of other executive officers by amounts ranging from 4.2% to 9.1% of their previous salaries. However, one executive officer was not given a salary increase, since his existing total compensation was considered higher than the total compensation of persons holding a similar position at the peer group of companies.

STOCK OPTION GRANTS.

In November 1998 the Committee reviewed a written and oral presentation by Mr. Brann of his recommendations with respect to the Company's annual grant of stock options to executive officers and other key employees. The Committee reviewed stock option practices at the peer group of companies described above and noted the widespread use of stock options as an incentive in the businesses in which the Company was engaged. Mr. Brann described in some detail the projected possible dilution of the Common Stock that would result from implementation of the program he recommended. The Committee also discussed data from an earlier report prepared for the Company by an outside compensation consulting firm.

After extensive discussion and debate, the Committee voted to implement the stock option program substantially in the form recommended by Mr. Brann. The methodology used to determine the size of the individual grants was based upon a multiple of base salary, subject to the Committee's qualitative evaluation of each individual's performance. The Committee decided that the multiples of base salary of the executive officers which should be used to determine the magnitude of the 1998 annual stock option grant would range from 2.7 to 4.3.

The Committee determined that options to purchase an aggregate of 418,000 shares would be granted to executive officers as a group, which included options to purchase 125,000 shares granted to Mr. Brann and options to purchase 60,000 shares granted to Edward J. Borey, who resigned as an executive officer in December 1998. The option exercise price was $16.5938 per share, the fair market value of UNOVA Common Stock on the date of grant. The Committee directed that the options become cumulatively exercisable at the rate of 20 percent per year on the first through fifth anniversaries of the date of grant, with the exception of options granted to three executive officers expected to retire in less than five years, whose options become fully exercisable over a shorter period of time.

ANNUAL BONUSES FOR 1998.

On January 22, 1998, the Board of Directors adopted a Management Incentive Compensation Plan for UNOVA's first full fiscal year, which provided for the payment of annual bonuses subject to the achievement by the Company or its applicable operating unit of preestablished performance goals. The Committee established maximum potential bonus amounts for each Plan participant based upon a percentage of the participant's salary.

Such percentage was 125% of base salary for Mr. Brann and ranged from 70% to 125% of base salary for the other executive officers. For executive officers associated with the corporate headquarters, performance goals were established based upon stipulated levels of consolidated revenues and earnings per share of the Company for 1998. For the executive officers associated with the Company's two business segments, performance goals were established based on stipulated levels of revenues and return on capital utilized for the applicable business segment.

Based upon actual performance of the Company and its operating units during 1998, the performance goals applicable to corporate headquarters participants were met at a level which entitled the participants to receive 100% of their maximum potential bonuses. The performance goals of the executive officer associated with the Company's Automated Data Systems business segment were achieved at a level which entitled the officer to receive 51.1% of his maximum potential bonus. The performance goals applicable to the executive officer associated with the Company's Industrial Automation Systems segment were not achieved at a level which entitled such officer to receive a bonus.

The Management Incentive Compensation Plan entitles the Committee to reduce the amount of the bonuses below the maximum amount which may be awarded based upon achievement of the relevant performance goals. In the case of executive officers associated with the corporate headquarters, the Committee analyzed the "quality" of the Company's 1998 earnings per share and noted that of the reported $1.27 earnings per share, 35 cents per share was attributable to the one-time gain resulting from the sale of the Company's headquarters building in Beverly Hills, California, and the remainder was attributable to operations. The Committee decided to apply a formula which would relate the bonuses of these executive officers more clearly with the Company's operating results. As a result, the four executive officers associated with the corporate headquarters were awarded 77.8% of the maximum bonus amounts which could have been paid as a result of the level at which corporate performance goals were achieved. Mr. Brann was awarded a bonus of $680,750 for 1998. Bonuses of the other four executive officers who received cash incentive awards for 1998 are set forth in the Summary Compensation Table appearing on page 19 of the proxy statement in which this Report is included.

The Committee awarded bonuses to executive officers associated with the Company's two business segments at the amount, if any, permitted by the degree to which the performance goals for these officers were attained.

SECTION 162(m) POLICY.

In general, the Committee believes that executive compensation should be designed to qualify for exemption from the limitation on deductibility prescribed by Section 162(m) of the Internal Revenue Code. The Management Incentive Compensation Plan, being presented for shareholder approval at the Annual Meeting, has been designed so that the awards thereunder should qualify for such exemption.

However, the Committee believes there may in the future be instances when the interests of the Company and its shareholders may be best served by awarding compensation based on factors other than, or in addition to, achievement of the shareholder-approved performance goals. In such cases the Committee may determine to award compensation which would not be deductible for Federal income tax purposes from the Company's gross income.

DATED: February 5, 1999

                                          THE COMPENSATION COMMITTEE

                                          Orion L. Hoch, Chair
                                          Stephen E. Frank
                                          Steven B. Sample
                                          William D. Walsh

                            STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on UNOVA Common Stock with the cumulative total return of the Standard & Poor's Midcap 400 Index and a composite line-of-business index designed to reflect the mix of the Company's business segments for the period beginning October 22, 1997, which was the date "when issued" trading commenced in UNOVA Common Stock on the New York Stock Exchange, and ending December 31, 1998. The composite line-of-business index was prepared by combining the Standard & Poor's 400 Electrical Equipment Index, believed by management to comprise companies reasonably comparable to UNOVA's Automated Data Systems segment, and the Standard & Poor's 400 Manufacturing (Specialized) Index, believed by management to comprise companies reasonably comparable to UNOVA's Industrial Automation Systems segment. Each of these two indexes was weighted based on relative sales and asset levels of the Company's business segments. The graph assumes the investment of $100 on October 22, 1997, in UNOVA Common Stock, in the S&P Midcap 400 Index, and in the composite line-of-business index prepared as described above. Total shareholder return was calculated on the basis that in each case all dividends were reinvested.

                         TOTAL RETURN TO SHAREHOLDER'S
                         (DIVIDENDS REINVESTED MONTHLY)
                            ANNUAL RETURN PERCENTAGE

                                                                        YEARS ENDING
                                                                  ------------------------
               COMPANY/INDEX                                       12/31/97     12/31/98
               ---------------------------------------------------------------------------
            UNOVA INC                                                 -12.92        10.27
            *S&P COMPOSITE INDEX                                       -6.88        14.45
            S&P MIDCAP 400 INDEX                                       -1.17        19.11

                                INDEXED RETURNS

                                                        BASE            YEARS ENDING
                                                       PERIOD     ------------------------
               COMPANY/INDEX                          10/22/97     12/31/97     12/31/98
               ---------------------------------------------------------------------------
            UNOVA INC                                       100        87.08        96.02
            *S&P COMPOSITE INDEX                            100        93.14       106.60
            S&P MIDCAP 400 INDEX                            100        98.83       117.71

*S&P COMPOSITE INDEX IS MADE UP OF ELECTRICAL EQUIPMENT -400 (46%) AND MANUFACTURING (SPECIALIZED)-400 (54%)

                                 OTHER MATTERS

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

BY MANAGEMENT.

The following table sets forth the number of shares of UNOVA Common Stock beneficially owned, directly or indirectly, by each director, each Named Executive Officer, and all directors and executive officers as a group as of March 15, 1999. Except as otherwise indicated, each individual named (1) has sole investment and voting power with respect to the securities shown or (2) shares investment and/or dispositive power with the individual's spouse.

                                                       AMOUNT AND NATURE
                                                              OF
                                                          BENEFICIAL        PERCENT OF
              NAME OF BENEFICIAL OWNER                   OWNERSHIP (a)         CLASS

Paul Bancroft, III                                             2,892             *

Alton J. Brann                                               301,475             *

Joseph T. Casey                                               76,284(b)          *

William C. Edwards                                            39,653(c)          *

Stephen E. Frank                                              36,260(d)          *

Claire W. Gargalli                                             2,000             *

Orion L. Hoch                                                130,717(e)          *

Steven B. Sample                                              29,472(f)          *

William D. Walsh                                             120,452(g)          *

Charles A. Cusumano                                           18,517             *

Michael E. Keane                                              43,260             *

Michael Ohanian                                               34,002             *

Norman L. Roberts                                             35,245             *

Clayton A. Williams                                           40,638             *

All directors and executive officers (14 persons)            990,842(h)           1.77%

* Less than 1%.

(a) Includes shares of the Company's Common Stock subject to options which were exercisable on March 15, 1999, or become exercisable within 60 days thereafter, as follows: Mr. Brann, 100,000 shares; Mr. Frank, 25,000 shares; Dr. Hoch, 25,000 shares; Dr. Sample, 25,000 shares; Mr. Walsh, 25,000 shares; Mr. Cusumano, 15,000 shares; Mr. Keane, 25,000 shares; Mr. Ohanian, 25,000 shares; Mr. Roberts, 25,000 shares; Mr. Williams, 25,000 shares; and such group, 315,000 shares.

(b) Includes 1,021 shares of phantom Common Stock credited to Mr. Casey's deferred account under the Director Stock Option and Fee Plan. Also, includes 10,000 shares held by a charitable corporation of which Mr. Casey serves as trustee. Mr. Casey has voting and investment power with respect to such 10,000 shares and may thus be deemed to have incidents of beneficial ownership thereof for certain purposes within the meaning of applicable regulations of the SEC.

(c) Includes 353 shares of phantom Common Stock credited to Mr. Edwards' deferred account under the Director Stock Option and Fee Plan.

(d) Includes 4,260 shares of phantom Common Stock credited to Mr. Frank's deferred account under the Director Stock Option and Fee Plan.

(e) Includes 4,260 shares of phantom Common Stock credited to Dr. Hoch's deferred account under the Director Stock Option and Fee Plan. Also includes 1,080 shares owned by Dr. Hoch's wife, as to which shares Dr. Hoch disclaims beneficial ownership.

(f) Includes 3,972 shares of phantom Common Stock credited to Dr. Sample's deferred account under the Director Stock Option and Fee Plan.

(g) Includes 1,652 shares of phantom Common Stock credited to Mr. Walsh's deferred account under the Director Stock Option and Fee Plan.

(h) Includes 48,500 shares of Common Stock held by The UNOVA Foundation (the "Foundation"). Voting power and investment power with respect to these shares are exercised by the Foundation's officers, who are elected by the directors of the Foundation. The Foundation's directors are elected by, and may be removed by, the Board of Directors of the Company. The officers of the Foundation share voting power with respect to such shares of Common Stock held by the Foundation, and one officer of the Foundation, who is also an executive officer of the Company, has sole investment power with respect to such shares. Thus such officers may be deemed to have incidents of beneficial ownership thereof for certain purposes within the meaning of the SEC regulations referred to above. Also includes 31,475 shares of Common Stock held by the UNOVA Master Pension Trust, a trust organized to hold the assets of certain qualified U.S. pension plans. Voting and investment power with respect to these shares is exercised by a committee appointed by the Board of Directors comprising four officers of the Company.

BY OTHERS.

The following table sets forth each person or entity that as of December 31, 1998, reported beneficial ownership of more than 5% of the Company's outstanding Common Stock, except for any entity which has subsequently advised the Company that it is no longer such a 5% holder.

                                                   AMOUNT AND NATURE
                                                          OF
                                                      BENEFICIAL
      NAME AND ADDRESS OF BENEFICIAL OWNER             OWNERSHIP      PERCENT OF CLASS

Unitrin, Inc.                                          12,657,764(a)          23.04%
One East Wacker Drive
Chicago, Il 60601

Perry Corp. and Richard C. Perry                        4,263,300(b)           7.76%
599 Lexington Avenue
New York, NY 10022

Dodge & Cox                                             3,462,733(c)           6.30%
One Sansome Street, 35(th) Floor
San Francisco, CA 94104

FMR Corp.                                               3,252,400(d)           5.92%
82 Devonshire Street
Boston, MA 02109

(a) Unitrin, Inc. ("Unitrin"), has reported in a filing on Schedule 13D under the Exchange Act that these shares are owned by two of its subsidiaries, Trinity Universal Insurance Company (7,206,776 shares) and United Insurance Company of America (5,450,988 shares). Unitrin and each of such subsidiaries reported that each such subsidiary shared voting power and dispositive power with Unitrin with respect to the shares so owned. Based upon the foregoing, Unitrin may be deemed to be the indirect beneficial owner of such 12,657,764 shares.

(b) In a filing on Schedule 13G under the Exchange Act by Richard C. Perry and Perry Corp., Perry Corp. is described as a private investment firm of which Richard C. Perry is the president and sole stockholder. The joint filers state that they have sole voting and dispositive power with respect to 4,263,300 shares.

(c) In a filing on Schedule 13G under the Exchange Act, Dodge & Cox stated that it held sole voting power with respect to 3,124,933 shares, shared voting power with respect to 47,100 shares, and sole dispositive power with respect to 3,462,733 shares. Dodge & Cox has reported that such shares are beneficially owned by clients of such firm, including investment companies, pension funds, and other institutional holders.

(d) In a filing on Schedule 13G under the Exchange Act, FMR Corp. stated that it held sole voting power with respect to 403,100 shares and sole dispositive power with respect to 3,252,400 shares. The filing further disclosed that its subsidiary Fidelity Management & Research Company is the beneficial owner of 2,849,300 shares as a result of acting as investment advisor to various registered investment companies.

FILING OF REPORTS UNDER SECTION 16(a) OF THE EXCHANGE ACT.

Section 16(a) of the Exchange Act requires that the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on an examination of the copies of such forms furnished to the Company and upon written representations that no other reports were required during 1998, all Section 16(a) filing requirements applicable to the Company's executive officers and directors were satisfied in 1998.

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING.

Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC and the By-laws of the Company. For such proposals to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting, they must be received by the Company not later than November 30, 1999. Shareholder proposals for business matters to be conducted at the meeting, including nominations of persons to serve as directors of the Company, but not to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting, must be received not earlier than January 8, 2000, or later than February 7, 2000. Such proposals should be directed to the attention of the Secretary of the Company at 21900 Burbank Boulevard, Woodland Hills, California 91367-7418.

                                          THE BOARD OF DIRECTORS

                                          UNOVA, INC.

Beverly Hills, California
March 29, 1999

                                                                         ANNEX A

                                  UNOVA, INC.
                           1999 STOCK INCENTIVE PLAN

SECTION 1.  PURPOSE; DEFINITIONS

The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers and employees and to provide the Company and its subsidiaries with a stock plan providing incentives directly linked to the profitability of the Company's businesses and increases in shareholder value.

For purposes of the Plan, the following terms are defined as set forth below:

        a. "AFFILIATE" means a corporation or other entity controlled by the Company and designated by the Committee from time to time as such.

        b. "AWARD" means a Stock Appreciation Right, Stock Option, or Restricted Stock.

        c. "BOARD" means the Board of Directors of the Company.

        d. "CHANGE IN CONTROL" and "Change in Control Price" have the meanings set forth in Sections 8(b) and (c), respectively.

        e. "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

        f. "COMMISSION" means the Securities and Exchange Commission or any successor agency.

        g. "COMMITTEE" means the Committee referred to in Section 2.

        h. "COMPANY" means UNOVA, Inc., a Delaware corporation.

        i. "COVERED EMPLOYEE" means a participant designated prior to the grant of shares of Restricted Stock by the Committee who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which Restricted Stock is expected to be taxable to such participant.

        j. "DISABILITY" means permanent and total disability as determined for purposes of the Company's Long Term Disability Plan for the staff of the Company's corporate headquarters.

        k. "EARLY RETIREMENT" means retirement from active employment with the Company, a subsidiary or an Affiliate pursuant to the early retirement provisions of the applicable pension plan of such employer.

        l. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

        m. "FAIR MARKET VALUE" means, as of any given date, the mean between the highest and lowest reported sales prices of the Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Stock is listed or on NASDAQ. If there is no regular public trading market for such Stock, the Fair Market Value of the Stock shall be determined by the Committee in good faith.

        n. "INCENTIVE STOCK OPTION" means any Stock Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

        o. "NON-EMPLOYEE DIRECTOR" means a member of the Board who qualifies as a Non-Employee Director as defined in Rule 16b-3(b)(3), as promulgated by the Commission under the Exchange Act, or any successor definition adopted by the Commission.

        p. "NON-QUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option.

        q. "NORMAL RETIREMENT" means retirement from active employment with the Company, a subsidiary or an Affiliate at or after age 65.

        r. "QUALIFIED PERFORMANCE-BASED AWARD" means an Award of Restricted Stock designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

        s. "PERFORMANCE GOALS" means the performance goals established by the Committee in connection with the grant of an Award. In the case of Qualified Performance-Based Awards, (i) such Performance Goals shall be based on the attainment of specified levels of one or more of the following measures: cash flow ("CF"), cash value added ("CVA"), revenue growth ("RG"), return on assets ("ROA"), return on capital ("ROC"), return on capital utilized ("ROCU"), return on equity ("ROE"), return on revenue ("ROR") or return on tangible equity ("ROTE") of the Company or of any business unit thereof within which the participant is primarily employed, or that are based on the attainment of specified levels of Basic Earnings per Share ("BEPS") or Diluted Earnings per Share ("DEPS") of the Company or that are based, in whole or in part, on a level or levels of increase in the Fair Market Value of the Stock, and that are intended to qualify under Section 162(m)(4)(c) of the Code, and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. For purposes of the Plan, CF, CVA, RG, ROA, ROC, ROCU, ROE, ROR, ROTE, BEPS and DEPS shall have the meanings set forth in Exhibit A hereto.

        t. "PLAN" means the UNOVA, Inc. 1999 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

        u. "RESTRICTED STOCK" means an Award granted under Section 7.

        v. "RETIREMENT" means Normal or Early Retirement.

        w. "RULE 16B-3" means Rule 16b-3, as promulgated by the Commission under
    Section 16(b) of the Exchange Act, as amended from time to time.

        x. "SECTION 162(M) EXEMPTION" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in
    Section 162(m)(4)(C) of the Code.

        y. "STOCK" means the common stock, par value $.01 per share, of the Company.

        z. "STOCK APPRECIATION RIGHT" means a right granted under Section 6.

        aa. "STOCK OPTION" means an option granted under Section 5.

        bb. "TERMINATION OF EMPLOYMENT" means the termination of the participant's employment with the Company and any subsidiary or Affiliate. A participant employed by a subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the subsidiary or Affiliate ceases to be such a subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of the Company or another subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its subsidiaries and Affiliates shall not be considered Terminations of Employment. If so determined by the Committee, a participant shall be deemed not to have incurred a

    Termination of Employment if the participant enters into a contract with the Company or a subsidiary providing for the rendering by the participant of consulting services to the Company or such subsidiary on terms approved by the Committee; however, Termination of Employment of the participant shall occur when such contract ceases to be in effect.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2.  ADMINISTRATION

The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate (the "Committee"), which shall be composed of not less than two Non-Employee Directors, each of whom shall be an "outside director" for purposes of Section 162(m)(4) of the Code and shall be appointed by and serve at the pleasure of the Board.

The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to officers and employees of the Company and its subsidiaries and Affiliates.

Among other things, the Committee shall have the authority, subject to the terms of the Plan:

        (a) To select the officers and employees to whom Awards may from time to time be granted;

        (b) To determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock or any combination thereof are to be granted hereunder;

        (c) To determine the number of shares of Stock to be covered by each Award granted hereunder;

        (d) To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Company or any subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Stock relating thereto, based on such factors as the Committee shall determine;

        (e) To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith;

        (f) To determine to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred; and

        (g) To determine under what circumstances an Award may be settled in cash or Stock under Sections 5(j), 5(k) and 6(b)(ii), except as otherwise therein provided.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

Any determination made by the Committee pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3.  SHARES OF STOCK SUBJECT TO PLAN

Subject to adjustment as provided herein, the total number of shares of Stock available for grant under the Plan shall be four million five hundred thousand (4,500,000). However, no more than 30 percent of the shares of Stock available for grant under the Plan as of the first day of any calendar year during which the Plan is in effect shall be utilized in that fiscal year for the grant of Awards in the form of Restricted Stock. No participant may be granted Awards covering more than one million (1,000,000) shares of Stock in any calendar year during which the Plan is in existence. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

If any shares of Restricted Stock are forfeited, or if any Stock Option (and related Stock Appreciation Right, if any) terminates without being exercised, or if any Stock Appreciation Right is exercised for cash, shares subject to such Awards shall again be available for distribution in connection with Awards under the Plan.

In the event of any change in corporate capitalization, such as a stock split or any corporate transaction (such as any merger, consolidation or separation (including a spin-off)), any other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the individual limits on Awards under the Plan, in the number, kind and exercise price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to outstanding Awards in the form of Restricted Stock granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; PROVIDED, HOWEVER, that the number of shares subject to any Award shall always be a whole number. Such adjusted exercise price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option.

SECTION 4.  ELIGIBILITY

Officers and employees of the Company, its subsidiaries and Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company, its subsidiaries and Affiliates are eligible to be granted Awards under the Plan. No grant shall be made under this Plan to a director who is not an officer or a salaried employee of the Company, its subsidiaries or Affiliates.

SECTION 5.  STOCK OPTIONS

Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Non-Qualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); PROVIDED, HOWEVER, that grants hereunder are subject to the annual limit on grants to individual participants set forth in Section 3. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock

Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur on the date the Committee selects an individual to be a participant in any grant of a Stock Option, determines the number of shares of Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option. The Company shall notify a participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Company to the participant. Such agreement or agreements shall become effective upon execution by the Company and the participant.

Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code.

Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(a) OPTION PRICE. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Stock subject to the Stock Option on the date of grant.

(b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

(c) EXERCISABILITY. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. The exercisability of a Stock Option may be conditional upon the attainment of Performance Goals, which need not be the same for all optionees. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

(d) METHOD OF EXERCISE; ISSUANCE OF STOCK. Subject to the provisions of this
Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Stock subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. Payment, in full or in part, may also be made in the form of unrestricted Stock already owned by the optionee for a period of at least six months prior to the date of exercise based on the Fair Market Value of the Stock on the date the Stock Option is exercised.

In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

No shares of Stock shall be issued until full payment therefor has been made. Except as otherwise provided in Section 5(l) below, an optionee shall have all of the rights of a shareholder of the Company holding the class or series of Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 11(a). Upon exercise of a Stock Option, a participant shall be entitled (unless the participant has given a broker the irrevocable instructions referred to in the preceding paragraph) to receive a certificate representing the Stock issuable upon exercise of the Stock Option or such other evidence of ownership as the Company may then generally provide to its shareholders of record.

(e) NONTRANSFERABILITY OF STOCK OPTIONS. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Non-Qualified Stock Option, as otherwise expressly permitted under the applicable option agreement including, if so permitted, pursuant to a gift to such optionee's family, whether directly or indirectly or by means of a trust or partnership or otherwise. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to the preceding sentence, it being understood that the term "holder" and "optionee" include such guardian, legal representative and other transferee.

(f) TERMINATION BY DEATH. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

(g) TERMINATION BY REASON OF DISABILITY. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of three years (or such shorter period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(h) TERMINATION BY REASON OF RETIREMENT. Unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine until the expiration of the stated term of such Stock Option, PROVIDED, HOWEVER, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(i) OTHER TERMINATION. Unless otherwise determined by the Committee, if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three months from the date of such Termination of Employment or the balance of the term of such Stock Option; provided, however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(j) CASHING OUT OF STOCK OPTION. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value of the Stock over the option price times the number of shares of Stock for which the Option is being exercised on the effective date of such cash-out.

(k) CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per share of Stock on the date of such election shall exceed the exercise price per share of Stock under the Stock Option (the "Spread") multiplied by the number of shares of Stock granted under the Stock Option as to which the right granted under this Section 5(k) shall have been exercised. Notwithstanding the foregoing, if any right granted pursuant to this Section 5(k) would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that but for the nature of such grant would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such right Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

(l) DEFERRAL OF OPTION SHARES. The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the Shares subject to such Option and/or to receive cash at such later time or times in lieu of such deferred Shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then notwithstanding Section 5(d) above, an optionee who elects such deferral shall not have any rights as a stockholder with respect to such deferred Shares unless and until Shares are actually delivered to the optionee with respect thereto, except to the extent otherwise determined by the Committee.

SECTION 6.  STOCK APPRECIATION RIGHTS

(a) GRANT AND EXERCISE. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

A Stock Appreciation Right may be exercised by an optionee in accordance with
Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

(b) TERMS AND CONDITIONS. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

        (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6.

        (ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Stock or both, in value equal to the excess of the Fair Market Value of one share of Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

        (iii) Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).

        (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in
    Section 3 on the number of shares of Stock to be issued under the Plan, but only to the extent of the number of shares covered by the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

SECTION 7.  RESTRICTED STOCK

(a) ADMINISTRATION. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the officers and employees to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any participant (subject to the annual limit on grants to individual participants set forth in Section 3), the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c).

(b) AWARDS AND CERTIFICATES. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate or other evidence of ownership issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

       "The transferability of the shares of stock represented hereby [referred to herein] are subject to the terms and conditions (including forfeiture) of the UNOVA, Inc. 1999 Stock Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the principal executive offices of UNOVA, Inc."

The Committee may require that any certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such Award.

(c) TERMS AND CONDITIONS. Shares of Restricted Stock shall be subject to the following terms and conditions:

        (i) The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; PROVIDED, HOWEVER, that in the case of Restricted Stock that is a Qualified Performance-Based Award, the applicable Performance Goals shall have been satisfied.

        (ii) Subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 7(c)(vi), during the period, if any, set by the Committee, commencing with the date of such Award for which such participant's continued service is required (the "Restriction Period"), and until the later of (i) the expiration of the Restriction Period and (ii) the date the applicable Performance Goals (if any) are satisfied, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock; PROVIDED that the foregoing shall not prevent a participant from pledging Restricted Stock as security for a loan, the sole purpose of which is to provide funds to pay the option price for Stock Options.

        (iii) Except as provided in this paragraph (iii) and Sections 7(c)(i) and 7(c)(ii) and the Restricted Stock Agreement, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Restricted Stock Agreement and subject to
    Section 11(e) of the Plan, (A) cash dividends on the class or series of Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, and (B) dividends payable in Stock shall be paid in the form of Restricted Stock of the same class as the Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends.

        (iv) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Sections 7(c)(i), 7(c)(ii), 7(c)(v) and 8(a)(ii), upon a participant's Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the participant.

        (v) Except to the extent otherwise provided in Section 8(a)(ii), in the event that a participant retires or such participant's employment is involuntarily terminated, the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock with respect to which a participant is a Covered Employee, satisfaction of the applicable Performance Goals unless the participant's employment is terminated by reason of death or Disability) with respect to any or all of such participant's shares of Restricted Stock.

        (vi) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates or other evidence of ownership for such shares shall be delivered to the participant upon surrender of the legended certificates or other evidence of ownership.

        (vii) Each Award shall be confirmed by, and be subject to, the terms of a Restricted Stock Agreement.

        (viii)  Notwithstanding the foregoing, but subject to the provisions of
    Section 8 hereof, no Award in the form of Restricted Stock, the vesting of which is conditioned only upon the continued service of the participant, shall vest earlier than the first, second and third anniversaries of the date of grant thereof, on each of which dates a maximum of one-third of the shares of Stock subject to the Award may vest, and no award in the form of Restricted Stock, the vesting of which is conditioned upon the attainment of a specified Performance Goal or Goals, shall vest earlier than the first anniversary of the date of grant thereof.

SECTION 8.  CHANGE IN CONTROL PROVISIONS

(a) IMPACT OF EVENT. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control:

        (i) Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant.

        (ii) The restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

(b) DEFINITION OF CHANGE IN CONTROL. For purposes of the Plan, a "Change in Control" shall mean the happening of any of the following events:

        (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30 percent or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or
    (4) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 8(b); or

        (ii) Individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, that any individual who becomes a member of the Board subsequent to such effective date of the Plan, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, PROVIDED FURTHER, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

        (iii) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business

    Combination") or if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 60 percent of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

        (iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c) CHANGE IN CONTROL PRICE. For purposes of the Plan, "Change in Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Business Combination, the highest price of a share of Stock paid in such tender or exchange offer or Business Combination; PROVIDED, HOWEVER, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

SECTION 9.  TERM, AMENDMENT AND TERMINATION

The Plan will terminate 10 years after the effective date of the Plan. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, or Restricted Stock Award theretofore granted without the optionee's or recipient's consent, except such an amendment made to cause the Plan to qualify for any exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law or agreement.

The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent except such an amendment made to cause the Plan or Award to qualify for any exemption provided by Rule 16b-3 ; provided, however, that such power of the Committee shall not extend to the reduction of the exercise price of a previously granted Stock Option, except as provided in Section 3 hereof, nor may the Committee substitute new Stock Options for previously granted Stock Options having higher option prices.

Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 10.  UNFUNDED STATUS OF PLAN

It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; PROVIDED, HOWEVER, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 11.  GENERAL PROVISIONS

(a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates or evidence of ownership for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Stock under the Plan prior to fulfillment of all of the following conditions:

        (1) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Stock;

        (2) Any registration or other qualification of such shares of Stock under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

        (3) Obtaining any other consent, approval or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b) Nothing contained in the Plan shall prevent the Company or any subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c) Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any subsidiary or Affiliate to terminate the employment of any employee at any time.

(d) No later than the date as of which an amount first becomes includable in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate for the settlement of withholding obligations with Stock.

(e) Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

(f) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

(g) In the case of a grant of an Award to any employee of a subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Stock, if any, covered by the Award to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares of Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

(h) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

SECTION 12.  EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the date it is approved by the stockholders of the Company.

                                                                       EXHIBIT A
                                                                    [TO ANNEX A]

                                  DEFINITIONS

BASIC EARNINGS PER SHARE (BEPS)

    Income available to common stockholders of the Company excluding the cumulative effect on prior years of an accounting change net of income taxes and the after tax charges that may result from the acquisition of research and development associated with acquiring a business entity, a line of business, or a technology, divided by the weighted-average number of common shares of the Company outstanding during the applicable period. Shares issued during the applicable period and shares reacquired during the applicable period shall be weighted for the portion of the period that they were outstanding.

BUSINESS OPERATING PROFIT (BOP)

    Total Sales less Total Cost of Sales less Marketing expense less General and Administrative Expenses plus Other Income or minus Other Expense.

CAPITAL

    The sum of all interest-bearing debt, including debt with imputed interest, and total equity.

CAPITAL CHARGE PERCENTAGE

    Represents the risk adjusted cost of capital charge expressed as a percentage established for the Company and each business unit as determined by the Holt Associates, Inc. model.

CAPITAL UTILIZED

    Total equity, plus Notes Payable, plus Current Portion of Long-Term Debt plus Long-Term Debt, plus Advances from Corporate (less if net Advances are to Corporate), less Investments in Consolidated Subsidiaries.

CASH FLOW (CF)

    The sum of Net Income plus depreciation and amortization.

CASH VALUE ADDED (CVA)

    Gross Cash Flow minus the product of Gross Investment times Capital Charge Percentage, plus any amounts borrowed from CVA Bank, less any amounts repaid to the CVA Bank.

CONSOLIDATED PRE-TAX INCOME

    Net Income of the Company and its Consolidated Subsidiaries before taxes and before giving effect to extraordinary items.

CVA BANK

    CVA Bank means, with respect to each approved project or approved acquisition, a bookkeeping record of an account used to defer negative CVA generation to later fiscal periods. All deferred negative CVA amounts will incur an annual capital charge of the respective business unit. For purposes of this definition, an "approved acquisition" shall be any acquisition of the stock or assets of another entity which has been approved by the Company's Board of Directors, and an "approved project" shall be one which has been designated as eligible for CVA Bank treatment by the Compensation Committee during the first 90 days of the fiscal year in which such deferral account is established.

DILUTED EARNINGS PER SHARE (DEPS)

    DEPS is computed in the same manner as BEPS; however, the weighted-average number of common shares of the Company outstanding during the applicable period is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares resulting from stock options or other common stock equivalents had been issued.

GROSS CASH FLOW

    Annual BOP plus depreciation, amortization, rental expense, and research and development expense, less taxes paid, plus increases in or less decrease in non-operating accrued other expenses, plus net decrease in pension asset, less net increase in pension asset.

GROSS INVESTMENT

    Average Capital Utilized plus accumulated depreciation, capitalization of research and development expense for the most recent five fiscal years and rental expense, less deferred tax assets, less pension assets, plus fixed asset inflation adjustment, plus non-operating accrued other expenses.

NET INCOME

    Net Income (Loss) shall include income (loss) from continuing operations before provision for income taxes; provision for income taxes; income from discontinued operations net of applicable income taxes; and effect on income from extraordinary items net of applicable income taxes. Net Income shall not include the cumulative effect on prior years of an accounting change net of income taxes and the after tax charges that may result from the acquisition of research and development associated with acquiring a business entity, a line of business, or a technology.

NET REVENUE (NR)

    Total net sales and service revenue after adjustments for all discounts, returns, and allowances.

RETURN ON ASSETS (ROA)

    BOP divided by average assets (computed on a monthly basis).

RETURN ON CAPITAL (ROC)

    Income before interest and taxes divided by average annual capital (computed on a monthly basis).

RETURN ON CAPITAL UTILIZED (ROCU)

    BOP divided by average Capital Utilized (computed on a monthly basis).

RETURN ON EQUITY (ROE)

    Net Income divided by beginning equity.

RETURN ON REVENUE (ROR)

    BOP divided by total Net Revenue expressed as a percent.

RETURN ON TANGIBLE EQUITY (ROTE)

    Net Income divided by beginning tangible equity.

REVENUE (RV)

    Revenue as reported on the Company's annual financial statements.

REVENUE GROWTH (RG)

    The increase in revenue for the current fiscal year, expressed as a percent, above a specified base line period.

                                                                         ANNEX B

                                  UNOVA, INC.
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
                                       I
                                    PURPOSE

    This UNOVA, Inc. Management Incentive Compensation Plan (the "Plan") is intended to provide a significant but variable economic opportunity to selected officers and key employees of UNOVA, Inc. and its subsidiaries; to align management incentives with the achievement of stipulated goals; and to encourage long-term planning and performance. Payments pursuant to Section IX of the Plan are intended to qualify under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended, as excluded from the term "applicable employee remuneration" as used in such Section (such payments are hereinafter referred to as "Excluded Income").

                                       II
                                  DEFINITIONS

    "APPROVED LEAVE OF ABSENCE" shall have the meaning set forth in rules to be adopted by the Committee and shall include in any event a leave of absence for purposes of service in the Armed Forces of the United States.

    "BOARD" shall mean the Board of Directors of UNOVA, Inc.

    "BONUS" shall mean a cash amount allocated to a Participant pursuant to the terms of the Plan, including an Incentive Award, and shall comprise both the amount of the award payable currently in cash and the amount allocated to a Participant's bookkeeping account in the Bonus Bank.

    "BONUS BANK" shall mean a system of maintaining bookkeeping entries whereby positive or negative amounts may be entered for the account of any Participant as contemplated by Article V, and indicating the balance of each Participant's account, which shall initially be zero, computed by combining any previously entered amounts, whether positive or negative, but without crediting any amount of interest. The Bonus Bank shall not be funded; no Participant shall have any vested right with respect to specific assets thereof; and all positive balances shown in the accounts of Participants shall be considered a portion of the general assets of the Company and be available to satisfy claims of the Company's creditors.

    "CHANGE IN CONTROL" shall have the meaning assigned to such term in Section 8(b) of the Company's 1999 Stock Incentive Plan.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    "COMMITTEE" shall mean the Compensation Committee of the Board.

    "COMPANY" shall mean UNOVA, Inc., a Delaware corporation, and its subsidiaries.

    "COVERED EMPLOYEES" shall mean Participants designated by the Committee prior to the grant of a Bonus award opportunity hereunder who are or are expected to be "covered employees" within the meaning of Section 162(m)(3) of the Code for the Measurement Period in which a Bonus hereunder is payable and for whom the Committee intends that amounts payable hereunder shall constitute Excluded Income.

    "DISABILITY" shall mean permanent and total disability as determined for purposes of the Company's Long-Term Disability Plan for the staff of the Company's corporate headquarters as in effect from time to time.

    "DISINTERESTED PERSON" shall mean a member of the Board who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

    "INCENTIVE AWARD" shall have the meaning set forth in Article IX hereof.

    "MEASUREMENT PERIOD" shall have the meaning set forth in Article IX hereof.

    "PARTICIPANT" shall have the meaning set forth in Article IV hereof.

    "PERFORMANCE GOALS" shall have the meaning set forth in Article IX hereof.

    "RETIREMENT" shall mean either (i) retirement from active employment with the Company or a subsidiary at or after age 65 or (ii) early retirement from active employment with the Company or a subsidiary pursuant to the early retirement provisions of the applicable pension plan of such employer.

    "TARGET BONUS" shall mean the amount determined by multiplying the amount of a Participant's base salary actually paid during the applicable Measurement Period by a percentage designated by the Committee in its sole discretion prior to the commencement of such Measurement Period, or within the first 90 days thereof, which percentage need not be the same for each Participant.

                                      III
                                 ADMINISTRATION

    The Plan shall be administered by the Committee or such other committee of the Board designated by the Board which is composed of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board.

    In administering the Plan the Committee may at its option employ compensation consultants, accountants, and counsel (who may be the compensation consultants, independent auditors, or outside counsel of the Company) and other persons to assist or render advice to the Committee, all at the expense of the Company.

    Except as limited by law or by the Company's Certificate of Incorporation or By-laws, and subject to the provisions hereof, the Committee shall have authority to select Participants in the Plan upon the recommendation of the Chief Executive Officer; determine the size and types of awards; determine the terms and conditions of earning awards; determine the time or times and method of payment thereof; interpret the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and, subject to Article VI, amend the terms and conditions of the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. Subject to the provisions hereof, the Committee may adopt written guidelines for the implementation and administration of the Plan. All determinations and decisions of the Committee arising under the Plan shall be final, binding, and conclusive upon all parties.

                                       IV
                                  ELIGIBILITY

    The Committee shall, in its sole discretion, determine for each Measurement Period those officers and other key employees of the Company who shall be eligible to participate in the Plan (the "Participants") for such Measurement Period. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length, nor shall participation in the Plan in any Measurement Period by any Participant give any person the right to participate in the Plan in any subsequent Measurement Period.

                                       V
                       DETERMINATION OF BONUS; BONUS BANK

    Subject to Article IX hereof, the form, amount, and manner of and time of payment of each Bonus to a Participant shall be determined by and at the discretion of the Committee. The Committee may (but must, in the case of Participants who are Covered Employees) condition the earning of a Bonus upon the attainment of specified Performance Goals measured over a period not greater than one year relating to the Participant or the Company, or a subsidiary or division of the Company for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, which Performance Goals (or other factors or criteria) may be different for each Participant. Bonuses under the Plan will consist of a cash amount, based upon the relationship of the Target Bonus to the degree of achievement of such Performance Goals during the Measurement Period. Bonuses under this Plan for Covered Employees shall be subject to preestablished Performance Goals in accordance with Article IX hereof. The Committee shall determine the extent, if any, to which such cash amount shall be paid currently to the Participant, by stipulating either a fixed amount or a percentage of the cash amount determined under the Plan, with the remainder of such cash amount (unless the Committee otherwise determines) to be credited to the account of the Participant in the Bonus Bank.

    In each year in which this Plan is in operation, so long as CVA shall be one of the designated Performance Goals for a majority of the Participants during such fiscal year, each Participant shall receive one-third of any positive balance of such Participant's Bonus Bank account as at the date on which Annual Bonus amounts of Participants are determined (after adjusting the Bonus Bank for the effect, if any, of the current year's prorated positive or negative amounts). If for any year CVA shall not be one of the designated Performance Goals for a majority of the Participants, the Committee may prescribe a different schedule for payment of any balances of Participants' bookkeeping accounts in the Bonus Bank.

    If the minimum Performance Goals are not attained, the cash amount so determined from the relationship of the Target Bonus to the degree of achievement of the Performance Goals may be a negative amount and may, if so determined by the Committee, be recorded in whole or in part as a charge to the Participant's account in the Bonus Bank.

    The Committee may, in its sole discretion, increase or decrease the amount of any Bonus payable to a Participant (but may not increase the amount of any Bonus payable to Covered Employees) and may award Bonuses to Participants (other than Covered Employees except as provided in Article VI) even though the Performance Goals applicable to the award of the Bonuses are not achieved.

                                       VI
                           TERMINATION OF EMPLOYMENT

    In the event a Participant's employment is terminated by reason of death, Disability, or Retirement, or the Participant shall have commenced an Approved Leave of Absence, the Bonus determined in accordance with Article V hereof shall be calculated to reflect participation prior to employment termination only. The reduced award shall be determined by multiplying such Bonus by a fraction, the numerator of which is the number of full months of employment in the Measurement Period through the date of employment termination, and the denominator of which is 12. In the case of a Participant's Disability, the employment termination shall be deemed to have occurred on the date all of the conditions of Disability have been satisfied, as determined by the Committee. Except as otherwise provided in any agreement or plan of the Company to which the Participant is party or in which he or she participates providing for payments following a Change in Control, in the event that a Participant's employment is terminated prior to completion of a Measurement Period for any reason other than death, Disability, or Retirement, and the Participant shall not have been on an Approved Leave of Absence at the time the Participant's Bonus would have been determined, all of the Participant's rights to a Bonus for such Measurement Period shall be forfeited. However, the Committee may, in its sole discretion, pay an award prorated in the manner described above for the portion of the Measurement Period that the Participant was employed by the Company.

    Furthermore, in the event a Participant's employment is terminated by reason of death, Disability, or Retirement, or if the Participant's employment is terminated under circumstances which the Committee in its sole discretion deems to have been a termination without cause, the Participant shall within 30 days following the next date on which annual Bonus amounts of Participants are determined be paid in cash any positive balance in the Participant's bookkeeping account in the Bonus Bank after adjusting the Bonus Bank for the effect, if any, of the current year's negative or positive amounts. Notwithstanding the foregoing, any involuntary termination of a Participant's employment (other than by reason of death, Disability, or Retirement) which occurs within a period of one year following a Change in Control shall be conclusively deemed to have been a termination without cause. If the balance of the Participant's account as of the date of such determination of Bonus amounts following termination of employment is negative, such negative amount shall be disregarded for all purposes and may not be offset in whole or in part against any other amount then payable to the Participant.

                                      VII
                           AMENDMENT AND TERMINATION

    The Board shall have the right to modify the Plan from time to time but no such modification shall, without prior approval of the Company's shareholders, change Section (c) of Article IX of this Plan to alter the criteria on which the Performance Goals are based, to increase the amount of the limitation on certain awards set forth in Section (e) of Article IX, or to increase the benefits accruing to Participants hereunder who are Covered Employees, or, without the consent of the Participant affected, impair any Bonus awarded prior to the effective date of the modification.

                                      VIII
                                 MISCELLANEOUS

    Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.

                                       IX
                 PROCEDURES FOR CERTAIN DESIGNATED PARTICIPANTS

    Bonuses under the Plan awarded to Participants who are Covered Employees shall be subject to preestablished Performance Goals as set forth herein. Notwithstanding Article V hereof, the Committee shall not have discretion to modify the terms of awards to such Participants except as specifically set forth in this Article IX.

    (A) TARGET BONUS. Prior to the commencement of a Measurement Period, or within the first 90 days thereof, the Committee shall grant bonus award opportunities to such of the Participants who may be Covered Employees, payment of which shall be conditioned upon satisfaction of specific Performance Goals measured over a period not greater than one year established by the Committee in writing at the time of grant of the award opportunities. An award to a Covered Employee (an "Incentive Award") shall consist of a cash amount to be based upon the relationship between the Participant's Target Bonus and the degree to which the applicable Performance Goals are achieved, which amount may, in the event the minimum Performance Goals are not achieved, be a negative amount. The Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to a Measurement Period (under which circumstances the Participant will have no right to receive the amount of such reduction even if the Performance Goals are met).

    (B) MEASUREMENT PERIOD. The Measurement Period will be a period of one fiscal year, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Goals are established with respect to a particular Incentive Award (the period so specified being herein referred to as the "Measurement Period").

    (C) PERFORMANCE GOALS. The performance goals ("Performance Goals") established by the Committee at the time an award opportunity is granted shall comprise specified levels of one or more of the following factors: basic earnings per share ("BEPS"), cash value added ("CVA"), diluted earnings per share ("DEPS"), return on capital utilized ("ROCU"), return on tangible equity ("ROTE"), return on equity ("ROE"), return on assets ("ROA"), return on capital ("ROC"), cash flow ("CF"), revenue growth ("RG"), revenue ("RV"), or return on revenue ("ROR") of the Company or of its applicable business unit, as appropriate. For purposes of this Plan, BEPS, CVA, DEPS, ROCU, ROTE, ROE, ROA, ROC, CF, RG, RV, or ROR shall have the meanings set forth in Exhibit A hereto.

    (D) PAYMENT OF AN INCENTIVE AWARD. At the time the opportunity to receive an Incentive Award is granted, the Committee shall prescribe a formula to determine the percentage of the Target Bonus award which will constitute the Bonus amount based upon the degree of attainment of the Performance Goals during the Measurement Period. If the minimum Performance Goals established by the Committee are not met, no award will be made to a Participant who is a Covered Employee (however, a negative account may in such case be recorded in the Participant's account in the Bonus Bank). To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Incentive Awards have been satisfied, an Incentive Award shall be made in accordance with the prescribed formula based upon a percentage of the Participant's Target Bonus unless the Committee determines, in its sole discretion, to reduce the payment to be made. The Committee shall also determine, by prescribing a dollar amount or a formula, what portion of the Incentive Award shall be paid on a current basis to the Participant and what portion shall be credited to the Participant's account in the Bonus Bank.

    (E) MAXIMUM PAYABLE. The maximum amount of an Incentive Award made to a Covered Employee, comprising both the portion thereof paid currently in cash and the portion thereof credited to the Participant's bookkeeping account in the Bonus Bank, for any fiscal year of the Company shall be $5,000,000. The maximum amount which may be paid to a Covered Employee pursuant to the Plan during any fiscal year shall be such Covered Employee's Incentive Award for the preceding fiscal year plus any portion of his or her prior Incentive Awards credited to such person's Bonus Bank account but not previously paid.

                                       X
                               DEFERRAL ELECTIONS

    The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonuses otherwise payable currently in cash hereunder.

                                       XI
                                 EFFECTIVE DATE

    This Plan shall become effective on the date of its adoption by the Board and shall supersede in its entirety the Management Incentive Compensation Plan which was in effect for 1998. The Plan shall be submitted to the shareholders of the Company for approval at the 1999 Annual Meeting of Shareholders.

                                      XII
                                  OTHER AWARDS

    Nothing in this Plan shall limit the power of the Company to award any annual or longer-term incentive compensation, whether payable in cash, Common Stock of the Company, or otherwise, to any employee of the Company or any subsidiary thereof under any other arrangement, contract, or understanding, whether written or not, regardless of whether or not such employee is a Participant in this Plan.

                                      XIII
                            BENEFICIARY DESIGNATION

    Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit, including without limitation the payment of any positive balance of a Participant's account with the Bonus Bank, under the Plan is to be paid in case of the Participant's death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and shall be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

    (a) Participant's spouse (unless the parties were divorced or legally separated by court decree);

    (b) Participant's children (including children by adoption);

    (c) Participant's parents (including parents by adoption); or

    (d) Participant's executor or administrator.

    Payment of benefits under the Plan following a Participant's death shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one member, benefit payments shall be made in equal shares among members of that class.

                                                                       EXHIBIT A
                                                                    [TO ANNEX B]

                                  DEFINITIONS

BASIC EARNINGS PER SHARE (BEPS)

    Income available to common stockholders of the Company excluding the cumulative effect on prior years of an accounting change net of income taxes and the after tax charges that may result from the acquisition of research and development associated with acquiring a business entity, a line of business, or a technology, divided by the weighted-average number of common shares of the Company outstanding during the applicable period. Shares issued during the applicable period and shares reacquired during the applicable period shall be weighted for the portion of the period that they were outstanding.

BUSINESS OPERATING PROFIT (BOP)

    Total Sales less Total Cost of Sales less Marketing expense less General and Administrative Expenses plus Other Income or minus Other Expense.

CAPITAL

    The sum of all interest-bearing debt, including debt with imputed interest, and total equity.

CAPITAL CHARGE PERCENTAGE

    Represents the risk adjusted cost of capital charge expressed as a percentage established for the Company and each business unit as determined by the Holt Associates, Inc. model.

CAPITAL UTILIZED

    Total equity, plus Notes Payable, plus Current Portion of Long-Term Debt plus Long-Term Debt, plus Advances from Corporate (less if net Advances are to Corporate), less Investments in Consolidated Subsidiaries.

CASH FLOW (CF)

    The sum of Net Income plus depreciation and amortization.

CASH VALUE ADDED (CVA)

    Gross Cash Flow minus the product of Gross Investment times Capital Charge Percentage, plus any amounts borrowed from CVA Bank, less any amounts repaid to the CVA Bank.

CONSOLIDATED PRE-TAX INCOME

    Net Income of the Company and its Consolidated Subsidiaries before taxes and before giving effect to extraordinary items.

CVA BANK

    CVA Bank means, with respect to each approved project or approved acquisition, a bookkeeping record of an account used to defer negative CVA generation to later fiscal periods. All deferred negative CVA amounts will incur an annual capital charge of the respective business unit. For purposes of this definition, an "approved acquisition" shall be any acquisition of the stock or assets of another entity which has been approved by the Company's Board of Directors, and an "approved project" shall be one which has been designated as eligible for CVA Bank treatment by the Compensation Committee during the first 90 days of the fiscal year in which such deferral account is established.

DILUTED EARNINGS PER SHARE (DEPS)

    DEPS is computed in the same manner as BEPS; however, the weighted-average number of common shares of the Company outstanding during the applicable period is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares resulting from stock options or other common stock equivalents had been issued.

GROSS CASH FLOW

    Annual BOP plus depreciation, amortization, rental expense, and research and development expense, less taxes paid, plus increases in or less decrease in non-operating accrued other expenses, plus net decrease in pension asset, less net increase in pension asset.

GROSS INVESTMENT

    Average Capital Utilized plus accumulated depreciation, capitalization of research and development expense for the most recent five fiscal years and rental expense, less deferred tax assets, less pension assets, plus fixed asset inflation adjustment, plus non-operating accrued other expenses.

NET INCOME

    Net Income (Loss) shall include income (loss) from continuing operations before provision for income taxes; provision for income taxes; income from discontinued operations net of applicable income taxes; and effect on income from extraordinary items net of applicable income taxes. Net Income shall not include the cumulative effect on prior years of an accounting change net of income taxes and the after tax charges that may result from the acquisition of research and development associated with acquiring a business entity, a line of business, or a technology.

NET REVENUE (NR)

    Total net sales and service revenue after adjustments for all discounts, returns, and allowances.

RETURN ON ASSETS (ROA)

    BOP divided by average assets (computed on a monthly basis).

RETURN ON CAPITAL (ROC)

    Income before interest and taxes divided by average annual capital (computed on a monthly basis).

RETURN ON CAPITAL UTILIZED (ROCU)

    BOP divided by average Capital Utilized (computed on a monthly basis).

RETURN ON EQUITY (ROE)

    Net Income divided by beginning equity.

RETURN ON REVENUE (ROR)

    BOP divided by total Net Revenue expressed as a percent.

RETURN ON TANGIBLE EQUITY (ROTE)

    Net Income divided by beginning tangible equity.

REVENUE (RV)

    Revenue as reported on the Company's annual financial statements.

REVENUE GROWTH (RG)

    The increase in revenue for the current fiscal year, expressed as a percent, above a specified base line period.

                                     [LOGO]

                                   SUPPLEMENT
                                     TO THE
                                PROXY STATEMENT

                             ----------------------

                                     INDEX

                          ----------------------------

                       SUPPLEMENT TO THE PROXY STATEMENT

                                  UNOVA, INC.

                 CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                            SELECTED FINANCIAL DATA

                                                                                                               PAGE
                                                                                                             ---------

Management's Responsibility for Financial Reporting........................................................        F-1

Independent Auditors' Report...............................................................................        F-2

Consolidated and Combined Statements of Operations
 Years Ended December 31, 1998, 1997 and 1996..............................................................        F-3

Consolidated Balance Sheets
 December 31, 1998 and 1997................................................................................        F-4

Consolidated and Combined Statements of Cash Flows
 Years Ended December 31, 1998, 1997 and 1996..............................................................        F-5

Consolidated and Combined Statements of Changes in Shareholders' Investment
 Years Ended December 31, 1998, 1997 and 1996..............................................................        F-6

Notes to Consolidated and Combined Financial Statements....................................................        F-7

Management's Discussion and Analysis of Financial Condition and Results of Operations......................       F-27

Quantitative and Qualitative Disclosures about Market Risk.................................................       F-32

Selected Financial Data....................................................................................       F-33

UNOVA, INC.
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The consolidated and combined financial statements of UNOVA, Inc. and subsidiaries and related financial information included in this Annual Report, have been prepared by the Company, whose management is responsible for their integrity. These statements, which necessarily reflect estimates and judgments, have been prepared in conformity with generally accepted accounting principles.

The Company maintains a system of internal controls to provide reasonable assurance that assets are safeguarded and transactions are properly executed and recorded. As part of this system, the Company has an internal audit staff to monitor compliance with and the effectiveness of established procedures.

The consolidated and combined financial statements have been audited by Deloitte & Touche LLP, independent auditors, whose report appears on page F-2.

The Audit and Compliance Committee of the Board of Directors, which consists solely of directors who are not employees of the Company, meets periodically with management, the independent auditors and the Company's internal auditors to review the scope of their activities and reports relating to internal controls and financial reporting matters. The independent and internal auditors have full and free access to the Audit and Compliance Committee and meet with the Committee both with and without the presence of Company management.

/s/ Michael E. Keane

Senior Vice President and
Chief Financial Officer

February 12, 1999

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders

UNOVA, Inc.

Beverly Hills, California

We have audited the accompanying consolidated and combined balance sheets of UNOVA, Inc. and subsidiaries (as described in Note A) as of December 31, 1998 and 1997, and the related consolidated and combined statements of operations, changes in shareholders' investment, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of UNOVA, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Los Angeles, California

February 12, 1999

                                  UNOVA, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                            1998        1997        1996
                                                         ----------  ----------  ----------
Sales and Service Revenues.............................  $1,662,663  $1,426,247  $1,164,682
                                                         ----------  ----------  ----------

Costs and Expenses
  Cost of sales........................................   1,110,799     981,380     841,820
  Selling, general and administrative..................     383,663     324,405     218,672
  Depreciation and amortization........................      57,043      40,672      27,043
  Acquired in-process research and development
    charges............................................                 211,500
  Interest, net........................................      25,715      16,689       7,111
                                                         ----------  ----------  ----------
    Total Costs and Expenses...........................   1,577,220   1,574,646   1,094,646
                                                         ----------  ----------  ----------

Other Income, Net......................................      31,523
                                                         ----------

Earnings (Loss) before Taxes on Income.................     116,966    (148,399)     70,036

Taxes on Income........................................     (47,253)    (22,968)    (28,014)
                                                         ----------  ----------  ----------

Net Earnings (Loss)....................................  $   69,713  $ (171,367) $   42,022
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

Basic Earnings (Loss) per Share........................  $     1.28  $    (3.17) $      .78
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

Diluted Earnings (Loss) per Share......................  $     1.27  $    (3.17) $      .78
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

   See accompanying notes to consolidated and combined financial statements.

                                  UNOVA, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (THOUSANDS OF DOLLARS)

                                                                          DECEMBER 31,
                                                                     ----------------------
                                                                        1998        1997
                                                                     ----------  ----------
                                          ASSETS
Current Assets
  Cash and cash equivalents........................................  $   17,708  $   13,685
  Accounts receivable, net of allowance for doubtful accounts of
    $24,021 (1998) and $19,719 (1997)..............................     662,885     448,079
  Inventories, net of progress billings............................     336,005     150,537
  Deferred tax assets..............................................     141,773     106,694
  Other current assets.............................................      21,129      30,072
                                                                     ----------  ----------
      Total Current Assets.........................................   1,179,500     749,067

Property, Plant and Equipment, Net.................................     286,171     157,680

Goodwill and Other Intangibles, Net of Accumulated Amortization of
  $70,244 (1998) and $54,266 (1997)................................     400,164     366,098

Other Assets.......................................................     113,381      83,513
                                                                     ----------  ----------

Total Assets.......................................................  $1,979,216  $1,356,358
                                                                     ----------  ----------
                                                                     ----------  ----------
                         LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities
  Accounts payable and accrued expenses............................  $  456,812  $  311,759
  Payroll and related expenses.....................................      93,199      72,909
  Notes payable and current portion of long-term obligations.......     237,276      86,645
                                                                     ----------  ----------
      Total Current Liabilities....................................     787,287     471,313
                                                                     ----------  ----------

Long-term Obligations..............................................     366,487     216,938
                                                                     ----------  ----------

Deferred Tax Liabilities...........................................      42,154      22,918
                                                                     ----------  ----------

Other Long-term Liabilities........................................      81,863      55,700
                                                                     ----------  ----------

Commitments and Contingencies......................................

Shareholders' Investment
  Preferred stock; 50,000,000 shares authorized....................
  Common stock; shares outstanding:
    54,942,655 (1998) and 54,510,193 (1997)........................         549         545
  Additional paid-in capital.......................................     645,054     603,743
  Retained earnings (deficit)......................................      61,672      (8,041)
  Accumulated other comprehensive income:
    Cumulative currency translation adjustment.....................      (5,850)     (6,758)
                                                                     ----------  ----------
      Total Shareholders' Investment...............................     701,425     589,489
                                                                     ----------  ----------

Total Liabilities and Shareholders' Investment.....................  $1,979,216  $1,356,358
                                                                     ----------  ----------
                                                                     ----------  ----------

   See accompanying notes to consolidated and combined financial statements.

                                  UNOVA, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                              1998       1997       1996
                                                            ---------  ---------  ---------
Cash and Cash Equivalents at Beginning of Year............  $  13,685  $ 149,467  $ 103,501
                                                            ---------  ---------  ---------
Cash Flows from Operating Activities:
  Net earnings (loss).....................................     69,713   (171,367)    42,022
  Adjustments to reconcile net earnings (loss) to net cash
    provided by operating activities (net of
    acquisitions):
      Acquired in-process research and development
        charges...........................................               211,500
      Depreciation and amortization.......................     57,043     40,672     27,043
      Gain on sale of property plant and equipment, net...    (35,043)
      Deferred taxes......................................       (437)     2,162     (9,803)
      Change in accounts receivable.......................   (109,096)    39,752   (142,159)
      Change in inventories...............................    (67,223)    (9,167)    21,986
      Change in other current assets......................     13,889    (12,540)      (804)
      Change in accounts payable and accrued expenses.....     69,922    (53,830)    73,701
      Change in payroll and related expenses..............     13,493      6,238     (2,382)
      Change in prepaid pension costs, net................    (14,620)   (11,217)    (6,983)
      Other operating activities..........................      6,823     (1,247)     6,537
                                                            ---------  ---------  ---------
        Net cash provided by operating activities.........      4,464     40,956      9,158
                                                            ---------  ---------  ---------
Cash Flows from Investing Activities:
  Acquisition of businesses net of cash acquired..........   (287,350)  (400,754)
  Capital expenditures....................................    (83,776)   (30,310)   (22,541)
  Proceeds from sale of property, plant and equipment.....     71,118      7,198
  Investment in unconsolidated companies..................                (8,500)
  Investment in radio frequency identification
    technology............................................                (8,200)
  Proceeds from sale of businesses and investments........      4,671                31,100
  Other investing activities..............................     (9,162)       (81)     1,049
                                                            ---------  ---------  ---------
        Net cash (used in) provided by investing
          activities......................................   (304,499)  (440,647)     9,608
                                                            ---------  ---------  ---------
Cash Flows from Financing Activities:
  Proceeds from borrowings................................    754,780    276,698     11,551
  Repayment of borrowings.................................   (457,271)   (95,607)    (7,243)
  Dividend paid to Western Atlas Inc......................              (230,000)
  Net transactions with Western Atlas Inc.................               190,338     25,747
  Change in due to Western Atlas Inc......................               120,426     (2,855)
  Other financing activities..............................      6,549      2,054
                                                            ---------  ---------  ---------
        Net cash provided by financing activities.........    304,058    263,909     27,200
                                                            ---------  ---------  ---------
Resulting in Increase (Decrease) in Cash and Cash
  Equivalents.............................................      4,023   (135,782)    45,966
                                                            ---------  ---------  ---------
Cash and Cash Equivalents at End of Year..................  $  17,708  $  13,685  $ 149,467
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------

   See accompanying notes to consolidated and combined financial statements.

                                  UNOVA, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN
                            SHAREHOLDERS' INVESTMENT

                             (THOUSANDS OF DOLLARS)

                                                                  ADDITIONAL    RETAINED    ACCUMULATED OTHER  NET INVESTMENT
                                                      COMMON        PAID-IN     EARNINGS      COMPREHENSIVE      BY WESTERN
                                          TOTAL        STOCK        CAPITAL     (DEFICIT)        INCOME             ATLAS
                                        ---------  -------------  -----------  -----------  -----------------  ---------------
BALANCE, JANUARY 1, 1996..............  $ 502,659                                                                $   502,659
                                        ---------
Comprehensive Income:
  Net earnings........................     42,022                                                                     42,022
  Currency translation adjustment.....      4,080                                                                      4,080
                                        ---------
    Comprehensive Income..............     46,102
                                        ---------
Net transactions with Western Atlas
  Inc.................................     25,747                                                                     25,747
                                        ---------                                                              ---------------
BALANCE, DECEMBER 31, 1996............    574,508                                                                    574,508
                                        ---------
Comprehensive Loss before Distribution
  Date:
  Net loss to Distribution Date.......   (163,326)                                                                  (163,326)
  Currency translation adjustment to
    Distribution Date.................     (3,699)                                                                    (3,699)
                                        ---------
    Comprehensive Loss before
      Distribution Date...............   (167,025)
                                        ---------
Net transactions with Western Atlas
  Inc.................................    190,338                                                                    190,338
                                        ---------
Distribution of common stock to UNOVA
  shareholders........................               $     545     $ 601,689                    $  (4,413)          (597,821)
Comprehensive Loss from Distribution
  Date to December 31, 1997:
  Net loss from Distribution Date to
    December 31, 1997.................     (8,041)                              $  (8,041)
  Currency translation adjustment from
    Distribution Date to December 31,
    1997..............................     (2,345)                                                 (2,345)
                                        ---------
    Comprehensive Loss from
      Distribution Date to December
      31, 1997........................    (10,386)
                                        ---------
Other.................................      2,054                      2,054
                                        ---------        -----    -----------  -----------        -------      ---------------
BALANCE, DECEMBER 31, 1997............    589,489          545       603,743       (8,041)         (6,758)
                                        ---------
Comprehensive Income:
  Net earnings........................     69,713                                  69,713
  Currency translation adjustment.....        908                                                     908
                                        ---------
    Comprehensive Income..............     70,621
                                        ---------
Distribution-related tax benefit......     34,809                     34,809
Other.................................      6,506            4         6,502
                                        ---------        -----    -----------  -----------        -------      ---------------
BALANCE, DECEMBER 31, 1998............  $ 701,425    $     549     $ 645,054    $  61,672       $  (5,850)       $   --
                                        ---------        -----    -----------  -----------        -------      ---------------
                                        ---------        -----    -----------  -----------        -------      ---------------

   See accompanying notes to consolidated and combined financial statements.

                                  UNOVA, INC.
            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE A: SIGNIFICANT ACCOUNTING POLICIES

GENERAL INFORMATION. UNOVA, Inc. ("UNOVA" or the "Company") became an independent public company on October 31, 1997 (the "Distribution Date"), when all of the UNOVA common stock was distributed to holders of common stock of Western Atlas Inc. ("WAI"), in the form of a dividend (the "Distribution"). Every WAI shareholder of record on October 24, 1997 was entitled to receive one share of UNOVA common stock for each WAI share of common stock held.

NATURE OF OPERATIONS. UNOVA is an industrial technologies company providing global customers with solutions for improving their efficiency and productivity. The Automated Data Systems business segment comprises automated data collection ("ADC") and mobile computing products and services, principally serving the industrial market. Customers are global distribution and transportation companies, food and beverage operations, manufacturing industries, health care providers and government agencies. The Industrial Automation Systems business segment includes integrated manufacturing systems, body welding and assembly systems, precision grinding and abrasives operations, and machining systems and stand-alone machine tools primarily serving the worldwide automotive, off-road vehicle, diesel engine and aerospace manufacturing industries.

PRINCIPLES OF CONSOLIDATION AND COMBINATION. The consolidated and combined financial statements include those of the Company, its subsidiaries and companies in which UNOVA has a controlling interest. Investments in companies over which UNOVA has influence but not a controlling interest are accounted for using the equity method. Investments in other companies are carried at cost. All material intercompany transactions have been eliminated.

The combined financial statements for all periods presented prior to the Distribution Date include the historical accounts and operations of the former WAI businesses that now comprise the Company. They include, at their historical amounts, the assets, liabilities, revenues and expenses directly related and those allocated to the businesses that now comprise the Company's operations. A pro rata share of certain general and administrative corporate costs incurred by WAI prior to the Distribution Date have been allocated to the Company based on the relative ratio of such projected costs to be incurred by WAI and the Company individually. Such costs include general management, legal, tax, treasury, insurance, financial audit, financial reporting, human resources and real estate services.

The Company's debt prior to the Distribution Date includes an allocation of a portion of WAI's corporate debt, based on the Company's estimated past capital requirements. Interest expense related thereto has been included in the Company's statements of operations at WAI's estimated blended historical rate of interest on long-term borrowings of 7.5%.

Management believes the above stated allocations were made on a reasonable basis; however, they do not necessarily reflect the results of operations which would have occurred had the Company been an independent entity nor are they necessarily indicative of future expenses or income (see Note J).

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS. The Company considers time deposits and commercial paper purchased within three months of their date of maturity to be cash equivalents.

INVENTORIES. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out or last-in, first-out method.

REVENUE RECOGNITION. Revenues are generally recognized when products are shipped or as services are performed. Revenues and profits on long-term contracts are recorded under the percentage-of-completion, cost to cost method of accounting. Any anticipated losses on contracts are charged to operations as soon as they are determinable. General and administrative costs are expensed as incurred.

RESEARCH AND DEVELOPMENT. Research and development costs are charged to expense as incurred. Total expenditures on research and development activities amounted to $71.5 million, $53.1 million and $29.7 million, in the years ended December 31, 1998, 1997, and 1996, respectively. The Company expensed a total of $211.5 million of acquired in-process research and development in 1997. See further discussion in Note B.

OTHER INCOME, NET. In the year ended December 31, 1998, other income, net consists of a gain of $35.5 million recognized on the sale of UNOVA's corporate headquarters building, offset by other non-operating expenses.

PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment is stated at cost. Depreciation, computed generally by the straight-line method for financial reporting purposes, is provided over the estimated useful lives of the related assets.

INCOME TAXES. The Company accounts for income taxes using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. See further discussion in Note G.

The Company's domestic operations and their foreign branches were included in WAI's consolidated tax returns (for periods prior to the Distribution Date). Any tax benefits related to these operations have been recorded in these financial statements if such were realizable by WAI on a consolidated basis. Foreign entities included in these financial statements pay taxes in accordance with local laws and regulations.

CONCENTRATIONS OF CREDIT RISK. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high credit quality institutions and limits the amount of credit exposure with any one institution. Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up the Company's customer base, thus spreading the trade credit risk. The Company evaluates the creditworthiness of its customers and maintains an allowance for anticipated losses.

No customer was significant to the Company's revenues in 1998. In 1997, one automotive customer represented 13% of revenues, while in 1996 another automotive customer represented 15% of revenues.

FOREIGN CURRENCIES. The currency effects of translating the financial statements of the Company's foreign entities that operate in local currency environments are included in the "cumulative currency translation adjustment" component of shareholders' investment. Currency transaction gains and losses are included in the consolidated and combined statements of operations and were not material for any periods presented herein.

FINANCIAL INSTRUMENTS. The Company from time to time enters into foreign currency exchange contracts to hedge certain foreign currency transactions and commitments and to reduce its exposure from investments in certain foreign operations. The amount and volume of such transactions are not material. The Company does not enter into any foreign currency contracts for trading purposes.

GOODWILL AND OTHER INTANGIBLES. Goodwill is amortized on a straight-line basis over periods ranging from 15 to 40 years. Other intangibles are amortized on a straight-line basis over periods ranging from four to 18 years.

IMPAIRMENT OF LONG-LIVED ASSETS AND GOODWILL. The Company assesses the recoverability of long-lived assets and goodwill at the end of each fiscal year or as circumstances indicate that the carrying amount of an asset may not be fully recoverable. Factors considered in evaluating recoverability include management's plans for the operations to which the asset relates and the historical earnings and projected undiscounted cash flows of such operations. An impairment is recorded to writedown long-lived assets and goodwill to their estimated fair value if the undiscounted cash flows estimated to be generated by the asset are less than its carrying amount.

ENVIRONMENTAL COSTS. Provisions for environmental costs are recorded when the Company determines its responsibility for remedial efforts and such amounts are reasonably estimable.

NEW ACCOUNTING PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is effective for fiscal years beginning after June 15, 1999. The Company is currently evaluating the impact of adopting this statement.

RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B: BUSINESS ACQUISITIONS, INVESTMENTS, AND DISPOSITIONS

ACQUISITIONS AND INVESTMENTS

In October 1998, UNOVA acquired the machine tool business of Cincinnati Milacron for approximately $180.0 million in cash, subject to post-closing adjustments. The division, which was renamed Cincinnati Machine, a UNOVA Company ("Cincinnati Machine"), is engaged in the design, manufacture, sale and servicing of standard and advanced computer numerically controlled metal cutting machine tools for the industrial component, aerospace, job shop, fluid power and automotive industries. Cincinnati Machine has become part of the Company's Industrial Automation Systems ("IAS") segment. The acquisition cost has been allocated to the net assets acquired based on the relative fair values. The acquisition was funded using the Company's committed credit facility and was accounted for under the purchase method of accounting.

During the third quarter of 1998, UNOVA acquired R & B Machine Tool Company ("R&B Machine"), a specialty machine and retooling company. This acquisition was funded using short-term uncommitted credit lines. In June 1998, the Company acquired the radio frequency identification ("RFID") business unit of Amtech Corporation known as the Amtech Systems Division ("Amtech Systems"). Amtech Systems is a supplier of wireless data technologies for electronic toll collection, rail and motor fleet tracking, and access control to parking and other structures. The Company had previously purchased $10.0 million of Amtech Corporation common stock which was applied towards the purchase price of Amtech Systems. Although these acquisitions are integral to the Company's business strategy, they are not material in the aggregate to UNOVA's consolidated and combined financial statements.

The allocation of the acquisition costs of Cincinnati Machine, R&B Machine and Amtech Systems is preliminary and subject to revision upon receipt of pending information, such as final assessment of certain legal and environmental exposures and the completion of certain appraisals. Any such revisions are not expected to have a material impact on the Company's consolidated and combined financial statements.

The Company acquired Norand Corporation ("Norand") on March 3, 1997, and United Barcode Industries ("UBI") on April 4, 1997. Norand designs, manufactures and markets mobile computing systems and wireless data communications networks using radio frequency technology. UBI, a European-based ADC company, manufactures bar code on-demand printers with labels and ribbons as well as hand-held scanners. These two companies were consolidated in Intermec Technologies Corporation, the Company's Automated Data Systems subsidiary. Both acquisitions were funded by Western Atlas borrowings and cash on hand, and have been accounted for under the purchase method of accounting. Accordingly, the acquisition costs (approximately $280.0 million and $107.0 million for Norand and UBI, respectively) were allocated to the net assets acquired based upon their relative fair values. Such allocation resulted in $203.3 million assigned to acquired in-process research and development activities; $154.1 million assigned to goodwill (amortized over 25 years using the straight-line method); and $29.0 million assigned to other intangibles (amortized over periods ranging from four to 18 years using the straight-line method). During the second quarter of 1997, the Company expensed the amounts assigned to acquired in-process research and development projects that had not yet achieved technological feasibility in accordance with Financial Accounting Standards Board Interpretation No. 4 ("FIN 4").

The Company acquired the remaining 51% of Honsberg, a German machine tool maker, in the second quarter of 1997. The original 49% of Honsberg was acquired during 1995. The Company purchased the stamping, engineering and prototyping division of Modern Prototype Company in September 1997. In December 1997, UNOVA acquired Goldcrown Machinery, Inc., a manufacturer of precision centerless grinding systems. Although these acquisitions are integral to the Company's business strategy, they are not material in the aggregate to UNOVA's consolidated and combined financial statements.

In December 1997, the Company acquired radio frequency identification ("RFID") technology from IBM Corporation. In connection with this acquisition, the Company recorded a $13.0 million after-tax charge in 1997 to expense acquired in-process research and development in accordance with FIN 4 and the anticipated loss on a related long-term contract. The Company is using this acquired technology to further develop its own RFID technology.

CASH FLOW DISCLOSURE

The fair values of acquired assets and liabilities, at their respective acquisition dates, are presented below for supplemental cash flow disclosure purposes. The 1998 balances include the assets and liabilities of Cincinnati Machine, R&B Machine and Amtech Systems while the 1997 balances include Norand, UBI, Honsberg, Modern Prototype and Goldcrown Machinery.

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                            ------------------------
                                                                                              1998            1997
                                                                                            --------        --------
                                                                                             (THOUSANDS OF DOLLARS)
Current assets............................................................................  $263,266        $164,153
Property, plant and equipment.............................................................   111,593          29,093
Goodwill and intangibles..................................................................    50,983         201,380
Other non-current assets..................................................................    17,864          55,956
Total debt................................................................................   (29,221)        (84,163)
Other current liabilities.................................................................   (85,049)       (146,724)
Other non-current liabilities.............................................................    (9,154)        (11,642)
In-process research and development.......................................................                   203,300
                                                                                            --------        --------
Purchase price............................................................................   320,282         411,353
Less non-cash payment of Amtech common stock..............................................   (10,000)
Less cash acquired........................................................................   (22,932)        (10,599)
                                                                                            --------        --------
Cash paid for acquisitions, net of cash acquired..........................................  $287,350        $400,754
                                                                                            --------        --------
                                                                                            --------        --------

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

The pro forma information for the year ended December 31, 1998 in the following paragraph gives effect to the acquisition of Cincinnati Machine as if it had occurred on January 1, 1998. The pro forma information for the year ended December 31, 1997 gives effect to the acquisitions of Cincinnati Machine and Norand as if they had occurred on January 1, 1997. The financial information has been prepared from the historical financial statements of the Company, Cincinnati Machine and Norand after giving effect to certain pro forma adjustments, including depreciation on the fair market value of the acquired property, plant, and equipment and interest expense associated with the increase in debt.

Unaudited pro forma sales and service revenues, net earnings and earnings per diluted share for the year ended December 31, 1998 are $2,009.1 million, $68.2 million and $1.25, respectively, reflecting the Cincinnati Machine acquisition as if it had occurred on January 1, 1998. Unaudited pro forma sales and service revenues, net earnings and earnings per diluted share for the year ended December 31, 1997 are $1,921.0 million, $27.4 million and $0.51, respectively, reflecting the Cincinnati Machine and Norand acquisitions as if they had occurred on January 1, 1997.

The unaudited pro forma financial information is not necessarily indicative of what the results of operations would have been if the combination had occurred on the above-mentioned dates. Additionally, such information may not be predictive of future results of operations.

DISPOSITIONS

The Company sold its Material Handling Systems operations in November of 1996. The activities of the division were not considered a core business of the Company.

NOTE C: CASH AND CASH EQUIVALENTS, DEBT AND INTEREST

Cash and cash equivalents amounted to $17.7 million and $13.7 million at December 31, 1998 and December 31, 1997, respectively, and consisted mainly of time deposits and commercial paper.

    Notes payable and long-term obligations consist of the following:

                                                            DECEMBER 31,
                                                        --------------------
                                                          1998       1997
                                                        ---------  ---------
                                                           (THOUSANDS OF
                                                              DOLLARS)
Borrowings under revolving credit facility, with
  average interest at 5.4% (1998) and 6.0% (1997), due
  2002................................................  $ 200,000  $ 200,000
Debentures, with interest at 6.875%, due 2005.........    100,000
Debentures, with interest at 7.00%, due 2008..........    100,000
Notes payable, with average interest at 5.3% (1998)
  and 5.1% (1997), due 1999...........................    186,024     86,411
Industrial revenue bonds, with average interest at
  5.5% (1998) and 5.6% (1997), due through 2005.......     13,500     13,500
Other, with average interest at 6.9% (1998) and 6.2%
  (1997), due through 2002............................      4,239      3,672
                                                        ---------  ---------
                                                          603,763    303,583
Less notes payable and current portion of long-term
  obligations.........................................   (237,276)   (86,645)
                                                        ---------  ---------
Long-term obligations.................................  $ 366,487  $ 216,938
                                                        ---------  ---------
                                                        ---------  ---------

At December 31, 1998 the Company classified $150.0 million of borrowings under the revolving credit facility as long-term, as the Company intends to refinance such obligations on a long-term basis. At December 31, 1997 the Company classified $200.0 million of short-term debt as long-term to reflect the debt offering that occurred in March 1998, which is described below.

Notes payable and long-term obligations at December 31, 1998 mature as follows:

YEAR ENDING DECEMBER 31,                                                (THOUSANDS OF DOLLARS)
----------------------------------------------------------------------  ----------------------
1999..................................................................       $    237,276
2000..................................................................              1,266
2001..................................................................                181
2002..................................................................            150,005
2003..................................................................                 --
Thereafter............................................................            215,035
                                                                               ----------
                                                                             $    603,763
                                                                               ----------
                                                                               ----------

The Company has an unsecured committed credit facility with a group of banks from which it may borrow up to $400.0 million. Under this credit facility, which expires in September 2002, the Company may borrow at the prime rate or at rates based on the London Inter Bank Offered Rate, certificates of deposit or other rates that are mutually acceptable to the banks and the Company. At February 12, 1999, $200.0 million of the credit facility was available for the Company's general use.

In January 1999, the Company entered into a new unsecured committed credit facility with a group of banks from which it may borrow up to $100.0 million. Under this credit facility, which expires in January 2000, the Company may borrow at the prime rate or at rates based on the London Inter Bank Offered Rate, certificates of deposit or other rates that are mutually acceptable to the banks and the Company. At February 12, 1999, $100.0 million of the credit facility was available for the Company's general use.

In addition, the Company maintains other uncommitted credit facilities and lines of credit of which $89.3 million was available to the Company at February 12, 1999.

The Company is in compliance with its various debt covenants the most restrictive of which relate to the Company's incurrence of debt, mergers, consolidations and sale of assets and which require the Company to satisfy certain leverage ratios.

In March 1998, the Company sold $200.0 million principal amount of senior unsecured debt. The sale comprised $100.0 million of 6.875% seven-year notes, at a price of 99.867 and $100.0 million of 7.00% ten-year notes, at a price of
99.856. Including underwriting fees, discounts and effects of forward rate agreements entered into by the Company to hedge the interest rates on the debt, the effective interest rates on the seven-year and ten-year notes are 7.125% and 7.175%, respectively. The net proceeds of approximately $198.0 million were used by the Company to repay outstanding short-term debt.

Financial instruments on the Company's consolidated balance sheets include accounts receivable, notes payable, and accounts payable which approximate their market values due to their short maturity. The $366.5 million of long term obligations had an estimated fair market value of $363.4 million as of December 31, 1998, based primarily on quoted market prices. UNOVA also has off-balance-sheet guarantees and letter-of-credit reimbursement agreements with respect to liabilities totaling a maximum amount of $228.8 million at December 31, 1998. These agreements primarily relate to the guarantee of performance on contracts.

Net interest expense is composed of the following:

                                                           YEAR ENDED DECEMBER 31,
                                                       -------------------------------
                                                         1998       1997       1996
                                                       ---------  ---------  ---------
                                                           (THOUSANDS OF DOLLARS)
Interest expense.....................................  $  28,182  $  20,234  $  11,533
Interest income......................................     (2,467)    (3,545)    (4,422)
                                                       ---------  ---------  ---------
Net interest expense.................................  $  25,715  $  16,689  $   7,111
                                                       ---------  ---------  ---------
                                                       ---------  ---------  ---------

The Company made interest payments to non-related parties of $25.3 million, $6.6 million, and $2.6 million in the years ended December 31, 1998, 1997 and 1996, respectively. Capitalized interest costs in each of the periods presented were not material. Interest expense of $12.0 million and $8.3 million on the allocated portion of WAI's corporate debt for the years ended December 31, 1997 and 1996, respectively, has been included in the Company's consolidated and combined statements of operations at WAI's estimated blended historical rate of interest on long-term borrowings of 7.5%.

NOTE D: ACCOUNTS RECEIVABLE AND INVENTORIES

Accounts receivable consists of the following:

                                                                        DECEMBER 31,
                                                                    --------------------
                                                                      1998       1997
                                                                    ---------  ---------
                                                                       (THOUSANDS OF
                                                                          DOLLARS)
Trade receivables, net............................................  $ 365,232  $ 202,890
Receivables related to long-term contracts
  Amounts billed..................................................    125,920    116,865
  Unbilled costs and accrued profit on progress completed and
    retentions....................................................    171,733    128,324
                                                                    ---------  ---------
Accounts receivable, net..........................................  $ 662,885  $ 448,079
                                                                    ---------  ---------
                                                                    ---------  ---------

The unbilled costs and retentions at December 31, 1998 are expected to be entirely billed and collected during 1999.

Inventories consist of the following:

                                                                        DECEMBER 31,
                                                                    --------------------
                                                                      1998       1997
                                                                    ---------  ---------
                                                                       (THOUSANDS OF
                                                                          DOLLARS)
Raw materials and work in process.................................  $ 232,010  $  94,845
Finished goods....................................................     82,434     38,074
Inventoried costs related to long-term contracts..................     56,823     29,656
Less progress billings............................................    (35,262)   (12,038)
                                                                    ---------  ---------
Inventories, net of progress billings.............................  $ 336,005  $ 150,537
                                                                    ---------  ---------
                                                                    ---------  ---------

NOTE E: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                                                 DECEMBER 31,
                                                             --------------------
                                                               1998       1997
                                                             ---------  ---------
                                                                (THOUSANDS OF
                                                                   DOLLARS)
Property, plant and equipment, at cost
  Land.....................................................  $  27,313  $  23,418
  Buildings and improvements...............................    120,142    102,462
  Machinery and equipment..................................    316,932    213,582
Less accumulated depreciation..............................   (178,216)  (181,782)
                                                             ---------  ---------
Net property, plant and equipment..........................  $ 286,171  $ 157,680
                                                             ---------  ---------
                                                             ---------  ---------

Depreciation expense was $40.9 million, $27.4 million and $20.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

The range of estimated useful lives of the major classes of assets are:

Buildings............................................................  10-45 years
Building improvements................................................   2-20 years
Machinery and equipment..............................................   2-15 years

As of December 31, 1998, minimum rental commitments under noncancellable operating leases were:

                                 YEAR ENDING DECEMBER 31,                                      OPERATING LEASES
------------------------------------------------------------------------------------------  ---------------------
                                                                                            (THOUSANDS OF DOLLARS)
1999......................................................................................         $17,517
2000......................................................................................          12,904
2001......................................................................................           7,793
2002......................................................................................           5,191
2003......................................................................................           3,781
Thereafter................................................................................          15,468
                                                                                                  --------
                                                                                                   $62,654
                                                                                                  --------
                                                                                                  --------

Rental expense for operating leases, including amounts for short-term leases with nominal, if any, future rental commitments, was $20.5 million, $17.9 million and $10.4 million, for the years ended December 31, 1998, 1997 and 1996, respectively.

In 1998, proceeds totaling approximately $71.1 million were received on the sale of the Company's corporate headquarters building and three operations facilities.

NOTE F: SHAREHOLDERS' INVESTMENT

CAPITAL STOCK

At December 31, 1998, there were authorized 250 million shares of common stock, par value $0.01, and 50 million shares of preferred stock, par value $0.01.

SHAREHOLDER RIGHTS PLAN

On September 24, 1997, the Company's Board of Directors adopted a Share Purchase Rights Plan (the "Plan") and, in accordance with such Plan, declared a dividend of one preferred share purchase right (the "Right") for each outstanding share of Company common stock, payable to shareholders of record on October 31, 1997. The Plan will cause substantial dilution to a party that attempts to acquire the Company in a manner or on terms not approved by the Board of Directors. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of seventy dollars. The Rights become exercisable if a person other than a person which presently holds more than 15 percent of the Company's common stock acquires 15 percent or more, or announces a tender offer for 15 percent or more, of the Company's outstanding common stock. If a person acquires 15 percent or more of the Company's outstanding common stock, each right will entitle the holder to purchase the Company's common stock having a market value of twice the exercise price of the Right. The Rights, which expire in September 2007, may be redeemed by UNOVA at a price of one cent per Right at any time prior to a person acquiring 15 percent or more of the outstanding common stock.

EARNINGS PER SHARE

For the year ended December 31, 1998, basic earnings per share is calculated using the weighted average number of common shares outstanding for the period while diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of outstanding stock options using the "treasury stock" method. For the year ended December 31, 1997, basic earnings per share is calculated using the weighted average balance of the number of shares outstanding for post-Distribution Date periods and the outstanding shares of WAI common stock at June 30, 1997 for periods prior to the Distribution Date, while diluted earnings per share is computed by adding the effect of outstanding stock options using the "treasury stock" method to the basic weighted average balance.

Shares used for basic and diluted earnings per share were computed as follows:

                                                                    YEAR ENDED           YEAR ENDED
                                                                 DECEMBER 31, 1998    DECEMBER 31, 1997
                                                                -------------------  -------------------
Weighted average common shares -- Basic                               54,620,208           54,056,243
Dilutive effect of stock options                                          82,859                   --
                                                                -------------------  -------------------
Weighted shares--Diluted                                              54,703,067           54,056,243
                                                                -------------------  -------------------
                                                                -------------------  -------------------

The Company used 53,891,534 shares, the outstanding shares of WAI common stock at June 30, 1997, to calculate both basic and diluted earnings per share in the year ended December 31, 1996.

At December 31, 1998, Company employees and directors held options to purchase 3,937,750 shares of Company common stock that were antidilutive to the diluted earnings per share computation. These options could become dilutive in future periods if the average market price of the Company's common stock exceeds the exercise price of the outstanding options.

STOCK OPTIONS

The UNOVA, Inc. 1997 Stock Incentive Plan (the "1997 Plan") provides for the grant of incentive awards to officers and other key employees. Incentive awards may be granted in the form of stock options, with or without related stock appreciation rights, or in the form of restricted stock. Under the 1997 Plan, stock options may not be granted at a price less than the market value of the Company's common stock on the date of grant. The 1997 Plan options usually vest in equal increments over five years. The Company also has a Director Stock Option and Fee Plan (the "Director Plan") which provides for the grant of stock options to the Company's non-employee directors. Under the Director Plan, stock options are granted annually at the market value of the Company's common stock on the date of grant. The number of options granted annually is fixed by the plan. Such options become fully exercisable on the first anniversary of their grant. Under the 1997 Plan and Director Plan, there were 582,700 options exercisable and 2,045,250 options available for grant as of December 31, 1998. No options were exercisable as of December 31, 1997.

    The following table summarizes the activity of the Company's stock option plans:

                                                                                     WEIGHTED-AVERAGE
                                                                                      EXERCISE PRICE
                                                                 NUMBER OF SHARES       PER SHARE
                                                                ------------------  ------------------
1997
  Granted                                                             2,504,500         $    18.80
                                                                     ----------
Outstanding at December 31, 1997                                      2,504,500              18.80
                                                                     ----------
1998
  Granted                                                             1,706,200              16.97
  Canceled                                                             (255,950)             18.37
                                                                     ----------
Outstanding at December 31, 1998                                      3,954,750              18.04
                                                                     ----------
                                                                     ----------

    Outstanding stock option data as of December 31, 1998:

                                    OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                               ------------------------------  --------------------------
                                   WEIGHTED-       WEIGHTED-                  WEIGHTED-
                                    AVERAGE         AVERAGE                    AVERAGE
    RANGE OF                       REMAINING       EXERCISE                   EXERCISE
EXERCISE PRICES   OUTSTANDING  CONTRACTUAL LIFE      PRICE     EXERCISABLE      PRICE
----------------  -----------  -----------------  -----------  -----------  -------------
$14.56 to $17.56   1,620,500            9.81       $   16.62      103,000     $   17.48
 18.81 to  22.00   2,334,250            8.88           19.02      479,700         18.88

The weighted-average fair value of stock options granted during 1998 and 1997 were $7.10 per option and $7.76 per option, respectively. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998 and 1997, respectively; risk-free interest rates of 4.63% and 5.80%, expected life of five years for both years; and expected volatility of 39.6%, determined from historical UNOVA stock price fluctuations, and 36.0%, determined from historical industry stock price fluctuations. There is no assurance that the assumptions used in determining the fair values of stock options will prove true in the future. The actual value of the options depends on several factors, including the actual market price of the common stock on the date of exercise. Changes in any of these factors as well as fluctuations in the market price of the Company's common stock will cause the actual value of these options to vary from the theoretical value indicated above.

EMPLOYEE STOCK PURCHASE PLAN

Effective January 1, 1998, UNOVA adopted an Employee Stock Purchase Plan under which the Company is authorized to sell up to five million shares of common stock to its eligible full-time employees. Under the terms of the plan, which is intended to qualify under Section 423 of the Internal Revenue Code, employees can choose to have up to 8% of their annual earnings (up to a maximum amount of $21,250 per calendar year) withheld to purchase the Company's common stock. The purchase price of the stock is 85% of the lower of the market price on the first day or last day of the applicable offering period, which is normally six months in duration. The Company sold 433,506 shares under the Plan in 1998, with approximately 30% of eligible employees participating. The weighted-average fair value of purchase rights granted in 1998 was $5.14 per share. The fair value of the stock purchase rights were determined using the same method and parameters for stock option grants described above, except for the use of an expected life equal to the applicable offering period. As previously noted, the actual value of purchase rights may vary from the theoretical value determined using the Black-Scholes option pricing model.

PRO FORMA COMPENSATION COST DISCLOSURE

The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized at the grant of stock options. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's pro forma net income and diluted earnings per share for 1998 would have been $64.6 million and $1.18, respectively. In 1997 the Company's pro forma net loss and diluted loss per share would have been $173.6 million and $3.21, respectively.

NOTE G: TAXES ON INCOME

Earnings (loss) before taxes on income by geographic area are as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                         -------------------------------
                                                           1998       1997       1996
                                                         ---------  ---------  ---------
                                                             (THOUSANDS OF DOLLARS)
United States..........................................  $  90,976  $(113,075) $  47,470
Other nations..........................................     25,990    (35,324)    22,566
                                                         ---------  ---------  ---------
                                                         $ 116,966  $(148,399) $  70,036
                                                         ---------  ---------  ---------
                                                         ---------  ---------  ---------

Taxes on income consist of the following provisions (benefits):

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                              1998       1997       1996
                                                            ---------  ---------  ---------
                                                                (THOUSANDS OF DOLLARS)
Currently Payable:
  U.S. taxes..............................................  $  20,416  $  13,821  $  31,619
  International taxes.....................................     12,451     10,124      6,446
                                                            ---------  ---------  ---------
                                                               32,867     23,945     38,065
                                                            ---------  ---------  ---------
Deferred:
  U.S. taxes..............................................     13,689        242     (9,685)
  International taxes.....................................        697     (1,219)      (366)
                                                            ---------  ---------  ---------
                                                               14,386       (977)   (10,051)
                                                            ---------  ---------  ---------
                                                            $  47,253  $  22,968  $  28,014
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------

Deferred taxes result from the effect of transactions which are recognized in different periods for financial and tax reporting purposes. The primary components of the Company's deferred tax assets and liabilities are as follows:

                                             DECEMBER 31, 1998     DECEMBER 31, 1997
                                            --------------------  --------------------
                                              ASSET    LIABILITY    ASSET    LIABILITY
                                            ---------  ---------  ---------  ---------
                                                      (THOUSANDS OF DOLLARS)
Accrued liabilities.......................  $  56,863             $  49,194
Receivables and inventories...............     18,872                14,431
Retiree medical benefits..................     10,176                 6,255
Intangibles...............................     12,963                 9,025
Tax credit carryforwards..................      6,395                 4,887
Deferred income...........................      2,718                10,195
Net operating loss carryforwards..........     41,511                13,572
Pensions..................................             $  23,588             $  14,251
Accelerated depreciation..................                18,566                 6,123
Other items...............................      1,220                 3,571      2,544
                                            ---------  ---------  ---------  ---------
Total before valuation allowance..........    150,718     42,154    111,130     22,918
Valuation allowance.......................     (8,945)               (4,436)
                                            ---------  ---------  ---------  ---------
                                            $ 141,773  $  42,154  $ 106,694  $  22,918
                                            ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------

The Company has available at December 31, 1998, a net operating tax loss carryforward in the United States of approximately $69.4 million. Approximately $7.7 million, $13.9 million, $4.2 million and

$43.6 million of the net operating tax loss carryforwards will expire in 2010, 2011, 2017 and 2018, respectively. The Company also has general business credit and other tax credits of approximately $6.4 million to offset future tax liability in the United States through 2018. The Company has foreign net operating tax loss carryforwards of $17.9 million and $31.4 million in Germany and the U.K. respectively.

Valuation allowances of $8.9 million and $4.4 million as of December 31, 1998 and 1997, respectively, were established for deferred income tax benefits related to the German loss carryforwards that may not be realized. Included in the valuation allowance is $4.4 million that relates to the acquired German net operating loss carryforwards; any tax benefits subsequently recognized for the acquired German net operating loss carryforwards will be allocated to goodwill. With the exception of the German tax loss carryforward, the Company believes it will utilize all other U.S. and foreign carryforward benefits.

The following is a reconciliation of income taxes at the U.S. statutory rate to the provision for income taxes:

                                                           YEAR ENDED DECEMBER 31,
                                                       -------------------------------
                                                         1998       1997       1996
                                                       ---------  ---------  ---------
                                                           (THOUSANDS OF DOLLARS)
Tax at U.S. statutory rate...........................  $  40,938  $ (51,940) $  24,513
Nondeductible acquired in-process research and
  development........................................                71,050
State income taxes net of federal benefit............      3,055      1,625      1,382
Amortization of nondeductible goodwill...............      4,272      4,431      1,916
Foreign operating losses with no tax benefit
  provided...........................................      4,556
Tax credits and FSC benefit..........................     (3,276)    (1,250)
Foreign earnings taxed at other than U.S. statutory
  rate...............................................       (316)      (223)        60
Other items..........................................     (1,976)      (725)       143
                                                       ---------  ---------  ---------
                                                       $  47,253  $  22,968  $  28,014
                                                       ---------  ---------  ---------
                                                       ---------  ---------  ---------

The Company made net tax payments of $4.5 million, $44.4 million and $26.1 million in the years ended December 31, 1998, 1997 and 1996, respectively.

The Company has provided for federal income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries.

NOTE H: PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The Company has retirement and pension plans which cover most of its employees. Most of the Company's U.S. employees are covered by a contributory defined benefit plan, under which annual contributions are made to the extent such contributions are actuarially determined to adequately fund the plan.

There are also defined contribution voluntary savings programs generally available for U.S. employees, which are intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. These plans are designed to enhance the retirement programs of participating employees. Under these plans, the Company matches up to 50% of a certain portion of participants' contributions.

Certain of the Company's non-U.S. subsidiaries also have a retirement plan for employees. The pension liabilities and their related costs are computed in accordance with the laws of the individual nations and appropriate actuarial practices.

U.S. PENSION PLANS

The following table sets forth the change in benefit obligations and plan assets of the Company's U.S. pension plans and the amounts recognized in the Company's balance sheets at December 31, 1998 and 1997.

                                                                   DECEMBER 31,
                                                               --------------------
                                                                 1998       1997
                                                               ---------  ---------
                                                                  (THOUSANDS OF
                                                                     DOLLARS)
CHANGE IN BENEFIT OBLIGATIONS
  Benefit obligation at beginning of year....................  $ 151,649  $ 139,026
  Service cost...............................................      6,140      5,988
  Interest cost..............................................     10,982     10,075
  Plan participants' contributions...........................        431        922
  Actuarial loss.............................................     22,149      5,770
  Benefits paid..............................................    (10,019)   (10,132)
  Other......................................................        510
                                                               ---------  ---------
  Benefit obligation at end of year..........................    181,842    151,649
                                                               ---------  ---------
CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year.............    345,347    267,956
  Actual return on plan assets...............................    (11,858)    88,571
  Plan participants' contributions...........................        431        922
  Benefits paid..............................................     (9,554)    (9,739)
  Spin-off adjustment........................................     (8,125)    (2,363)
                                                               ---------  ---------
  Fair value of plan assets at end of year...................    316,241    345,347
                                                               ---------  ---------
  Funded status..............................................    134,399    193,698
  Unrecognized net actuarial gain............................    (76,901)  (148,576)
  Unrecognized prior service cost............................      4,201      3,526
  Unrecognized transition asset..............................     (9,381)   (12,769)
                                                               ---------  ---------
  Prepaid pension cost.......................................  $  52,318  $  35,879
                                                               ---------  ---------
                                                               ---------  ---------

The preceding table includes prepaid pension cost presented net of pension liabilities for plans in which accumulated benefits exceed plan assets. As of December 31, 1998 and 1997, these liabilities amounted to $17.1 million and $16.2 million, respectively.

Actuarial assumptions for the Company's U.S. defined benefit plans included an expected long-term rate of return on plan assets of 9 1/4% for fiscal years 1998 and 1997. The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7% and 7 1/2% at December 31, 1998 and 1997, respectively. The rate of increase in future compensation levels was 4 1/2% and 5% at December 31, 1998 and 1997, respectively.

Plan assets consist primarily of equity securities and U.S. Government securities. The excess of plan assets over the projected benefit obligation at August 1, 1986 (when the Company adopted SFAS No. 87) and subsequent unrecognized gains and losses are fully amortized over the average remaining service period of active employees expected to receive benefits under the plans, generally 15 years.

A summary of the components of net periodic pension income for the U.S. defined benefit plans and defined contribution plans for the years ended December 31, 1998, 1997 and 1996, is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                          -------------------------------
COMPONENTS OF NET PERIODIC PENSION INCOME                   1998       1997       1996
--------------------------------------------------------  ---------  ---------  ---------
                                                              (THOUSANDS OF DOLLARS)
Service cost............................................  $   6,140  $   5,988  $   6,507
Interest cost...........................................     10,982     10,075     10,107
Expected return on plan assets..........................    (24,203)   (20,784)   (18,518)
Amortization of prior service cost......................        461        406        404
Recognized net actuarial gain...........................     (5,641)    (3,043)    (1,765)
Amortization of transition asset........................     (2,477)    (2,477)    (2,477)
                                                          ---------  ---------  ---------
                                                            (14,738)    (9,835)    (5,742)
Defined contribution plans..............................      4,500      4,160      2,983
                                                          ---------  ---------  ---------
Net periodic pension income.............................  $ (10,238) $  (5,675) $  (2,759)
                                                          ---------  ---------  ---------
                                                          ---------  ---------  ---------

NON-U.S. PENSION PLANS

For the principal non-U.S. pension plans located in the United Kingdom, the weighted-average discount rate used was approximately 6% at December 31, 1998. The rate of increase in future compensation used was approximately 3 1/2%, and the rate of return on assets was 6 1/2% at December 31, 1998.

Pension costs for non-U.S. pension plans were not material for any of the periods presented herein. The actuarial present value of projected benefits at December 31, 1998 was $107.2 million compared with net assets available for benefits of $111.6 million.

OTHER POSTRETIREMENT BENEFITS

In addition to pension benefits, certain of the Company's U.S. employees are covered by postretirement health care and life insurance benefit plans provided by UNOVA. These benefit plans are unfunded. The following table sets forth the change in benefit obligation of the Company's other postretirement benefits and amounts recognized in the Company's balance sheets at December 31, 1998 and 1997.

                                                                    DECEMBER 31,
                                                                --------------------
CHANGE IN POSTRETIREMENT BENEFIT OBLIGATIONS                      1998       1997
--------------------------------------------------------------  ---------  ---------
                                                                   (THOUSANDS OF
                                                                      DOLLARS)
Benefit obligation at beginning of year.......................  $  27,789  $  18,664
Service cost..................................................        292        586
Interest cost.................................................      2,037      1,688
Acquisitions..................................................     11,423
Actuarial loss................................................        104      7,959
Benefits paid.................................................     (1,237)    (1,108)
                                                                ---------  ---------
Benefits obligation at end of year............................     40,408     27,789
                                                                ---------  ---------
Funded status.................................................    (40,408)   (27,789)
Unrecognized net actuarial loss...............................      8,198      8,828
Unrecognized transition obligation............................      2,316
Other.........................................................     (2,187)      (603)
                                                                ---------  ---------
Accrued postretirement benefit obligation.....................  $ (32,081) $ (19,564)
                                                                ---------  ---------
                                                                ---------  ---------

The following table sets forth the status of the Company's net periodic postretirement benefit cost for the years ended December 31, 1998, 1997 and 1996.

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
COMPONENTS OF NET PERIODIC POSTRETIREMENT BENEFIT COST            1998       1997       1996
--------------------------------------------------------------  ---------  ---------  ---------
                                                                    (THOUSANDS OF DOLLARS)
Service cost..................................................  $     620  $     586  $     212
Interest cost.................................................      2,037      1,688      1,576
                                                                ---------  ---------  ---------
Net periodic postretirement benefit cost......................  $   2,657  $   2,274  $   1,788
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Actuarial assumptions used to measure the accumulated benefit obligation include a discount rate of 7% and 7 1/2% at December 31, 1998 and 1997. The assumed health care cost trend rate for fiscal year 1998 was 12% and is projected to decrease over 18 years to 6%, where it is expected to remain thereafter. The effect of a one-percentage-point increase or decrease in the assumed health care cost trend rate on the service cost and interest cost components of the net periodic postretirement benefit cost is not material. A one-percentage-point increase in the assumed health care cost trend rate on the accrued postretirement benefit obligation results in an increase of approximately $1.9 million, while a one-percentage point decrease results in a decrease of $1.7 million.

NOTE I: LITIGATION, COMMITMENTS AND CONTINGENCIES

The Company is currently, and is from time to time, subject to claims and suits arising in the ordinary course of its business. In the opinion of the Company's General Counsel, the ultimate resolution of currently pending proceedings will not have a material adverse effect on the Company's consolidated and combined financial statements.

NOTE J: RELATED PARTY TRANSACTIONS

Included in other assets are amounts due from certain Company officers and other related parties of $1.9 million and $2.1 million at December 31, 1998 and 1997, respectively.

In 1999, the Company intends to move its executive offices to a leased facility that is owned by the UNOVA Master Trust, a vehicle which holds the assets of the Company's major U.S. pension plans ("UNOVA Master Trust"). The Company is currently awaiting Department of Labor approval of the transaction under provisions of the Employment Retirement Income Security Act of 1974 governing transactions between pension plans and related parties before it executes a long-term lease with the UNOVA Master Trust, which is expected to be consummated on terms equivalent to an arm's-length transaction.

Immediately prior to the Distribution in 1997, the Company paid a dividend of $230.0 million to WAI with funds borrowed under the Company's revolving credit facility.

Included in general and administrative expenses are allocated charges from WAI of $13.5 million and $22.2 million, for the years ended December 31, 1997 and 1996, respectively.

Included in interest expense are allocated charges from WAI of $12.0 million and $8.3 million, for the years ended December 31, 1997 and 1996, respectively.

NOTE K: BUSINESS SEGMENT REPORTING

The Company manages and reports its operations in two business segments: the Automated Data Systems segment and the Industrial Automation Systems segment. Material Handling Systems was sold during the fourth quarter of 1996. Figures for this division were reported as part of the Industrial Automation Systems segment. The Company uses operating profit, which is computed by adding net interest expense to earnings before taxes on income, to evaluate performance.

Corporate and other amounts include corporate operating costs and currency transaction gains and losses (see Notes A and J). Assets classified as corporate and other amounts consist of cash and cash equivalents and other corporate assets. Activities are primarily product sales oriented. Export sales are not material. All material intercompany transactions have been excluded.

                         OPERATIONS BY BUSINESS SEGMENT
                             (MILLIONS OF DOLLARS)

                                                                     INDUSTRIAL   AUTOMATED   CORPORATE
                                                       YEAR ENDED    AUTOMATION     DATA      AND OTHER
                                                      DECEMBER 31,    SYSTEMS      SYSTEMS     AMOUNTS    TOTAL
                                                      ------------   ----------   ---------   ---------   ------
Sales...............................................      1998         $  833       $ 830                 $1,663
                                                          1997            790         636                  1,426
                                                          1996            798         367                  1,165

Operating profit (loss).............................      1998             77          55       $ 11(B)      143(B)
                                                          1997             95        (202)(A)    (25)       (132)(A)
                                                          1996             70          30        (23)         77

Capital expenditures................................      1998             38          46                     84
                                                          1997             14          16                     30
                                                          1996             14           9                     23

Depreciation and amortization expense...............      1998             19          38                     57
                                                          1997             15          25          1          41
                                                          1996             15          11          1          27

Total assets at year end............................      1998          1,128         775         76       1,979
                                                          1997            650         642         64       1,356
                                                          1996            620         277        177       1,074

(A) Includes the $211.5 million charges for acquired in-process research and development.

(B) Includes gain of $35.5 million on sale of UNOVA's corporate headquarters building.

                         OPERATIONS BY GEOGRAPHIC AREA
                             (MILLIONS OF DOLLARS)

                                                                                                          CORPORATE
                                                   YEAR ENDED       UNITED                                AND OTHER
                                                  DECEMBER 31,      STATES      EUROPE        OTHER        AMOUNTS       TOTAL
                                                -----------------  ---------  -----------  -----------  -------------  ---------
Sales.........................................           1998      $   1,064   $     442    $     157                  $   1,663
                                                         1997            989         363           74                      1,426
                                                         1996            950         193           22                      1,165

Operating profit (loss).......................           1998             98          28            6     $      11          143
                                                         1997            (78)        (35)           6           (25)        (132)
                                                         1996             78          22                        (23)          77

Total assets at year end......................           1998          1,470         388           45            76        1,979
                                                         1997          1,015         261           16            64        1,356
                                                         1996            751         136           10           177        1,074

                                  UNOVA, INC.
                  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                    BASIC
                                                                                   EARNINGS    DILUTED     COMMON STOCK
                                                            GROSS     NET            PER      EARNINGS     SALES PRICE
                                                    SALES   PROFIT  EARNINGS        SHARE     PER SHARE    HIGH/LOW (1)
                                                    ------  ------  --------       --------   ---------  ----------------
                                                               (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
YEAR ENDED DECEMBER 31, 1998
First Quarter.....................................  $333.4  $110.1   $  7.8         $ 0.14     $ 0.14    $20 9/16  13 7/8
Second Quarter....................................   345.2   117.8      9.2           0.17       0.17    $24       19 15/16
Third Quarter.....................................   405.7   133.2     13.3           0.24       0.24    $22       15 1/2
Fourth Quarter....................................   578.4   166.2     39.4(2)        0.72       0.72    $18 1/4   12 3/8

YEAR ENDED DECEMBER 31, 1997
First Quarter.....................................  $323.1  $ 88.9   $ 11.6         $ 0.21     $ 0.21
Second Quarter....................................   409.3   122.7   (189.1)(3)      (3.51)     (3.51)
Third Quarter.....................................   361.8   116.4     11.7           0.22       0.22
Fourth Quarter....................................   332.0    99.9     (5.6)(4)      (0.10)     (0.10)   $19 1/4   14 1/8

As of January 31, 1999 there were approximately 20,246 holders of record of the Company's common stock.

(1) The common stock began trading on the New York Stock Exchange under the symbol "UNA" on October 22, 1997 on a "when issued" basis, and "regular way" on November 3, 1997. Prior to October 31, 1997, the Company was a wholly owned subsidiary of Western Atlas Inc.

(2) In December 1998, the Company recognized a gain of $35.5 million on the sale of its corporate headquarters building.

(3) In June 1997, the Company expensed $203.3 million of in-process research and development activities in connection with the acquisitions of Norand and UBI.

(4) In December 1997, the Company expensed $4.9 million (net of tax) of in-process research and development activities in connection with the acquisition of RFID technology.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS

RESULTS OF OPERATIONS

Sales and service revenues and segment operating profit for the years ended December 31, 1998, 1997 (excluding the $211.5 million charges for acquired in-process research and development) and 1996, were as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
                                                                    (MILLIONS OF DOLLARS)
SALES AND SERVICE REVENUES
Industrial Automation Systems................................  $   833.3  $   789.8  $   797.4
Automated Data Systems.......................................      829.4      636.4      367.3
                                                               ---------  ---------  ---------
Total Sales and Service Revenues.............................  $ 1,662.7  $ 1,426.2  $ 1,164.7
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
SEGMENT OPERATING PROFIT
Industrial Automation Systems................................  $    76.9  $    94.6  $    69.5
Automated Data Systems.......................................       55.4        9.1       30.1
                                                               ---------  ---------  ---------
Total Segment Operating Profit...............................  $   132.3  $   103.7  $    99.6
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

YEAR ENDED DECEMBER 31, 1998 COMPARED TO 1997

Total sales and service revenues increased $236.5 million, or 17% for the year ended December 31, 1998 compared with the corresponding prior period. Total segment operating profit increased $28.6 million, or 28% for the year ended December 31, 1998 compared to the corresponding prior period.

IAS revenues increased $43.5 million, or 6% while related operating profit decreased $17.7 million, or 19% for the year ended December 31, 1998 compared with the corresponding prior period. The increase in IAS revenues is primarily attributable to the acquisitions of Cincinnati Machine and R&B Machine Tool, which are discussed below. Startup issues on a new product line at Lamb Honsberg in Germany impacted operating profit in 1998. In addition, the IAS segment began several new projects in 1998 that are not expected to materially affect sales and profits until next year. Delays caused by unexpected customer changes were encountered in the engineering phase of these new projects. Conversely, during the first half of 1997, the integrated manufacturing systems operations experienced a higher level of sales and profits from contracts in the final delivery and installation phase. IAS backlog increased from $332.0 million at December 31, 1997 to $705.5 million at December 31, 1998.

ADS segment sales increased $193.0 million or 30% and operating profit increased $46.3 or 509% for the year ended December 31, 1998 compared with the corresponding prior period. The sales and operating profit increases are due primarily to new licensing revenues, internal growth and the contribution of a full year of operations and the realization of improved profitability from the integration of the Norand and UBI acquisitions, offset by information system problems that negatively impacted the results of the third and fourth quarter. These problems, which were caused by the larger volume of business that resulted from the integration, did not allow the ADS segment to fully realize the benefits of its integration activities in 1998. A new information system, designed to resolve these problems, will become operational during 1999.

In October 1998, UNOVA acquired the machine tool business of Cincinnati Milacron for approximately $180.0 million in cash, subject to post-closing adjustments. The division, which was renamed Cincinnati Machine, a UNOVA Company ("Cincinnati Machine"), is engaged in the design, manufacture, sale and servicing of standard and advanced computer numerically controlled metal cutting machine tools for the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS (CONTINUED)
industrial component, aerospace, job shop, fluid power and automotive industries. Cincinnati Machine has become part of the Company's Industrial Automation Systems ("IAS") segment. The acquisition cost has been allocated on a preliminary basis to the net assets acquired based on their relative fair values. The acquisition was funded using the Company's committed credit facility and was accounted for under the purchase method of accounting.

During the third quarter of 1998, UNOVA acquired R&B Machine Tool Company ("R&B Machine"), a specialty machine and retooling company. This acquisition was funded using short-term uncommitted credit lines. In June 1998, the Company acquired the radio frequency identification ("RFID") business unit of Amtech Corporation known as the Amtech Systems Division ("Amtech Systems"). Amtech Systems is a supplier of wireless data technologies for electronic toll collection, rail and motor fleet tracking, and access control to parking and other structures. The Company had previously purchased $10.0 million of Amtech Corporation common stock which was applied towards the purchase price of Amtech Systems.

Depreciation and amortization increased from $40.7 million to $57.0 million from the year ended December 31, 1997 to the year ended December 31, 1998. This increase is primarily due to higher amortization of goodwill and other intangibles resulting from the Norand and UBI acquisitions, as well as additional depreciation from capital expenditures and business acquisitions.

Selling, general and administrative ("SG&A") expense increased $59.3 million from the year ended December 31, 1997 to the year ended December 31, 1998. However, as a percentage of sales, SG&A remained constant at 23% in both years. The increase in the amount is due primarily to 1998 acquisitions as well as the increase in the Company's sales and service revenues over the prior year.

Net interest expense was $25.7 million and $16.7 million for the years ended December 31, 1998 and 1997, respectively. The increase is attributable to an increase in outstanding debt due primarily to the acquisitions of Norand and UBI in 1997 and Cincinnati Machine, R&B Machine and Amtech Systems in 1998.

Other income, net consists of a gain of $35.5 million recognized on the sale of UNOVA's corporate headquarters building, offset by other non-operating expenses.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO 1996

Total sales and service revenues increased $261.5 million, or 22% for the year ended December 31, 1997 compared with the corresponding prior period. Total segment operating profit, excluding the $211.5 million charges for acquired in-process research and development, increased $4.1 million, or 4% for the year ended December 31, 1997 compared to the corresponding prior period.

IAS revenues decreased $7.6 million, or 1% and related operating profit increased $25.1 million, or 36% for the year ended December 31, 1997 compared with the corresponding prior period. The decrease in IAS revenues is primarily attributable to the sale of the Material Handling Systems ("MHS") division in November 1996, which offsets an increase in integrated manufacturing systems revenues. IAS experiences lower profit margins in the early stages of long-term contracts until the development risks have been mitigated. During 1997 the integrated manufacturing systems operations experienced a higher level of revenues and profits from contracts in the final delivery and installation phase. These projects contributed to an increase in operating margins for IAS from 8.7% in 1996 to 12.0% in 1997. Accordingly, IAS backlog declined from $545.0 million at December 31, 1996 to $332.0 million at December 31, 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS (CONTINUED)
Also contributing to the increased operating profit are nonrecurring costs recorded in 1996 associated with the MHS sale and the reorganization of the Company's IAS European operations and domestic grinding businesses.

ADS revenues increased by $269.1 million, or 73% due to the acquisitions of Norand Corporation ("Norand") and United Barcode Industries ("UBI"). However, ADS operating profit declined by $21.0 million, or 70% due primarily to the process of integrating the newly acquired companies with Intermec and the costs of a long-term contract related to wireless RFID technology purchased from IBM Corporation.

The Company acquired Norand on March 3, 1997, and UBI on April 4, 1997. Norand designs, manufactures and markets mobile computing systems and wireless data communications networks using radio frequency technology. UBI is a European-based automated data collection company headquartered in Sweden. These companies were integrated into Intermec Technologies Corporation. Both transactions were funded by WAI borrowings and cash on hand, and have been accounted for under the purchase method of accounting. Accordingly, the acquisition costs (approximately $280.0 million and $107.0 million for Norand and UBI, respectively) were allocated to the net assets acquired based upon their relative fair values. Such allocation resulted in $203.3 million assigned to in-process research and development activities; $154.1 million assigned to goodwill (amortized over 25 years); and $29.0 million assigned to other intangibles (amortized over periods ranging from 4 to 18 years). During the second quarter of 1997, the Company expensed the amounts assigned to acquired in-process research and development in accordance with Financial Accounting Standards Board Interpretation No. 4.

The Company acquired the remaining 51% of Honsberg, a German machine tool maker, in the second quarter of 1997. The original 49% of Honsberg was acquired during 1995. The Company acquired the stamping, engineering, and prototyping division of Modern Prototype Company in September 1997. In December 1997, UNOVA acquired Goldcrown Machinery, Inc., a manufacturer of precision centerless grinding systems. Also, in November 1997, the Company acquired 13% of the common stock of Amtech Corporation, which was applied toward the purchase price of Amtech's RFID business in 1998.

SG&A expense as a percentage of sales and service revenues increased to 22.7% for the year ended December 31, 1997, compared to 18.8% in 1996. This increase is primarily due to a higher percentage of the Company's 1997 sales coming from the ADS segment, where SG&A rates are historically higher than those experienced in the IAS segment. ADS sales as a percentage of total Company sales increased to 44.6% in 1997 from 31.5% in 1996.

Net interest expense was $16.7 million and $7.1 million for the years ended December 31, 1997 and 1996, respectively. The increase is primarily due to an increase in the level of Western Atlas allocated debt from $109.6 million at December 31, 1996 to $230.0 million at October 31, 1997 (when the Company paid this amount to WAI as an intercompany dividend). The increase in allocated debt is primarily attributable to the 1997 acquisitions of Norand and UBI.

FOREIGN CURRENCY TRANSACTIONS

The Company is subject to the effects of international currency fluctuations due to the global nature of its operations. Currency fluctuations did not have a significant impact on operations during fiscal years 1998, 1997 and 1996. It is not possible to predict the Company's exposure to foreign currency fluctuations beyond the near term because revenues generated from particular foreign jurisdictions vary widely over time. The Company hedges transactions from time to time, but the amount and volume of such transactions are not material.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS (CONTINUED)
For fiscal year 1998, the Company derived approximately 36% of its revenues and approximately 26% of its operating profits (exclusive of corporate overhead) from non-U.S. operations. At December 31, 1998, identifiable assets attributable to foreign operations comprised 22% of total assets. As the largest components of these foreign assets are attributable to European operations, the exposure of identifiable assets to foreign currency fluctuations or expropriations is not significant.

LIQUIDITY AND CAPITAL RESOURCES

Cash and marketable securities increased from $13.7 million at December 31, 1997 to $17.7 million at December 31, 1998. Total debt increased from $303.6 million at December 31, 1997 to $603.8 million at December 31, 1998 due to the acquisitions of Cincinnati Machine, R&B Machine and Amtech Systems and the normal capital expenditure and working capital needs of the operations.

In March 1998, the Company sold $200.0 million principal amount of senior unsecured debt. The sale comprised $100.0 million of 6.875% seven-year notes, at a price of 99.867 and $100.0 million of 7.00% ten-year notes, at a price of
99.856. Including underwriting fees, discounts and effects of forward rate agreements entered into by the Company to hedge the interest rates on the debt, the effective interest rates on the seven-year and ten-year notes are 7.125% and 7.175%, respectively. The net proceeds of approximately $198.0 million were used by the Company to repay outstanding debt.

The Company has two unsecured committed credit facilities with a group of banks from which it may borrow up to $500.0 million. Under these credit facilities, the Company may borrow at the prime rate or at rates based on the London Inter Bank Offered Rate, certificates of deposit or other rates that are mutually acceptable to the banks and the Company. At February 12, 1999, $300.0 million of these credit facilities was available for the Company's general use. In addition, the Company maintains other uncommitted credit facilities and lines of credit of which $89.3 million was available to the Company at February 12, 1999.

The Company expects that cash flow from operations, along with available borrowing capacity, will be adequate to meet working capital requirements.

YEAR 2000

The Year 2000 issue is the result of computer programs designed to define a year using two digits rather than four. As such, a date sensitive field using "00" could be recognized as the year 1900 rather than the year 2000, potentially causing the worst case scenario of a system failure or other business disruption.

The operating segments of the Company formed internal review teams to address the Year 2000 issue. The teams are monitored on an ongoing basis by executive management. As a result of this review, the Company has identified its significant information technology and non-information technology systems that will require modification to ensure Year 2000 compliance. Internal and external resources are being used to make the required modifications and test Year 2000 compliance. Although there can be no assurance that the Company will identify and correct every Year 2000 problem, the Company believes that it has in place a comprehensive program to identify and correct any such problems. The Company plans to complete the internal modification and testing process prior to December 31, 1999.

UNOVA is also actively working with its significant suppliers and customers to assess their Year 2000 compliance efforts and the Company's exposure to them. While the Company currently does not anticipate problems related to third party Year 2000 issues, the Company will continue to assess potential risk from third parties. However, there can be no assurance that Year 2000 problems originating with a supplier or other third party will not occur.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS (CONTINUED)
The Company has also assessed the capability of its products to determine whether they are Year 2000 compliant. The Company believes that all of its current products are Year 2000 compliant. UNOVA has not tested products that are no longer sold by the Company and the Company does not believe it is legally responsible for costs incurred by customers related to ensuring their Year 2000 capability. However, the Company is providing customer support and customer satisfaction services related to Year 2000 issues. UNOVA defines "Year 2000 compliant" as a product that, when used properly and in conformity with the product information provided by the Company, will accurately transition data between the twentieth and twenty-first centuries, including leap year calculations, provided that all other technology used in combination with the product properly exchanges data with the UNOVA product.

In addition, the Company has begun internal discussions concerning contingency planning to address potential problem areas with internal systems and third parties. If deemed necessary, these contingency plans will be developed prior to December 31, 1999.

The Company estimates that the total incremental cost of these Year 2000 compliance activities will be approximately $7.0 million. Of these costs, it is estimated that approximately $1.5 million are expense items and the remaining $5.5 million are capitalizable. As of December 31, 1998, the Company has incurred approximately $3.3 million of Year 2000 costs of which about $500 thousand was expensed and approximately $2.8 million was capitalized. These costs and the date on which the Company plans to complete the Year 2000 modification are based on management's best estimates, which were derived utilizing numerous assumptions of future events. However, there can be no guarantee that these estimates will be achieved and actual results could differ from those plans. Based on currently available information, management does not believe that Year 2000 issues will have a material adverse impact on the Company's financial condition or results of operations. However, the Year 2000 problem has many aspects and potential consequences, some of which are not reasonably foreseeable, and there can be no assurance that unforeseen consequences will not arise.

INFLATION

In the opinion of management, inflation has not been a significant factor in the markets in which the Company operates and has not had a significant impact upon the results of its operations.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is effective for fiscal years beginning after June 15, 1999. The Company is currently evaluating the impact of adopting this statement.

FORWARD-LOOKING STATEMENTS

The Company cautions readers that, in addition to the historical information covered in this discussion and analysis, included are certain forward-looking statements and information that are based on management's beliefs as well as on assumptions made by and information currently available to management. They include, but are not limited to, statements about the demand for the Company's products and services, the Company's ability to profitably exploit new technologies acquired or developed, and the Company's ability to realize its intentions with respect to the future performance of operations being acquired. Such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which could cause the Company's future results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS (CONTINUED)
Company. Such factors include, but are not limited to, the following which are beyond the Company's control: fluctuations in the strength of the automotive and aerospace markets; technological changes and developments, particularly in the ADC/Mobile Computing System industry; the presence of competitors with greater financial and other resources; the availability and cost of materials and supplies; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate acquired businesses in an effective manner; worldwide political stability and economic conditions; regulatory uncertainties; operating risks associated with international operations; and the risk that the Company's due diligence procedures may have failed to reveal undisclosed material information concerning acquired operations. Any forward-looking statements should be considered in light of these factors, many of which are beyond the Company's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to interest rate risk primarily from its short-term and long-term borrowings and to exchange rate risk with respect to its foreign operations and from foreign currency transactions. The information presented below summarizes the Company's cash flows for its borrowings and related interest rates by dates of maturity. Variable interest rates disclosed represent the weighted average rates of the borrowings at December 31, 1998. Fair values have been determined based on quoted market prices. The information presented below should be read in conjunction with Note C to the Consolidated and Combined Financial Statements.

DEBT                       1999       2000       2001        2002       2003     THEREAFTER     TOTAL     FAIR VALUE
----------------------  ----------  ---------  ---------  ----------  ---------  -----------  ----------  ----------
                                                          (THOUSANDS OF  DOLLARS)
Fixed Rate                                                                        $ 200,000   $  200,000  $  196,871
Average Interest Rate                                                                  6.94%

Variable Rate           $  237,276  $   1,266  $     181  $  150,005              $  15,035   $  403,763  $  403,763
Average Interest Rate         5.36%      7.03%      7.24%       5.37%                  5.52%

The Company from time to time enters into foreign currency exchange contracts to hedge certain foreign currency transactions and commitments and to reduce its exposure from investments in certain foreign operations. These contracts were not significant at December 31, 1998. The Company does not enter into any foreign currency contracts for trading purposes. A hypothetical 10% change in the relevant currency rates at December 31, 1998 would not have a material impact on the Company's results of operations or cash flows.

SELECTED FINANCIAL DATA

                                  UNOVA, INC.

                                                              YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------------
                                                 1998       1997       1996       1995       1994
                                               ---------  ---------  ---------  ---------  ---------
                                                 (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA AND
                                                                      RATIOS)
OPERATING RESULTS:
Sales and Service Revenues...................  $ 1,662.7  $ 1,426.2  $ 1,164.7  $   942.9  $   971.1
                                               ---------  ---------  ---------  ---------  ---------
Operating Costs and Expenses
  Cost of sales..............................    1,110.8      981.4      841.8      669.3      689.9
  Selling, general and administrative (1)....      383.7      535.9      218.7      194.1      199.9
  Depreciation and amortization..............       57.0       40.6       27.0       26.1       28.7
                                               ---------  ---------  ---------  ---------  ---------
    Total....................................    1,551.5    1,557.9    1,087.5      889.5      918.5
                                               ---------  ---------  ---------  ---------  ---------
Other Income, Net............................       31.5
                                               ---------
Earnings (Loss) before Interest and Taxes....      142.7     (131.7)      77.2       53.4       52.6
Interest Expense, net (2)....................      (25.7)     (16.7)      (7.1)      (9.3)     (15.7)
Taxes on Income..............................      (47.3)     (23.0)     (28.1)     (17.9)     (15.3)
                                               ---------  ---------  ---------  ---------  ---------
Net Earnings (Loss)..........................  $    69.7  $  (171.4) $    42.0  $    26.2  $    21.6
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------

Basic Net Earnings (Loss) per Share..........  $    1.28  $   (3.17) $    0.78  $    0.49  $    0.40
Diluted Net Earnings (Loss) per Share........  $    1.27  $   (3.17) $    0.78  $    0.49  $    0.40
Shares used for Basic Earnings (Loss) per
  Share (3)..................................     54,620     54,056     53,892     53,892     53,892
Shares used for Diluted Earnings (Loss) per
  Share (3)..................................     54,703     54,056     53,892     53,892     53,892

FINANCIAL POSITION (at end of year):
Total Assets.................................  $ 1,979.2  $ 1,356.4  $ 1,073.8  $   919.0  $   860.8
Notes Payable and Current Portion of
  Long-term Obligations......................  $   237.3  $    86.6  $    27.5  $    22.2  $    41.7
Long-term Obligations........................  $   366.5  $   216.9  $    14.5  $    14.1  $     9.0
Allocated Portion of Western Atlas Debt......                        $   109.6  $   112.4  $   112.8
Working Capital..............................  $   392.2  $   277.8  $   266.0  $   194.7  $   115.2
Current Ratio................................        1.5        1.6        1.6        1.6        1.3
Total Debt as a Percentage of Total
  Capitalization.............................         46%        34%        21%        23%        27%

------------------------

(1) General and Administrative Costs include allocated charges from Western Atlas of $13.5 million, $22.2 million, $19.9 million and $27.6 million for the years ended December 31, 1997, 1996, 1995 and 1994, respectively. The year ended December 31, 1997 includes charges of $211.5 million, or $3.91 per share, for the value of acquired in-process research and development activities resulting from acquisitions made during the year.

(2) Interest expense includes allocated charges from Western Atlas of $12.0 million, $8.3 million, $8.4 million and $12.1 million for the years ended December 31, 1997, 1996, 1995 and 1994, respectively.

(3) In thousands. The number of common shares used to calculate basic and diluted earnings per share prior to 1997 is based on the number of shares of Western Atlas Common Stock that was outstanding as of June 30, 1997.

                                                         [LOGO]

                                  UNOVA, INC.

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 7, 1999

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Alton J. Brann and Michael E. Keane, and each of them, with full power of substitution, are hereby appointed by the signatory of this Proxy to vote all shares of UNOVA, Inc. Common Stock entitled to be voted by the signatory at the Annual Meeting of Shareholders to be held on May 7, 1999, or at any adjournment thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in the discretion of such proxy holders, on all other matters that may properly come before the Annual Meeting or any adjournment thereof.

IMPORTANT - PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.



                         FOLD AND DETACH PROXY CARD HERE




                                     [LOGO]


                              YOUR VOTE IS IMPORTANT


                        YOU CAN VOTE IN ONE OF TWO WAYS:


1. Mark, date, sign, and return your proxy by detaching the top portion of this sheet and returning it in the enclosed envelope.


                                      OR


2. Call toll free 1.800.840.1208 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.


                   UNOVA, INC. ANNUAL MEETING OF SHAREHOLDERS            PLEASE MARK YOUR /X/
                                                                         VOTES LIKE THIS


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, AND 3:
----------------------------------------------------------------------------------------------------------------------------------

1. Election of Directors:   FOR all nominees listed below:  / /   WITHHOLD AUTHORITY to vote for all nominees listed below:  / /

Nominees to serve for a three-year term that expires in 2002: (01) Stephen E. Frank, (02) Claire W. Gargalli, and (03) Orion L.
Hoch.

To withhold authority to vote for any individual nominee, write that nominee's name in the space that follows:
                       -----------------------------------

----------------------------------------------------------------------------------------------------------------------------------

2.  Approval of UNOVA, Inc. 1999 Stock    3.  Approval of UNOVA, Inc. Management     FOR SHAREHOLDERS WITH MULTIPLE ACCOUNTS ONLY:
    Incentive Plan:                           Incentive Compensation Plan:

           FOR  AGAINST  ABSTAIN                    FOR  AGAINST  ABSTAIN           Mark this box to discontinue receipt of
           / /    / /      / /                      / /    / /      / /             an Annual Report for this account        / /

----------------------------------------------------------------------------------------------------------------------------------
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2, AND 3.




                                                             /  / I (WE) PLAN TO ATTEND THE ANNUAL MEETING OF
                                                                  SHAREHOLDERS ON FRIDAY, MAY 7, 1999.


                                                            VOTING BY TELEPHONE ON OUR TOLL-FREE NUMBER WILL EXPEDITE
                                                            THE TALLY OF THE VOTES. PLEASE SEE THE INSTRUCTIONS BELOW.

SIGNATURE                                        SIGNATURE                              DATE
         ---------------------------------------           -----------------------------    -------------------
NOTE: PLEASE SIGN YOUR NAME AS IT APPEARS HEREON. JOINT OWNERS SHOULD SIGN.  WHEN SIGNING AS ATTORNEY, ADMINISTRATOR, TRUSTEE, OR
GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                                          FOLD AND DETACH PROXY CARD HERE


                              -----------------------------------------------
                                           VOTE BY TELEPHONE
                                     QUICK *** EASY *** IMMEDIATE
                              -----------------------------------------------

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

CALL OUR TOLL FREE NUMBER 1.800.840.1208 ON A TOUCH TONE TELEPHONE AT ANY TIME OF THE DAY OR NIGHT.  THERE IS NO CHARGE TO YOU
FOR THIS CALL.

YOU WILL BE ASKED TO ENTER THE 11-DIGIT CONTROL NUMBER LOCATED IN THE BOX IN THE LOWER RIGHT HAND CORNER OF THIS FORM.

--------------------------------------------------------------------------------------------------------
OPTION 1:  To vote as the Board of Directors recommends on ALL proposals, press 1.
--------------------------------------------------------------------------------------------------------

WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

--------------------------------------------------------------------------------------------------------
OPTION 2:  If you choose to vote on each Proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------------------------------

*  PROPOSAL 1:  to vote FOR ALL nominees, press 1;
                to WITHHOLD AUTHORITY for all nominees, press 9;
                to WITHHOLD AUTHORITY FOR AN INDIVIDUAL NOMINEE, press 0 and listen to the instructions.

*  PROPOSAL 2:  to vote FOR, press 1; to vote AGAINST, press 9; to ABSTAIN, press 0.

*  PROPOSAL 3:  to vote FOR, press 1; to vote AGAINST, press 9; to ABSTAIN, press 0.

WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.


-------------------------------------------------
     PLEASE DO NOT RETURN THE ABOVE PROXY
      CARD IF YOU HAVE VOTED BY TELEPHONE
-------------------------------------------------

